UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 1-SA

☒ SEMIANNUAL REPORT PURSUANT TO REGULATION A

or

☐ SPECIAL FINANCIAL REPORT PURSUANT TO REGULATION A

For the fiscal semiannual period ended:

June 30, 2022

RSE COLLECTION, LLC
(Exact name of issuer as specified in its charter)

Delaware	37-1835270
State of other jurisdiction of incorporation or Organization	(I.R.S. Employer Identification No.)

250 LAFAYETTE STREET, 2nd FLOOR, NEW YORK, NY 10012

(Full mailing address of principal executive offices)

(347) 952-8058
(Issuer’s telephone number, including area code)

www.rallyrd.com
(Issuer’s website)

 Series #69BM1 membership interests; Series #85FT1 membership interests; Series #88LJ1 membership interests; Series #55PS1 membership interests; Series #95BL1 membership interests; Series #89PS1 membership interests;  Series #90FM1 membership interests;  Series #83FB1 membership interests;  Series #98DV1 membership interests;  Series #93XJ1 membership interests;  Series #06FS1 membership interests;  Series #02AX1 membership interests;  Series #99LE1 membership interests;  Series #91MV1 membership interests;  Series #92LD1 membership interests;  Series #94DV1 membership interests;  Series #00FM1 membership interests;  Series #72MC1 membership interests;  Series #06FG1 membership interests;  Series #11BM1 membership interests;  Series #80LC1 membership interests;  Series #02BZ1 membership interests;  Series #88BM1 membership interests;  Series #63CC1 membership interests;  Series #76PT1 membership interests;  Series #75RA1 membership interests;  Series #65AG1 membership interests;  Series #93FS1 membership interests;  Series #61JE1 membership interests;  Series #90MM1 membership interests;  Series #65FM1 membership interests;  Series #88PT1 membership interests;  Series #94LD1 membership interests;  Series #99SS1 membership interests;  Series #94FS1 membership interests;  Series #61MG1 membership interests;  Series #92CC1 membership interests;  Series #89FT1 membership interests;  Series #80PN1 membership interests;  Series #89FG2 membership interests;  Series #88LL1 membership interests; Series #03SS1 membership interests; Series #MEEB11275 membership interests;  Series #82TAYLOR membership interests; Series #HOLMES membership interests;  Series #HULK180 membership interests;  Series #05JAYZ membership interests;  Series #JUSTINIAN membership interests;  Series #67ICEBOWL membership interests;  Series #DKCOUNTRY membership interests;  Series #FALCON membership interests;  Series #MARIOWRLD membership interests;  Series #82AV1 membership interests;  Series #SUPERBWL1 membership interests;  Series #MEEB7985 membership interests;  Series BONDWATCH membership interests;  Series #95FF1 membership interests #MAYC857 membership interests;  Series #PUNK2981

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membership interests;  Series #WOW2221 membership interests;  Series #NIKON1 membership interests;  Series #LOTF#DOOD6778 membership interests;  Series #BAKC7820 membership interests;  Series #NBAJAM membership interests;  Series #SANDBOX1 membership interests;  Series #WOW6586 membership interests;  Series #AZUKI6704 membership interests;  Series #58PELE4 membership interests;  Series #OBAMABALL membership interests;  Series #BART membership interests;  Series #HOMER membership interests;  Series #SI1 membership interests; Series #GOLD1 membership interests;  Series #VERSTAPP1 membership interests;  Series #96TIGER membership interests;  Series #88ZELDA membership interests;  Series #STARWARS3 membership interests;  Series #YEEZY membership interests; Series #MAYC9114 membership interests; Series #VFRNDS1 membership interests;  Series #MBIRD2754 membership interests;  Series #VEEFRND1 membership interests;  Series #TREASURE membership interests;  Series #MACWORLD1 membership interests;  Series #KENNERSET membership interests;  Series #LEDZEPP1 membership interests;  Series #VEEVIPER membership interests; Series #BEEPLE1; Series #WARHOL1

(Securities issued pursuant to Regulation A)

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TABLE OF CONTENTS

RSE COLLECTION, LLC

SECTION  PAGE

ITEM 1. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS 24

ITEM 2.  OTHER INFORMATION 43

ITEM 3.  FINANCIAL STATEMENTS F-1

EXHIBIT INDEX III-1

In this Semi-Annual Report on Form 1-SA (the “Form 1-SA”), references to “we,” “us,” “our,” “RSE Collection” or the “Company” mean RSE Collection, LLC, a Delaware series limited liability company formed on August 24, 2016.

Unless otherwise indicated, information contained in this Form 1-SA concerning our industry and the markets in which we operate is based on information from independent industry and research organizations and other third-party sources (including publications, surveys and forecasts), and management estimates. Although we believe the data from these third-party sources is reliable, we have not independently verified any third-party information.

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FORWARD LOOKING STATEMENT DISCLOSURE

This Form 1-SA and any documents incorporated by reference herein contain forward-looking statements and are subject to risks and uncertainties. All statements other than statements of historical fact or relating to present facts or current conditions included in this Form 1-SA are forward-looking statements. Forward-looking statements give the Company’s current reasonable expectations and projections relating to its financial condition, results of operations, plans, objectives, future performance and business. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. The words “anticipates,” “believes,” “continue,” “could,” “estimates,” “expects,” “intends,” “may,” “might,” “plans,” “possible,” “potential,” “predicts,” “projects,” “seeks,” “should,” “will,” “would” and similar expressions and variations, or comparable terminology, or the negatives of any of the foregoing, may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking.

The forward-looking statements contained in this Form 1-SA and any documents incorporated by reference herein are based on reasonable assumptions the Company has made in light of its industry experience, perceptions of historical trends, current conditions, expected future developments and other factors it believes are appropriate under the circumstances. As you read and consider this Form 1-SA, you should understand that these statements are not guarantees of performance or results. They involve risks, uncertainties (many of which are beyond the Company’s control) and assumptions. Although the Company believes that these forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect its actual operating and financial performance and cause its performance to differ materially from the performance anticipated in the forward-looking statements. Should one or more of these risks or uncertainties materialize or should any of these assumptions prove incorrect or change, the Company’s actual operating, and financial performance may vary in material respects from the performance projected in these forward-looking statements.

For more information regarding the risks and uncertainties that we face, you should refer to the “Risk Factors” detailed in the Post-Qualification Amendment No. 25 to the offering statement on Form 1-A filed by the Company with the Securities and Exchange Commission (the “Commission”) and originally qualified on November 15 2021 (the “Offering Statement”), as may be amended, and in our subsequent reports and offering statements filed from time to time with the Commission. Any forward-looking statement made by the Company in this Form 1-SA or any documents incorporated by reference herein speaks only as of the date of this Form 1-SA. Factors or events that could cause our actual operating and financial performance to differ may emerge from time to time, and it is not possible for the Company to predict all of them. The Company undertakes no obligation to update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

Trademarks and Trade Names

From time to time, we own or have rights to various trademarks, service marks and trade names that we use in connection with the operation of our business. This Form 1-SA may also contain trademarks, service marks and trade names of third parties, which are the property of their respective owners. Our use or display of third parties’ trademarks, service marks and trade names in this Form 1-SA is not intended to, and does not imply a relationship with us or an endorsement or sponsorship by or of us. Solely for convenience, the trademarks, service marks and trade names referred to in this Form 1-SA may appear without the ®, TM or SM symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the right of the applicable licensor to these trademarks, service marks and trade names.

MASTER SERIES TABLE

The Company is managed by RSE Collection Manager, LLC (the “Manager”), a single member Delaware limited liability company formed on March 16, 2021, which is owned by Rally Holdings LLC, a Delaware limited liability company which serves as the asset manager for the collection of collectible items owned by the Company and each series (the “Asset Manager”). The Company’s core business is the identification, acquisition, marketing and management of collectible items (including collectible automobiles, memorabilia and alcohol) and digital assets, collectively referred to as “Collectible Assets” or the “Asset Class,” for the benefit of the investors. All of the series of the Company may collectively be referred to herein as the “Series” and the assets and liabilities of each Series will be separate in accordance with Delaware law. The interests of all Series may collectively be referred to herein as the “Interests” and a purchaser of Interests in any Series (an “Investor”) will be entitled to share in the return of that particular Series but will not be entitled to share in the return of any other Series. The offerings of the Interests may collectively be referred to herein as the “Offerings.” There will be a separate Closing with respect to each Offering (each, a “Closing”). The Series assets referenced below may be referred to herein, collectively, as the “Underlying Assets.” Any individuals, dealers or auction company that own an Underlying Asset prior to a purchase of an Underlying Asset by the Company in advance of a potential Offering or the Closing of an Offering from which proceeds are used to acquire the Underlying Asset may be referred to herein as an “Asset Seller.” We intend to distribute all Offerings of the Company principally through the Rally Rd.™ platform and any successor platform used by the Company for the offer and sale of interests (the “Rally Rd.™ Platform” or the “Platform”). We intend to continue to develop opportunities to allow Platform users and others with opportunities to engage with the Underlying Assets in the Company’s collection through a diverse set of potential tangible interactions with assets on the Platform and unique collective ownership experiences (the “Membership Experience Programs”).

The master series table below, referred to at times as the “Master Series Table,” shows key information related to each Series. This information will be referenced in the following sections when referring to the Master Series Table.

Series	Qualification Date	Offering Circular	Underlying Asset	Status	Opening Date (1)	Closing Date	Offering Price per Interest	Minimum / Maximum Membership Interests (2)	Minimum / Maximum Offering Size	Sourcing Fee (3)
#77LE1 (4)		(Not qualified in an Offering Statement)	1977 Lotus Esprit S1	Closed	11/17/2016	4/13/2017	$38.85	2,000	$77,700 (5)	$3,443
#69BM1	8/10/2017	(Post-Qualification Amendment No. 1 to Offering Statement 1)	1969 Ford Mustang Boss 302	Closed	11/20/2017	2/7/2018	$57.50	2,000	$115,000 (5)	$2,986
#85FT1	9/14/2017	(Post-Qualification Amendment No. 1 to Offering Statement 1)	1985 Ferrari Testarossa	Closed	11/23/2017	2/15/2018	$82.50	2,000	$165,000 (5)	-$17,859
#88LJ1	9/14/2017	(Post-Qualification Amendment No. 1 to Offering Statement 1)	1988 Lamborghini Jalpa	Closed	2/9/2018	4/12/2018	$67.50	2,000	$135,000 (5)	$578

#55PS1	9/14/2017	(Post-Qualification Amendment No. 1 to Offering Statement 1)	1955 Porsche 356 Speedster	Closed	4/2/2018	6/6/2018	$212.50	2,000	$425,000 (5)	-$3,357
#95BL1	5/24/2018	(Post-Qualification Amendment No. 5 to Offering Statement 1)	1995 BMW E36 M3 Lightweight	Closed	6/1/2018	7/12/2018	$59.25	2,000	$118,500 (5)	-$444
#89PS1				Sold -$245,000 Acquisition Offer Accepted on 07/20/2022
#90FM1	7/20/2018	(Post-Qualification Amendment No. 6 to Offering Statement 1)	1990 Ford Mustang 7Up Edition	Closed	7/24/2018	7/31/2018	$8.25	2,000	$16,500 (5)	$464
#83FB1	3/29/2018	(Post-Qualification Amendment No. 7 to Offering Statement 1)	1983 Ferrari 512 BBi	Closed	7/23/2018	9/5/2018	$70.00	5,000	$350,000 (5)	$9,162
#98DV1	9/17/2018	(Pre-Qualification Amendment No. 2 to Offering Statement 1)	1998 Dodge Viper GTS-R	Closed	9/27/2018	10/10/2018	$65.00	2,000	$130,000 (5)	$2,314
#06FS1				Sold -$227,500 Acquisition Offer Accepted on 05/06/2019
#93XJ1	3/29/2018	(Post-Qualification Amendment No. 4 to Offering Statement 1)	1993 Jaguar XJ220	Closed	8/22/2018	11/6/2018	$99.00	5,000	$495,000 (5)	-$7,373

#02AX1	11/16/2018	(Post-Qualification Amendment No. 8 to Offering Statement 1)	2002 Acura NSX-T	Closed	11/16/2018	11/30/2018	$54.00	2,000	$108,000 (5)	$1,944
#99LE1	11/16/2018	(Post-Qualification Amendment No. 8 to Offering Statement 1)	1999 Lotus Esprit Sport 350	Closed	11/23/2018	12/4/2018	$34.75	2,000	$69,500 (5)	$1,770
#91MV1	11/16/2018	(Post-Qualification Amendment No. 8 to Offering Statement 1)	1991 Mitsubishi 3000GT VR4	Closed	11/28/2018	12/7/2018	$19.00	2,000	$38,000 (5)	$600
#92LD1	11/16/2018	(Post-Qualification Amendment No. 8 to Offering Statement 1)	1992 Lancia Delta Integrale Evo "Martini 5"	Closed	12/7/2018	12/26/2018	$55.00	3,000	$165,000 (5)	$2,219
#94DV1	11/16/2018	(Post-Qualification Amendment No. 8 to Offering Statement 1)	1994 Dodge Viper RT/10	Closed	12/11/2018	12/26/2018	$28.75	2,000	$57,500 (5)	$1,841
#00FM1				Sold -$60,000 Acquisition Offer Accepted on 04/16/2019
#72MC1	12/6/2018	(Post-Qualification Amendment No. 10 to Offering Statement 1)	1972 Mazda Cosmo Sport Series II	Closed	12/28/2018	1/4/2019	$62.25	2,000	$124,500 (5)	$2,474
#06FG1				Sold -$365,000 Acquisition Offer Accepted on 06/09/2021

#11BM1	12/6/2018	(Post-Qualification Amendment No. 10 to Offering Statement 1)	2011 BMW 1M	Closed	1/8/2019	1/25/2019	$42.00	2,000	$84,000 (5)	$517
#80LC1	9/17/2018	(Pre-Qualification Amendment No. 7 to Offering Statement 1)	1980 Lamborghini Countach LP400 S Turbo	Closed	1/17/2019	2/8/2019	$127.00	5,000	$635,000 (5)	$9,216
#02BZ1	12/6/2018	(Post-Qualification Amendment No. 10 to Offering Statement 1)	2002 BMW Z8	Closed	1/6/2019	2/8/2019	$65.00	3,000	$195,000 (5)	$2,620
#88BM1	12/6/2018	(Post-Qualification Amendment No. 10 to Offering Statement 1)	1988 BMW E30 M3	Closed	1/11/2019	2/25/2019	$47.00	3,000	$141,000 (5)	$226
#63CC1	3/6/2019	(Pre-Qualification Amendment No. 11 to Offering Statement 1)	1963 Chevrolet Corvette Split Window	Closed	3/8/2019	3/18/2019	$63.00	2,000	$126,000 (5)	$1,553
#76PT1	3/6/2019	(Pre-Qualification Amendment No. 11 to Offering Statement 1)	1976 Porsche 911 Turbo Carrera	Closed	3/15/2019	3/22/2019	$63.30	3,000	$189,900 (5)	$1,793
#75RA1	3/6/2019	(Post-Qualification Amendment No. 12 to Offering Statement 1)	1975 Renault Alpine A110 1300	Closed	3/29/2019	4/9/2019	$28.00	3,000	$84,000 (5)	$3,732

#65AG1	3/6/2019	(Pre-Qualification Amendment No. 11 to Offering Statement 1)	1965 Alfa Romeo Giulia Sprint Speciale	Closed	4/5/2019	4/16/2019	$89.25	2,000	$178,500 (5)	$1,903
#93FS1				Sold -$147,500 Acquisition Offer Accepted on 05/17/2022
2003 Porsche 911 GT2 (6)				Cancelled / Underlying Asset Sold Pre-Offering
#61JE1	3/6/2019	(Post-Qualification Amendment No. 12 to Offering Statement 1)	1961 Jaguar E-Type	Closed	4/19/2019	4/26/2019	$82.00	3,000	$246,000 (5)	$3,858
#90MM1	3/6/2019	(Post-Qualification Amendment No. 12 to Offering Statement 1)	1990 Mazda Miata MX-5	Closed	4/17/2019	4/26/2019	$5.32	5,000	$26,600 (5)	$918
#65FM1	3/6/2019	(Pre-Qualification Amendment No. 11 to Offering Statement 1)	1965 Ford Mustang 2+2 Fastback	Closed	5/3/2019	7/18/2019	$41.25	2,000	$82,500 (5)	$1,966
#88PT1	11/16/2018	(Post-Qualification Amendment No. 8 to Offering Statement 1)	1988 Porsche 944 Turbo S	Closed	5/10/2019	7/18/2019	$30.00	2,200	$66,000 (5)	-$2,214
#94LD1	12/6/2018	(Post-Qualification Amendment No. 10 to Offering Statement 1)	1994 Lamborghini Diablo SE30 Jota	Closed	7/12/2019	8/6/2019	$119.50	5,000	$597,500 (5)	$11,251

#99SS1	8/9/2019	(Post-Qualification Amendment No. 14 to Offering Statement 1)	1999 Shelby Series 1	Closed	9/4/2019	9/11/2019	$137.50	1,000	$137,500 (5)	$1,815
#94FS1	8/9/2019	(Post-Qualification Amendment No. 14 to Offering Statement 1)	1994 Ferrari 348 Spider	Closed	9/12/2019	9/17/2019	$72.50	2,000	$145,000 (5)	$669
#61MG1	3/6/2019	(Post-Qualification Amendment No. 11 to Offering Statement 1)	1961 Maserati 3500GT	Closed	9/20/2019	9/30/2019	$68.00	5,000	$340,000 (5)	$4,613
#92CC1	8/9/2019	(Post-Qualification Amendment No. 14 to Offering Statement 1)	1992 Chevrolet Corvette ZR1	Closed	9/27/2019	10/2/2019	$26.25	2,000	$52,500 (5)	$2,875
#89FT1				Sold -$330,000 Acquisition Offer Accepted on 04/25/2022
#80PN1	10/23/2019	(Post-Qualification Amendment No. 18 to Offering Statement 1)	1980 Porsche 928	Closed	11/1/2019	11/6/2019	$9.60	5,000	$48,000 (5)	-$4,030
#89FG2				Sold -$180,000 Acquisition Offer Accepted on 8/18/2022
#88LL1	8/9/2019	(Post-Qualification Amendment No. 14 to Offering Statement 1)	1988 Lamborghini LM002	Closed	11/18/2019	12/8/2019	$146.00	2,000	$292,000 (5)	$3,115
1990 Mercedes 190E 2.5-16 Evo II (6)				Cancelled / Underlying Asset Sold Pre-Offering

#03SS1				Sold -$420,000 Acquisition Offer Accepted on 09/27/2020
1972 Ferrari 365 GTC/4 (6)				Cancelled / Underlying Asset Sold Pre-Offering
#MEEB11275	12/6/2021	(Post-Qualification Amendment No. 1 to Offering Statement 2)	Number 11275 Elephant Meebit NFT	Closed	12/6/2021	1/10/2022	$8.00	20,000	$160,000 (5)	$16,139
#82TAYLOR	12/13/2021	(Post-Qualification Amendment No. 3 to Offering Statement 2)	1982 Topps #434 Lawrence Taylor Rookie Card graded BGS 10	Closed	12/13/2021	1/10/2022	$6.50	2,000	$13,000 (5)	$1,538
#HOLMES	12/13/2021	(Post-Qualification Amendment No. 3 to Offering Statement 2)	1892 1st Edition copies of The Adventures of Sherlock Holmes and the Memoirs of Sherlock Holmes by Arthur Conan Doyle	Closed	12/13/2021	1/10/2022	$10.00	2,500	$25,000 (5)	$3,458
#HULK180	12/13/2021	(Post-Qualification Amendment No. 3 to Offering Statement 2)	1974 Incredible Hulk #180 Comic Book published by Marvel graded CGC 9.8	Closed	12/13/2021	1/10/2022	$4.20	10,000	$42,000 (5)	$4,342
#05JAYZ	12/20/2021	(Post-Qualification Amendment No. 4 to Offering Statement 2)	2005 Topps Finest Jay-Z Autographed Card graded PSA 10	Closed	12/20/2021	1/10/2022	$5.00	3,700	$18,500 (5)	$1,459
#JUSTINIAN	12/20/2021	(Post-Qualification Amendment No. 4 to Offering Statement 2)	Coin from the First Reign of Justinian II Depicting the First Numismatic Depiction of Jesus Christ (AD 685-695) graded NGC Ch MS	Closed	12/20/2021	1/10/2022	$9.00	2,000	$18,000 (5)	$1,720

#67ICEBOWL	12/27/2021	(Post-Qualification Amendment No. 5 to Offering Statement 2)	1967 Full Ticket from the Ice Bowl graded PSA 8	Closed	12/27/2021	1/14/2022	$5.00	2,000	$10,000 (5)	$1,262
#DKCOUNTRY	12/27/2021	(Post-Qualification Amendment No. 5 to Offering Statement 2)	1994 SNES Donkey Kong Country Video Game graded Wata 9.4 A+	Closed	12/27/2021	1/14/2022	$6.00	3,000	$18,000 (5)	$3,162
#FALCON	12/27/2021	(Post-Qualification Amendment No. 5 to Offering Statement 2)	1979 Kenner Star Wars Millennium Falcon Spaceship Action Figure graded AFA 80	Closed	12/27/2021	1/14/2022	$5.00	10,000	$50,000 (5)	$5,420
#MARIOWRLD	12/13/2021	(Post-Qualification Amendment No. 3 to Offering Statement 2)	1991 SNES Super Mario World Video Game graded Wata 9.4 A	Closed	12/13/2021	1/18/2022	$5.00	33,000	$165,000 (5)	$17,264
#82AV1	11/15/2021	(Post-Qualification Amendment No. 4 to Offering Statement 2)	1982 Aston Martin V8 Vantage 'Oscar India'	Closed	11/16/2021	2/7/2022	$20.00	14,875	$297,500 (5)	$2,530
#SUPERBWL1	2/9/2022	(Post-Qualification Amendment No. 6 to Offering Statement 2)	1967 Super Bowl I Full Ticket graded PSA 5	Closed	2/9/2022	3/2/2022	$6.00	4,000	$24,000 (5)	$3,079
#MEEB7985	2/9/2022	(Post-Qualification Amendment No. 6 to Offering Statement 2)	Number 7985 Pig Meebit NFT with Magenta Overshirt Color	Closed	2/9/2022	3/2/2022	$5.00	7,600	$38,000 (5)	$2,574

#BONDWATCH	12/20/2021	(Post-Qualification Amendment No. 4 to Offering Statement 2)	1999 Omega Seamaster Watch Worn by Pierce Brosnan During the Filming of The World is Not Enough	Closed	12/20/2021	3/22/2022	$4.00	20,000	$80,000 (5)	$3,320
#95FF1	12/27/2021	(Post-Qualification Amendment No. 5 to Offering Statement 2)	1995 Ferrari 355 Spider	Closed	12/27/2021	3/22/2022	$10.00	12,000	$120,000 (5)	$3,862
#MAYC857	2/9/2022	(Post-Qualification Amendment No. 6 to Offering Statement 2)	Number 857 Mutant Ape Yacht Club NFT with M1 Irish Boho Hat	Closed	2/9/2022	3/23/2022	$5.00	10,800	$54,000 (5)	$3,893
#PUNK2981	2/18/2022	(Post-Qualification Amendment No. 7 to Offering Statement 2)	Number 2981 CryptoPunk NFT with Welding Goggles	Closed	2/18/2022	3/22/2022	$5.00	62,000	$310,000 (5)	$13,975
#WOW2221	2/18/2022	(Post-Qualification Amendment No. 7 to Offering Statement 2)	Number 2221 World of Women NFT with Golden Bib Necklace	Closed	2/18/2022	3/30/2022	$7.00	4,000	$28,000 (5)	$1,193
#NIKON1	2/18/2022	(Post-Qualification Amendment No. 7 to Offering Statement 2)	1949 Nikon One Camera in Condition ‘B/A’	Closed	2/18/2022	4/8/2022	$4.00	7,000	$28,000 (5)	$2,720
#LOTF	3/14/2022	(Post-Qualification Amendment No. 8 to Offering Statement 2)	1954 1st Edition copy Lord of the Flies by William Golding	Closed	3/14/2022	4/8/2022	$7.00	2,000	$14,000 (5)	$1,568

#DOOD6778	3/30/2022	(Post-Qualification Amendment No. 10 to Offering Statement 2)	Number 6778 Doodle NFT with Holographic Mohawk	Closed	3/30/2022	4/8/2022	$5.00	6,000	$30,000 (5)	$340
#BAKC7820	2/18/2022	(Post-Qualification Amendment No. 7 to Offering Statement 2)	Number 7820 Bored Ape Kennel Club NFT with Jetpack	Closed	2/18/2022	4/20/2022	$5.00	6,000	$30,000 (5)	-$143
#NBAJAM	3/14/2022	(Post-Qualification Amendment No. 8 to Offering Statement 2)	1994 Sega Genesis NBA Jam Video Game graded Wata 9.8 A++	Closed	3/14/2022	4/20/2022	$5.00	9,400	$47,000 (5)	$3,338
#SANDBOX1	3/30/2022	(Post-Qualification Amendment No. 10 to Offering Statement 2)	The Sandbox ESTATE with a bundle of 9 LAND NFTs	Closed	3/30/2022	5/3/2022	$5.00	21,000	$105,000 (5)	$1,175
#WOW6586	3/30/2022	(Post-Qualification Amendment No. 10 to Offering Statement 2)	Number 6586 World of Women NFT with Golden Skin Tone	Closed	3/30/2022	5/3/2022	$5.00	10,400	$52,000 (5)	$711
#AZUKI6704	3/30/2022	(Post-Qualification Amendment No. 10 to Offering Statement 2)	Number 6704 Azuki NFT with Glowing Eyes	Closed	3/30/2022	5/3/2022	$5.00	6,400	$32,000 (5)	$228
#58PELE4	4/4/2022	(Post-Qualification Amendment No. 13 to Offering Statement 2)	1958 Pele World Cup Debut Ticket Stub graded PSA 1.5	Closed	4/4/2022	5/14/2022	$6.00	8,000	$48,000 (5)	$4,420

#OBAMABALL	3/30/2022	(Post-Qualification Amendment No. 13 to Offering Statement 2)	2010 Basketball Signed by Barack Obama, Kobe Bryant, LeBron James, Magic Johnson, and Carmelo Anthony	Closed	3/30/2022	5/14/2022	$10.00	10,500	$105,000 (5)	$3,563
#BART	4/4/2022	(Post-Qualification Amendment No. 13 to Offering Statement 2)	1993 Skybox Simpsons Bart Sketch graded PSA 10	Closed	4/4/2022	5/14/2022	$7.00	3,000	$21,000 (5)	$2,290
#HOMER	4/4/2022	(Post-Qualification Amendment No. 13 to Offering Statement 2)	1993 Skybox Simpsons Homer Sketch graded PSA 10	Closed	4/4/2022	5/14/2022	$7.00	3,000	$21,000 (5)	$2,290
#SI1	4/11/2022	(Post-Qualification Amendment No. 14 to Offering Statement 2)	1954 Sports Illustrated #1 graded CGC 9.8	Closed	4/11/2022	5/14/2022	$2.00	5,000	$10,000 (5)	$1,100
#GOLD1	4/11/2022	(Post-Qualification Amendment No. 14 to Offering Statement 2)	Alaska Gold Nugget weighing 172 grams	Closed	4/11/2022	5/14/2022	$4.00	4,000	$16,000 (5)	$766
#VERSTAPP1	3/14/2022	(Post-Qualification Amendment No. 8 to Offering Statement 2)	2020 Topps Dynasty Formula 1 Triple Patch Autographs #TRAIMV Max Verstappen Card graded BGS 9.5	Closed	3/14/2022	5/24/2022	$8.00	4,000	$32,000 (5)	$1,178
#96TIGER	4/4/2022	(Post-Qualification Amendment No. 13 to Offering Statement 2)	1996 Sports Illustrated For Kids Tiger Woods Rookie Card graded BGS 10	Closed	4/4/2022	5/24/2022	$5.00	11,000	$55,000 (5)	$4,313

#88ZELDA	4/11/2022	(Post-Qualification Amendment No. 14 to Offering Statement 2)	1988 NES Zelda II: The Adventure of Link Video Game graded WATA 9.8 A+	Closed	4/11/2022	5/24/2022	$5.00	12,000	$60,000 (5)	$4,300
#STARWARS3	3/30/2022	(Post-Qualification Amendment No. 13 to Offering Statement 2)	1977 Topps Star Wars Series 1-5 Wax Boxes Authenticated by BBCE	Closed	3/30/2022	5/24/2022	$10.00	2,600	$26,000 (5)	$1,840
#YEEZY	4/4/2022	(Post-Qualification Amendment No. 13 to Offering Statement 2)	Complete Collection of Yeezy 350 Sneakers (2015-2020)	Closed	4/4/2022	5/24/2022	$8.00	5,000	$40,000 (5)	$6,276
#MAYC9114	3/30/2022	(Post-Qualification Amendment No. 10 to Offering Statement 2)	Number 9114 Mutant Ape Yacht Club NFT with M2 Stunt Jacket	Closed	3/30/2022	5/27/2022	$5.00	17,500	$87,500 (5)	$1,066
#VFRNDS1	4/4/2022	(Post-Qualification Amendment No. 13 to Offering Statement 2)	VeeFriends Original Sharing Squirrel Drawing by Gary Vee	Closed	4/4/2022	6/12/2022	$10.00	27,500	$275,000 (5)	$19,642
#MBIRD2754	5/16/2022	(Post-Qualification Amendment No. 18 to Offering Statement 2)	Number 2754 Moonbird NFT with Raincloud Headwear	Closed	5/16/2022	6/16/2022	$5.00	12,000	$60,000 (5)	-$17,964
#VEEFRND1	5/16/2022	(Post-Qualification Amendment No. 19 to Offering Statement 2)	VeeFriends Energetic Electric Eel NFT with Rare Admission Attribute	Closed	5/16/2022	6/16/2022	$5.00	6,720	$33,600 (5)	-$6,841

#TREASURE	2/18/2022	(Post-Qualification Amendment No. 7 to Offering Statement 2)	1883 First Edition copy of Treasure Island By Robert Stevenson	Closed	2/18/2022	6/16/2022	$5.00	4,500	$22,500 (5)	$2,244
#MACWORLD1	12/20/2021	(Post-Qualification Amendment No. 4 to Offering Statement 2)	1984 Steve Jobs and Steve Wozniak Signed Issue of Macworld #1	Closed	12/20/2021	6/16/2022	$11.25	20,000	$225,000 (5)	$17,673
#KENNERSET	5/16/2022	(Post-Qualification Amendment No. 15 to Offering Statement 2)	1978 Kenner Star Wars Early Bird Set graded AFA 75	Closed	5/16/2022	6/16/2022	$10.00	1,250	$12,500 (5)	$1,024
#LEDZEPP1	4/11/2022	(Post-Qualification Amendment No. 14 to Offering Statement 2)	Led Zeppelin I Album Signed By Jimmy Page, Robert Plant, John Bonham & John Paul Jones authenticated by Beckett	Closed	4/11/2022	6/16/2022	$6.00	8,000	$48,000 (5)	$4,420
#VEEVIPER	5/16/2022	(Post-Qualification Amendment No. 19 to Offering Statement 2)	2022 Gary Vee Original Veecon Exclusive Viper Drawing authenticated by PSA	Closed	5/16/2022	6/17/2022	$5.00	15,000	$75,000 (5)	$2,779
#BEEPLE1	5/16/2022	(Post-Qualification Amendment No. 19 to Offering Statement 2)	Number #163/207 Into the Ether Beeple Everydays 2020 Collection NFT	Closed	5/16/2022	6/28/2022	$5.00	13,600	$68,000 (5)	-$8,896
#WARHOL1	5/16/2022	(Post-Qualification Amendment No. 18 to Offering Statement 2)	1967 Andy Warhol Marilyn Monroe Signed Print Stamp-Numbered 140/250	Closed	5/16/2022	6/28/2022	$10.00	17,000	$170,000 (5)	$3,359

#GAMEBOY	6/21/2022	(Post-Qualification Amendment No. 20 to Offering Statement 2)	1989 Factory Sealed Nintendo Game Boy graded VGA 85	Closed	6/21/2022	7/25/2022	$5.00	4,500	$22,500 (5)	$866
#CROESUS	6/21/2022	(Post-Qualification Amendment No. 20 to Offering Statement 2)	561-546 BC First Gold Coin graded NGC CH XF	Closed	6/21/2022	8/1/2022	$8.00	8,000	$64,000 (5)	$4,355
#SACHS1 (8)	5/16/2022	(Post-Qualification Amendment No. 15 to Offering Statement 2)	Tom Sachs Rocket Factory "Gamechanger" NFT with USPS Brand	Closed	5/16/2022	8/1/2022	$10.00	2,150	$21,500 (5)	-$4,346
#32RUTH	5/16/2022	(Post-Qualification Amendment No. 15 to Offering Statement 2)	1932 Babe Ruth Called Shot Ticket Stub graded PSA 6	Closed	5/16/2022	8/1/2022	$5.00	19,000	$95,000 (5)	$7,738
#ELON1	7/5/2022	(Post-Qualification Amendment No. 21 to Offering Statement 2)	Elon Musk Signed Dollar Bill authenticated by PSA	Closed	7/5/2022	8/1/2022	$2.00	3,750	$7,500 (5)	$207
#105.ETH	6/21/2022	(Post-Qualification Amendment No. 20 to Offering Statement 2)	the 105.eth ENS Domain	Closed	6/21/2022	8/19/2022	$4.00	10,000	$40,000 (5)	$0
#R2D2	7/5/2022	(Post-Qualification Amendment No. 21 to Offering Statement 2)	1977 Star Wars Dark Blue Dome R2-D2 Action Figure graded CAS 85	Closed	7/5/2022	8/19/2022	$5.00	2,000	$10,000 (5)	$1,056

#VADER	7/5/2022	(Post-Qualification Amendment No. 21 to Offering Statement 2)	1977 Star Wars Unpunched Darth Vader Action Figure graded CAS 85	Closed	7/5/2022	8/19/2022	$5.00	1,500	$7,500 (5)	$287
#WARHOL2	7/5/2022	(Post-Qualification Amendment No. 21 to Offering Statement 2)	1969 Oyster Stew Campbell’s Soup II Signed and Stamp-Numbered Andy Warhol Print	Closed	7/5/2022	8/19/2022	$10.00	6,500	$65,000 (5)	$909
#JEKYLL	8/2/2022	(Post-Qualification Amendment No. 22 to Offering Statement 2)	1886 First Edition copy of Strange Case of Dr Jekyll and Mr Hyde by Robert Stevenson	Closed	8/2/2022	8/26/2022	$4.00	5,000	$20,000 (5)	$2,169
#BUFFETT1	6/21/2022	(Post-Qualification Amendment No. 20 to Offering Statement 2)	2000 Annual Berkshire Hathaway Inc. Shareholders Meeting Guide Signed by Warren Buffett	Closed	6/21/2022	8/26/2022	$3.00	5,000	$15,000 (5)	$351
#DRACULA10	5/16/2022	(Post-Qualification Amendment No. 19 to Offering Statement 2)	1973 Tomb of Dracula #10 Comic Book published by Marvel graded CGC 9.8	Closed	5/16/2022	8/26/2022	$10.00	4,000	$40,000 (5)	$3,220
#PAPPY1	8/2/2022	(Post-Qualification Amendment No. 22 to Offering Statement 2)	Collection of 10, 12, 13, 15, 20, and 23 Year Old Pappy Van Winkle Bourbon	Closed	8/2/2022	8/26/2022	$7.00	2,000	$14,000 (5)	-$567
#1857COIN	7/5/2022	(Post-Qualification Amendment No. 21 to Offering Statement 2)	1857-S $20 Coin Salvaged from the SS Central America graded PCGS MS66	Closed	7/5/2022	8/26/2022	$5.00	5,000	$25,000 (5)	$587
1947 Jackie Robinson News Photo (7)				Cancelled / Underlying Asset Sold Pre-Offering

#57UNITAS	2/18/2022	(Post-Qualification Amendment No. 7 to Offering Statement 2)	1957 Topps #138 Johnny Unitas Rookie Card graded PSA NM MT+ 8.5	Open	2/18/2022	$9.50	4,000 / 5,000	$38,000 / $47,500	$3,425
#BATMAN	2/18/2022	(Post-Qualification Amendment No. 7 to Offering Statement 2)	1940 Batman #1 Comic Book published by DC Comics graded CGC 8	Open	2/18/2022	$10.00	144,000 / 180,000	$1,440,000 / $1,800,000	$67,900
#04PHELPS	3/14/2022	(Post-Qualification Amendment No. 8 to Offering Statement 2)	2004 Sports Illustrated For Kids #360 Michael Phelps Rookie Card graded PSA GEM MT 10	Open	3/14/2022	$4.00	4,000 / 5,000	$16,000 / $20,000	$0
#WWLAND1	3/30/2022	(Post-Qualification Amendment No. 10 to Offering Statement 2)	Worldwide Webb Land Large Apartment 8325 NFT	Open	3/30/2022	$5.00	2,560 / 3,200	$12,800 / $16,000	$860
#ELVIS	4/11/2022	(Post-Qualification Amendment No. 14 to Offering Statement 2)	1977 Elvis Presley Last Live Performance Full Ticket graded PSA 8	Open	4/11/2022	$8.00	4,000 / 5,000	$32,000 / $40,000	$3,700
#DOOD7387	5/16/2022	(Post-Qualification Amendment No. 15 to Offering Statement 2)	Number 7387 Doodle NFT with Pink Long Hair	Open	5/16/2022	$5.00	8,960 / 11,200	$44,800 / $56,000	$903
#AZUKI8467	5/16/2022	(Post-Qualification Amendment No. 15 to Offering Statement 2)	Number 8467 Azuki NFT with Blue Tassel Ear	Open	5/16/2022	$5.00	12,000 / 15,000	$60,000 / $75,000	$0

#20WITT	5/16/2022	(Post-Qualification Amendment No. 15 to Offering Statement 2)	2020 Bowman Chrome Bobby Witt Jr. Prospect Autographs Rookie Card graded PSA 10	Open	5/16/2022	$4.50	1,600 / 2,000	$7,200 / $9,000	$810
#SANDBOX2	5/16/2022	(Post-Qualification Amendment No. 15 to Offering Statement 2)	The Sandbox 3x3 ESTATE with a bundle of 9 LAND NFTs	Open	5/16/2022	$5.00	18,400 / 23,000	$92,000 / $115,000	$5,926
#TOADZ5028	5/16/2022	(Post-Qualification Amendment No. 15 to Offering Statement 2)	Number 5028 CrypToadz NFT with Swamp Single Bun Head	Open	5/16/2022	$5.00	1,880 / 2,350	$9,400 / $11,750	$338
#TOADZ3079	5/16/2022	(Post-Qualification Amendment No. 15 to Offering Statement 2)	Number 3079 CrypToadz NFT with 3D Eyes	Open	5/16/2022	$5.00	2,160 / 2,700	$10,800 / $13,500	$363
#DLAND1	5/16/2022	(Post-Qualification Amendment No. 18 to Offering Statement 2)	Decentraland Estate 2X2 Bundle with 4 LAND NFTs	Open	5/16/2022	$10.00	13,600 / 17,000	$136,000 / $170,000	$5,592
#94CSI	5/16/2022	(Post-Qualification Amendment No. 18 to Offering Statement 2)	1994 BMW 850CSi	Open	5/16/2022	$14.25	8,000 / 10,000	$114,000 / $142,500	$9,306
#EMERALD	5/16/2022	(Post-Qualification Amendment No. 18 to Offering Statement 2)	2005 Game Boy Advance Pokémon Emerald Version Video Game graded Wata 9.8 A++	Open	5/16/2022	$4.00	6,700 / 8,375	$26,800 / $33,500	$865

#CRASH	6/21/2022	(Post-Qualification Amendment No. 20 to Offering Statement 2)	1996 PlayStation Crash Bandicoot Video Game graded Wata 9.2 A+	Open	6/21/2022	$7.00	4,000 / 5,000	$28,000 / $35,000	$2,350
#39AA	6/21/2022	(Post-Qualification Amendment No. 20 to Offering Statement 2)	1939 First Edition copy of Alcoholics Anonymous by Bill Wilson	Open	6/21/2022	$5.00	7,200 / 9,000	$36,000 / $45,000	$5,950
#GBOYCOLOR	7/5/2022	(Post-Qualification Amendment No. 21 to Offering Statement 2)	1998 Factory Sealed Nintendo Game Boy Color graded VGA 85	Open	7/5/2022	$4.00	1,300 / 1,625	$5,200 / $6,500	$235
#ANDYPELE	8/2/2022	(Post-Qualification Amendment No. 22 to Offering Statement 2)	1977 Andy Warhol Pelé Polaroid Portrait Photo	Open	8/2/2022	$4.00	5,200 / 6,500	$20,800 / $26,000	$640
#POPEBALL	8/2/2022	(Post-Qualification Amendment No. 22 to Offering Statement 2)	2022 Baseball Signed by Pope Francis	Open	8/2/2022	$4.00	3,800 / 4,750	$15,200 / $19,000	$423
#JETFIRE	8/2/2022	(Post-Qualification Amendment No. 22 to Offering Statement 2)	1985 Transformers Jetfire Fighter Jet graded AFA 85	Open	8/2/2022	$5.00	1,360 / 1,700	$6,800 / $8,500	$883
#RABBIT	8/2/2022	(Post-Qualification Amendment No. 22 to Offering Statement 2)	1901 First Edition copy of The Tale of Peter Rabbit by Beatrix Potter	Open	8/2/2022	$4.60	8,000 / 10,000	$36,800 / $46,000	$4,340

#35MICKEY	8/22/2022	(Post-Qualification Amendment No. 23 to Offering Statement 2)	1935 Gum, Inc. Mickey Mouse Wax Pack graded PSA 8	Open	8/22/2022	$10.00	520 / 650	$5,200 / $6,500	$295
#RASPUTIN	8/22/2022	(Post-Qualification Amendment No. 23 to Offering Statement 2)	1905-1916 Handwritten and Signed Grigori Rasputin Letter	Open	8/22/2022	$10.00	2,960 / 3,700	$29,600 / $37,000	$4,047
#SCARFACE	8/22/2022	(Post-Qualification Amendment No. 23 to Offering Statement 2)	Al Pacino Screen Worn Tuxedo from Scarface	Open	8/22/2022	$10.00	1,600 / 2,000	$16,000 / $20,000	$1,200
#METROID	8/22/2022	(Post-Qualification Amendment No. 23 to Offering Statement 2)	1987 NES Metroid Video Game graded Wata 9.6 A+	Open	8/22/2022	$10.00	5,760 / 7,200	$57,600 / $72,000	$5,340
#GIJOE2	8/22/2022	(Post-Qualification Amendment No. 24 to Offering Statement 2)	1982 Hasbro G.I. Joe Commando Snake Eyes Action Figure graded AFA 80	Open	8/22/2022	$10.00	960 / 1,200	$9,600 / $12,000	$1,040
#BOBAFETT	8/22/2022	(Post-Qualification Amendment No. 24 to Offering Statement 2)	1979 Kenner Star Wars Boba Fett Action Figure graded AFA 85	Open	8/22/2022	$10.00	2,080 / 2,600	$20,800 / $26,000	$1,680
#THANOS	8/22/2022	(Post-Qualification Amendment No. 24 to Offering Statement 2)	1973 Iron Man #55 Comic Book published by Marvel graded CGC 9.8	Open	8/22/2022	$10.00	1,320 / 1,650	$13,200 / $16,500	$1,375

#GALACTUS	8/22/2022	(Post-Qualification Amendment No. 24 to Offering Statement 2)	1966 Fantastic Four #48 Comic Book published by Marvel graded CGC 9.4	Open	8/22/2022		$10.00	2,400 / 3,000	$24,000 / $30,000	$2,920
#GRATEFUL1	9/19/2022	(Post-Qualification Amendment No. 25 to Offering Statement 2)	1966 Grateful Dead Skeleton & Roses Concert Poster graded CGC 9.6	Open	9/19/2022		$10.00	10,000 / 12,500	$100,000 / $125,000	$12,213
#54AARON	9/19/2022	(Post-Qualification Amendment No. 25 to Offering Statement 2)	1954 Topps #128 Hank Aaron Rookie Card graded PSA NM-MT+ 8.5	Open	9/19/2022		$10.00	13,600 / 17,000	$136,000 / $170,000	$0
#BOBAPROTO	9/19/2022	(Post-Qualification Amendment No. 25 to Offering Statement 2)	1979 Kenner Star Wars Boba Fett Rocket-Firing L-Slot Prototype Action Figure graded AFA 80	Open	9/19/2022		$10.00	12,000 / 15,000	$120,000 / $150,000	$8,025
#DROCTOPUS	9/19/2022	(Post-Qualification Amendment No. 25 to Offering Statement 2)	1963 Amazing Spider-Man #3 Comic Book published by Marvel graded CGC 9.2	Open	9/19/2022		$10.00	2,800 / 3,500	$28,000 / $35,000	$2,750
#CAPTAIN1	9/19/2022	(Post-Qualification Amendment No. 25 to Offering Statement 2)	1941 Captain America Comics #1 Comic Book published by Timely Comics graded CGC 5.5	Open	9/19/2022		$10.00	22,000 / 27,500	$220,000 / $275,000	$15,213
TOTAL:	-	-	-	-	-	-	-	-	$7,523,250 (6)	-

Note: Gray shading represents Series for which no Closing of an Offering has occurred. Orange shading represents sale of such Series’ Underlying Asset.

(1)The opening date of a Series will occur no later than two calendar days following the date of qualification of the Offering of such Series by the Commission.  With respect to a Series, the Offering of such Series is subject to qualification by the Commission.

(2)Interests sold in Series are generally limited to 2,000 “qualified purchasers” with a maximum of 500 non-“accredited investors.”

(3)Negative values in this column reflect the amount by which the estimated aggregate value of the fees and expenses relating to an Offering exceeds the amount of the Total Proceeds of the Offering.

(4)Interests in Series #77LE1 were issued under Rule 506(c) of Regulation D and were thus not qualified under the Company’s previous offering circular. All other Interests in Series of the Company were issued under Tier 2 of Regulation A.

(5)Represents the actual values for closed Offerings, including Offering Size, number of Interests sold and sourcing fees at the Closing of the Offering.

(6)Represents the proposed maximum public offering price aggregated across all Series for which an Offering is upcoming, open, or closed, as required for purposes of the Form 5110 submitted to FINRA in connection with this Offering Statement.  Series whose Offerings have been cancelled are not reflected in this total.

(7)Represents an Offering that was cancelled with any potential Investors issued a full refund for their attempted subscription.

(8)On July 21, 2022, Interest holders in the related Series, as expressed by the nonbinding voting result of a poll of such Interest holders on the question whether to launch the rocket associated with Series #SACHS1’s Underlying Asset, the Tom Sachs Rocket Factory “Gamechanger” NFT with USPS Brand, determined to launch the rocket. Since the rocket survived the launch, the Company will receive the physical rocket associated with the NFT on behalf of the Series Interest holders.

At the time of this filing all of the Series designated as closed in the Master Series Table have commenced operations, are capitalized and have assets and various Series have liabilities. All assets and liabilities related to the Series described in the Master Series Table are the responsibility of the Series from the time of the Closing of the respective Offerings. All Series highlighted gray in the Master Series Table have not Closed, but we have launched, or are in the process of launching, these and subsequent Offerings for additional Series. Series whose Underlying Assets have been sold and have, or will subsequently be dissolved are highlighted orange in the Master Series Table.

ITEM 1.MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following information should be read in conjunction with our consolidated financial statements and related notes.

Overview

The Company’s core business is the identification, acquisition, marketing and management of collectible items (including collectible automobiles, memorabilia and alcohol) and digital assets (collectively, the “Collectible Assets” or the “Asset Class”) for the benefit of the investors. The Company’s mission is to leverage technology and design, modern business models influenced by the sharing economy, and advancements in the financial regulatory environment to democratize the Asset Class. The Company aims to provide enthusiasts with access to the market by enabling them to create a diversified portfolio of equity Interests in the highest quality Collectible Assets through a seamless investment experience on the Platform. In addition, Investors will have the opportunity to participate in a unique collective ownership experience, including museum/retail locations and social events, as part of any “Membership Experience Programs” run by the Manager. The expectation is to generate income in the form of Free Cash Flow (as defined in Note F – Free Cash Flow Distributions and Management Fees of our accompanying Notes to the Consolidated Financial Statements) distributions to Investors in the Underlying Assets. The Manager may maintain Free Cash Flow funds in a deposit account or an investment account for the benefit of the Series.

We believe that collectors and dealers interested in selling their Collectible Assets will benefit from greater liquidity, significantly lower transaction costs and overhead, and a higher degree of transparency as compared to traditional methods of transacting Collectible Assets. Auction and consignment models may include upwards of approximately 20% of asset value in transaction costs, as well as meaningful overhead in terms of asset preparation, shipping and marketing costs, and time value. The Company thus aims to align the interests of buyers and sellers, while opening up the market to a significantly larger number of participants than was previously possible, thereby driving market appropriate valuations and greater liquidity.

Trends Affecting Our Business

Our results of operations are affected by a variety of factors, including conditions in the financial markets and the economic and political environments, particularly in the United States. Global economic conditions, including political environments, financial market performance, interest rates, credit spreads or other conditions beyond our control are unpredictable and could negatively affect the value of the Underlying Assets, our ability to acquire and manage Collectible Assets, and the success of our current and future Offerings. In addition to the aforementioned macroeconomic trends, we believe the following factors will influence our future performance:

•We have a limited operating history upon which to base an evaluation of our business and prospects. We have devoted substantially all our efforts to establishing our business and principal operations, which commenced in 2019. Our short operating history may hinder our ability to successfully meet our objectives and makes it difficult for potential investors to evaluate our business or prospective operations. No revenue models have been demonstrated at the Company or Series level and we do not expect either the Company or any of its Series to generate any revenues for some time. We will update the appropriate disclosure at such time as revenue models have been demonstrated. From time to time, Rally or a Series may receive income from other sources such as an NFT airdrop event or NFT conference, that are recognized as investment income. During the Current Period, no free cash flow distributions were made and no management fee was distributed. See Note F – Free Cash Flow Distributions and Management Fees of our accompanying Notes to the Consolidated Financial Statements for the table that presents free cash flow distributions by Series for the Current Period and Prior Period.

•We are in large part reliant on the Asset Manager and its employees to grow and support our business. The successful operation of the Company (and therefore, the success of the Interests) is in part dependent on the ability of the Asset Manager to source, acquire and manage the Underlying Assets and for the Asset Manager to maintain the Platform.  As the Asset Manager has been in existence since only October

2020 and is an early-stage startup company, it has no significant operating history. Further, the Asset Manager is also the Asset Manager for RSE Archive, LLC and RSE Innovation, LLC, and it may become the Asset Manager of other series limited liability companies with similar business models in the collectible automobiles, memorabilia, alcohol and other Underlying Asset classes, such as domain names, in the future. While the Asset Manager thus has some similar management experience, its experience is limited, and it has limited experience selecting or managing assets in the Asset Class. Furthermore, there are a number of key factors that will potentially impact our operating results going forward including the ability of the Asset Manager to:

ocontinue to source high quality Collectible Assets at reasonable prices to securitize through the Platform;

omarket the Platform and the Offerings in individual Series of the Company and attract Investors to the Platform to acquire the Interests issued by Series of the Company;

ofind and retain operating partners to support the regulatory and technology infrastructure necessary to operate the Platform;

ocontinue to develop the Platform and provide the information and technology infrastructure to support the issuance of Interests in Series of the Company; and

ofind operating partners to manage the collection of Underlying Assets at a decreasing marginal cost per asset.

•Over the past two years, public interest in collectible assets has grown, particularly with respect to collectible automobiles, trading cards, sports memorabilia and other specific types of the assets in the Asset Class. For example, in February of 2021, eBay reported that trading card sales had seen a 142% growth from 2019 to 2020. This eBay report also included non-sports and gaming cards stating that Pokémon was the overall growth leader last year where sales were up 574%. The Pokémon Company further revealed that they sold 3.7 Billion Pokémon cards during the fiscal year 2020-2021. Additionally, over four million more trading cards were sold on eBay by U.S. based accounts in 2020 than the year before. Hagerty reported that 2021 was the best year ever for classic car auctions. In person auctions returned to the previous pre-COVID-19 high seen in 2018 while online auction activity more than doubled from the previous high water mark set in 2020. For the first time ever, more vehicles sold on dedicated enthusiast vehicle platforms than they did at live auctions.

•With the continued increase in popularity of the Asset Class, we expect competition for Collectible Assets to intensify in the future. Although our business model is uncommon in the Asset Class, there is potentially significant competition for the Underlying Assets, which the Company securitizes through its Offerings, from many different market participants. While the majority of transactions continue to be peer-to-peer with very limited public information, other market players such as dealers and auction houses continue to play a prominent role. There are also competing start-up models to facilitate shared ownership of Collectible Assets developing in the industry, which will result in additional competition for Collectible Assets.

•We are closely monitoring developments related to the ongoing COVID-19 pandemic; however, we do not believe that the outbreak has materially impacted our business, results of operations or financial condition. In March 2020, the World Health Organization declared the COVID-19 outbreak a global pandemic, which has resulted in significant uncertainty in the global economic markets. We do not believe that the outbreak has materially affected our business or financial results to date.

•We may be negatively impacted by volatility in the political and economic environment, and a period of sustained inflation across the markets in which we operate could result in higher operating costs. Trade, monetary and fiscal policies, and political and economic conditions may substantially change, and credit markets may experience periods of constriction and variability. These conditions may impact our business. Further, elevated inflation may negatively impact our business and increase our costs. Sustained inflation across the markets in which we operate could negatively affect any attempts to mitigate the increases to our costs. In addition, the effects of inflation on consumers’ budgets could result in the reduction of potential Investors’ spending and investing habits. If RSE Markets, the Asset

Manager, the Manager or we are unable to take actions to effectively mitigate the effect of the resulting higher costs, their and/or our financial position could be negatively impacted.

At the time of this filing all of the Series designated as closed in the Master Series Table have commenced operations, are capitalized and have assets and various Series have liabilities. All assets and liabilities related to the Series described in the Master Series Table are the responsibility of the Series from the time of the Closing of the respective Offerings.

Investments in Underlying Assets

We provide investment opportunities in Collectible Assets to Investors through the Platform. Collectible Assets are financed through various methods including loans from affiliates of the Manager or other third parties when we purchase an Underlying Asset prior to the Closing of an Offering, and through purchase option agreements or consignment agreements negotiated with third parties or affiliates when we finance the purchase of an Underlying Asset with the proceeds of an Offering. Additional information can be found below and in the Master Series Table. We typically acquire Underlying Assets through the following methods.

•Upfront purchase – the Company acquires an Underlying Asset prior to launch of the Offering related to the Series.

•Purchase agreement – the Company enters into an agreement with an Asset Seller to acquire an Underlying Asset, which may expire prior to the Closing of the Offering for the related Series, in which case the Company is obligated to acquire the Underlying Asset prior to the Closing.

•Purchase option agreement – the Company enters into a purchase option agreement with an Asset Seller, which gives the Company the right, but not the obligation, to acquire the Underlying Asset.

•Consignment agreement – the Company enters into a consignment agreement with an Asset Seller, which gives the Company the right, but not the obligation, to acquire the Underlying Asset and under which the Company takes possession of the Underlying Asset during a consignment period.

We received multiple loans or payments from various parties to support the financing of the acquisition of the Underlying Assets for which the details are listed in the tables below. Such payments or loans have been or will be repaid from the proceeds of successful Series’ initial Offering, if necessary. Upon completion of the Offering of each of the Series of Interests, each of the Series shall acquire their respective Underlying Assets for the aggregate consideration consisting of cash and Interests as the Manager may determine in its reasonable discretion in accordance with the disclosures set forth in these Series’ Offering documents. In various instances, as noted in the tables below, the Asset Seller is issued Interests in a particular Series as part of the total purchase consideration to the Asset Seller. In addition, there are instances where the Company finances an acquisition through the proceeds of the Offering, as in the case of a purchase option, and therefore requires no additional financing or only financing to make an initial down payment, as the case may be.

The Company incurred “Acquisition Expenses,” which include transportation of the Collectible Assets to the Manager’s storage facility, pre-purchase inspection, pre-Offering refurbishment, and other costs detailed in the Manager’s allocation policy, listed in the tables below, the majority of which are capitalized into the purchase prices of the various Underlying Assets. Acquisition Expenses such as interest expense on a loan to finance an acquisition or marketing expenses related to the promotional materials created for an Underlying Asset are not capitalized. The Acquisition Expenses are generally initially funded by the Manager or its affiliates but will be reimbursed with the proceeds from an Offering related to such Series to the extent described in the applicable Offering documents. In the event that certain Acquisition Expenses are anticipated prior to the Closing of an Offering but are incurred only after the Closing, for example transportation fees related to transportation from the Asset Seller to the Company’s storage facility, additional cash from the proceeds of the Offering will be retained on the Series balance sheet to cover such future anticipated Acquisition Expenses after the Closing of the Offering.

“Current Period” refers to the time period between January 1, 2022 and June 30, 2022. “Prior Period” refers to the time period between January 1, 2021 and June 30, 2021. “Prior Year” refers to the year ended December 31, 2021.

During the Current Period, we signed purchase agreements to acquire assets for the following Series

Series - Series Name	Agreement Type - Date of Agreement	Closing Date	Purchase Price	Financed via - Officer Loan / 3rd Party Loan	Financed via – the Manager	Financed via - Offering Proceeds	Interests Issued to Asset Seller	Percent Owned by Asset Seller	Acquisition Expenses
#GRIFFEY3	Upfront Purchase / 01/10/2022	Q4 2022 or Q1 2023	$20,400	$0	$20,400	$0	$0	0%	$171
#GOLD1	Upfront Purchase / 01/17/2022	5/14/2022	$13,750	$0	$13,750	$0	$0	0%	$19
#YEEZY	Upfront Purchase / 01/24/2022	5/24/2022	$32,000	$0	$32,000	$0	$0	0%	$1,614
#MEEB7985	Upfront Purchase / 01/27/2022	3/2/2022	$33,962	$0	$33,962	$0	$0	0%	$84
#MAYC857	Upfront Purchase / 01/27/2022	3/23/2022	$48,492	$0	$48,492	$0	$0	0%	$5,274
#MAHOMES2	Upfront Purchase / 01/27/2022	Q4 2022 or Q1 2023	$15,999	$0	$15,999	$0	$0	0%	$19
#PUNK2981	Purchase Option Agreement / 02/04/2022	3/22/2022	$290,000	$0	$0	$197,000	$93,000	30%	$0
#WOW2221	Upfront Purchase / 02/04/2022	3/30/2022	$25,461	$0	$25,461	$0	$0	0%	$3,000
#BAKC7820	Upfront Purchase / 02/07/2022	4/20/2022	$28,743	$0	$28,743	$0	$0	0%	$49
#VERSTAPP1	Upfront Purchase / 02/07/2022	5/24/2022	$29,402	$0	$29,402	$0	$0	0%	$0
#BATMAN	Purchase Agreement / 02/07/2022	Q4 2022 or Q1 2023	$1,700,000	$0	$1,360,000	$0	$340,000	19%	$0
#KENNERSET	Upfront Purchase / 02/11/2022	6/16/2022	$10,251	$0	$10,251	$0	$0	0%	$79
#CLNX13296	Upfront Purchase / 02/11/2022	Q4 2022 or Q1 2023	$55,009	$0	$55,009	$0	$0	0%	$81
#MAYC9114	Upfront Purchase / 02/17/2022	5/27/2022	$84,357	$0	$84,357	$0	$0	0%	$5,061
#88ZELDA	Upfront Purchase / 02/24/2022	5/24/2022	$54,000	$0	$54,000	$0	$0	0%	$0
#STARWARS3	Upfront Purchase / 02/24/2022	5/24/2022	$22,800	$0	$22,800	$0	$0	0%	$0
#LEDZEPP1	Upfront Purchase / 02/24/2022	6/16/2022	$42,000	$0	$42,000	$0	$0	0%	$0
#COOL3195	Upfront Purchase / 02/24/2022	Q4 2022 or Q1 2023	$33,286	$0	$33,286	$0	$0	0%	$40
#58PELE4	Upfront Purchase / 02/26/2022	5/14/2022	$42,000	$0	$42,000	$0	$0	0%	$82

#OBAMABALL	Upfront Purchase / 02/26/2022	5/14/2022	$99,000	$0	$99,000	$0	$0	0%	$82
#BART	Upfront Purchase / 02/26/2022	5/14/2022	$17,400	$0	$17,400	$0	$0	0%	$81
#HOMER	Upfront Purchase / 02/26/2022	5/14/2022	$17,400	$0	$17,400	$0	$0	0%	$82
#ELVIS	Upfront Purchase / 02/26/2022	Q4 2022 or Q1 2023	$34,800	$0	$34,800	$0	$0	0%	$82
#VFRNDS1	Purchase Agreement / 03/02/2022	6/12/2022	$250,000	$0	$0	$181,250	$68,750	25%	$0
#32RUTH	Purchase Agreement / 03/04/2022	8/1/2022	$85,000	$0	$85,000	$0	$0	0%	$74
#SI1	Upfront Purchase / 03/07/2022	5/14/2022	$7,700	$0	$7,700	$0	$0	0%	$0
#DOOD6778	Upfront Purchase / 03/09/2022	4/8/2022	$28,342	$0	$28,342	$0	$0	0%	$17
#AZUKI6704	Upfront Purchase / 03/09/2022	5/3/2022	$30,434	$0	$30,434	$0	$0	0%	$18
#DRACULA10	Upfront Purchase / 03/09/2022	8/26/2022	$35,000	$0	$35,000	$0	$0	0%	$92
#WOW6586	Upfront Purchase / 03/10/2022	5/3/2022	$49,742	$0	$49,742	$0	$0	0%	$4,426
#SANDBOX1	Upfront Purchase / 03/11/2022	5/3/2022	$101,424	$0	$101,424	$0	$0	0%	$63
#WWLAND1	Upfront Purchase / 03/11/2022	Q4 2022 or Q1 2023	$13,956	$0	$13,956	$0	$0	0%	$24
#WARHOL1	Upfront Purchase / 03/16/2022	6/28/2022	$151,308	$0	$151,308	$0	$0	0%	$8,810
#20WITT	Upfront Purchase / 04/03/2022	Q4 2022 or Q1 2023	$7,000	$0	$7,000	$0	$0	0%	$30
#SACHS1	Upfront Purchase / 04/06/2022	8/1/2022	$24,588	$0	$24,588	$0	$0	0%	$43
#DOOD7387	Upfront Purchase / 04/06/2022	Q4 2022 or Q1 2023	$53,491	$0	$53,491	$0	$0	0%	$45
#AZUKI8467	Upfront Purchase / 04/06/2022	Q4 2022 or Q1 2023	$91,835	$0	$91,835	$0	$0	0%	$54
#TOADZ5028	Upfront Purchase / 04/06/2022	Q4 2022 or Q1 2023	$10,219	$0	$10,219	$0	$0	0%	$75
#TOADZ3079	Upfront Purchase / 04/06/2022	Q4 2022 or Q1 2023	$11,909	$0	$11,909	$0	$0	0%	$93
#SANDBOX2	Upfront Purchase / 04/09/2022	Q4 2022 or Q1 2023	$106,420	$0	$106,420	$0	$0	0%	$141
#MBIRD2754	Upfront Purchase / 04/20/2022	6/16/2022	$76,328	$0	$76,328	$0	$0	0%	$36
#DLAND1	Upfront Purchase / 04/20/2022	Q4 2022 or Q1 2023	$160,866	$0	$160,866	$0	$0	0%	$68
#CRASH	Upfront Purchase / 04/22/2022	Q4 2022 or Q1 2023	$31,200	$0	$31,200	$0	$0	0%	$90

#VEEFRND1	Upfront Purchase / 04/25/2022	6/16/2022	$39,054	$0	$39,054	$0	$0	0%	$51
#BEEPLE1	Upfront Purchase / 04/25/2022	6/28/2022	$75,161	$0	$75,161	$0	$0	0%	$45
#GAMEBOY	Upfront Purchase / 04/25/2022	7/25/2022	$20,000	$0	$20,000	$0	$0	0%	$0
#VEEVIPER	Purchase Agreement / 04/26/2022	6/17/2022	$70,000	$0	$70,000	$0	$0	0%	$0
#CROESUS	Purchase Agreement / 05/05/2022	8/1/2022	$57,600	$0	$57,600	$0	$0	0%	$0
#105.ETH	Upfront Purchase / 05/06/2022	8/19/2022	$54,946	$0	$54,946	$0	$0	0%	$35
#BUFFETT1	Purchase Agreement / 05/11/2022	8/26/2022	$13,000	$0	$13,000	$0	$0	0%	$33
#GBOYCOLOR	Upfront Purchase / 05/17/2022	Q4 2022 or Q1 2023	$5,100	$0	$5,100	$0	$0	0%	$69
#R2D2	Upfront Purchase / 06/03/2022	8/19/2022	$7,696	$0	$7,696	$0	$0	0%	$110
#VADER	Upfront Purchase / 06/03/2022	8/19/2022	$6,000	$0	$6,000	$0	$0	0%	$66
#ELON1	Upfront Purchase / 06/09/2022	8/1/2022	$6,000	$0	$6,000	$0	$0	0%	$0
#JETFIRE	Upfront Purchase / 06/12/2022	Q4 2022 or Q1 2023	$6,432	$0	$6,432	$0	$0	0%	$129
#WARHOL2	Upfront Purchase / 06/15/2022	8/19/2022	$59,741	$0	$59,741	$0	$0	0%	$1,500
#ANDYPELE	Upfront Purchase / 06/20/2022	Q4 2022 or Q1 2023	$24,000	$0	$24,000	$0	$0	0%	$0
Total for 1/1/2022 – 6/30/2022	New Agreements: 57	--	$4,522,004	$0	$3,642,004	$378,250	$501,750	-	$32,137
Total for 1/1/2021 – 6/30/2021	New Agreements: 5	--	$595,537	$0	$520,537	$75,000	$0	-	$517

During the Current Period, the following Offerings of Series Interests were ongoing.

Series	Qualification Date	Underlying Asset	Offering Price per Interest	Membership Interests	Offering Size	Sourcing Fee	Opening Date	Closing Date
#SUPERBWL1	2/9/2022	1967 Super Bowl I Full Ticket graded PSA 5	$6.00	4,000	$24,000	$3,079.49	2/9/2022	3/2/2022
#MEEB7985	2/9/2022	Number 7985 Pig Meebit NFT with Magenta Overshirt Color	$5.00	7,600	$38,000	$2,574.44	2/9/2022	3/2/2022
#MAYC857	2/9/2022	Number 857 Mutant Ape Yacht Club NFT with M1 Irish Boho Hat	$5.00	10,800	$54,000	$3,892.85	2/9/2022	3/23/2022
#PUNK2981	2/18/2022	Number 2981 CryptoPunk NFT with Welding Goggles	$5.00	62,000	$310,000	$13,975.00	2/18/2022	3/22/2022
#WOW2221	2/18/2022	Number 2221 World of Women NFT with Golden Bib Necklace	$7.00	4,000	$28,000	$1,192.96	2/18/2022	3/30/2022
#NIKON1	2/18/2022	1949 Nikon One Camera in Condition ‘B/A’	$4.00	7,000	$28,000	$2,719.95	2/18/2022	4/8/2022
#LOTF	3/14/2022	1954 1st Edition copy Lord of the Flies by William Golding	$7.00	2,000	$14,000	$1,568.05	3/14/2022	4/8/2022
#DOOD6778	3/30/2022	Number 6778 Doodle NFT with Holographic Mohawk	$5.00	6,000	$30,000	$340.14	3/30/2022	4/8/2022
#BAKC7820	2/18/2022	Number 7820 Bored Ape Kennel Club NFT with Jetpack	$5.00	6,000	$30,000	-$142.96	2/18/2022	4/20/2022
#NBAJAM	3/14/2022	1994 Sega Genesis NBA Jam Video Game graded Wata 9.8 A++	$5.00	9,400	$47,000	$3,338.06	3/14/2022	4/20/2022
#SANDBOX1	3/30/2022	The Sandbox ESTATE with a bundle of 9 LAND NFTs	$5.00	21,000	$105,000	$1,175.45	3/30/2022	5/3/2022
#WOW6586	3/30/2022	Number 6586 World of Women NFT with Golden Skin Tone	$5.00	10,400	$52,000	$710.54	3/30/2022	5/3/2022
#AZUKI6704	3/30/2022	Number 6704 Azuki NFT with Glowing Eyes	$5.00	6,400	$32,000	$227.91	3/30/2022	5/3/2022
#58PELE4	4/4/2022	1958 Pele World Cup Debut Ticket Stub graded PSA 1.5	$6.00	8,000	$48,000	$4,420.00	4/4/2022	5/14/2022
#OBAMABALL	3/30/2022	2010 Basketball Signed by Barack Obama, Kobe Bryant, LeBron James, Magic Johnson, and Carmelo Anthony	$10.00	10,500	$105,000	$3,562.50	3/30/2022	5/14/2022
#BART	4/4/2022	1993 Skybox Simpsons Bart Sketch graded PSA 10	$7.00	3,000	$21,000	$2,290.00	4/4/2022	5/14/2022
#HOMER	4/4/2022	1993 Skybox Simpsons Homer Sketch graded PSA 10	$7.00	3,000	$21,000	$2,290.00	4/4/2022	5/14/2022
#SI1	4/11/2022	1954 Sports Illustrated #1 graded CGC 9.8	$2.00	5,000	$10,000	$1,100.00	4/11/2022	5/14/2022
#GOLD1	4/11/2022	Alaska Gold Nugget weighing 172 grams	$4.00	4,000	$16,000	$766.11	4/11/2022	5/14/2022
#VERSTAPP1	3/14/2022	2020 Topps Dynasty Formula 1 Triple Patch Autographs #TRAIMV Max Verstappen Card graded BGS 9.5	$8.00	4,000	$32,000	$1,178.45	3/14/2022	5/24/2022
#96TIGER	4/4/2022	1996 Sports Illustrated For Kids Tiger Woods Rookie Card graded BGS 10	$5.00	11,000	$55,000	$4,312.65	4/4/2022	5/24/2022

#88ZELDA	4/11/2022	1988 NES Zelda II: The Adventure of Link Video Game graded WATA 9.8 A+	$5.00	12,000	$60,000	$4,300.00	4/11/2022	5/24/2022
#STARWARS3	3/30/2022	1977 Topps Star Wars Series 1-5 Wax Boxes Authenticated by BBCE	$10.00	2,600	$26,000	$1,840.00	3/30/2022	5/24/2022
#YEEZY	4/4/2022	Complete Collection of Yeezy 350 Sneakers (2015-2020)	$8.00	5,000	$40,000	$6,276.12	4/4/2022	5/24/2022
#MAYC9114	3/30/2022	Number 9114 Mutant Ape Yacht Club NFT with M2 Stunt Jacket	$5.00	17,500	$87,500	$1,066.39	3/30/2022	5/27/2022
#VFRNDS1	4/4/2022	VeeFriends Original Sharing Squirrel Drawing by Gary Vee	$10.00	27,500	$275,000	$19,642.05	4/4/2022	6/12/2022
#MBIRD2754	5/16/2022	Number 2754 Moonbird NFT with Raincloud Headwear	$5.00	12,000	$60,000	-$17,964.21	5/16/2022	6/16/2022
#VEEFRND1	5/16/2022	VeeFriends Energetic Electric Eel NFT with Rare Admission Attribute	$5.00	6,720	$33,600	-$6,840.79	5/16/2022	6/16/2022
#TREASURE	2/18/2022	1883 First Edition copy of Treasure Island By Robert Stevenson	$5.00	4,500	$22,500	$2,244.42	2/18/2022	6/16/2022
#KENNERSET	5/16/2022	1978 Kenner Star Wars Early Bird Set graded AFA 75	$10.00	1,250	$12,500	$1,024.00	5/16/2022	6/16/2022
#LEDZEPP1	4/11/2022	Led Zeppelin I Album Signed By Jimmy Page, Robert Plant, John Bonham & John Paul Jones authenticated by Beckett	$6.00	8,000	$48,000	$4,420.00	4/11/2022	6/16/2022
#VEEVIPER	5/16/2022	2022 Gary Vee Original Veecon Exclusive Viper Drawing authenticated by PSA	$5.00	15,000	$75,000	$2,778.83	5/16/2022	6/17/2022
#BEEPLE1	5/16/2022	Number #163/207 Into the Ether Beeple Everydays 2020 Collection NFT	$5.00	13,600	$68,000	-$8,895.97	5/16/2022	6/28/2022
#WARHOL1	5/16/2022	1967 Andy Warhol Marilyn Monroe Signed Print Stamp-Numbered 140/250	$10.00	17,000	$170,000	$3,358.91	5/16/2022	6/28/2022
#GAMEBOY	6/21/2022	1989 Factory Sealed Nintendo Game Boy graded VGA 85	$5.00	4,500	$22,500	$866.39	6/21/2022	7/25/2022
#CROESUS	6/21/2022	561-546 BC First Gold Coin graded NGC CH XF	$8.00	8,000	$64,000	$4,354.51	6/21/2022	8/1/2022
#SACHS1	5/16/2022	Tom Sachs Rocket Factory "Gamechanger" NFT with USPS Brand	$10.00	2,150	$21,500	-$4,346.01	5/16/2022	8/1/2022
#32RUTH	5/16/2022	1932 Babe Ruth Called Shot Ticket Stub graded PSA 6	$5.00	19,000	$95,000	$7,737.50	5/16/2022	8/1/2022
#105.ETH	6/21/2022	the 105.eth ENS Domain	$4.00	10,000	$40,000	$0.00	6/21/2022	8/19/2022
#BUFFETT1	6/21/2022	2000 Annual Berkshire Hathaway Inc. Shareholders Meeting Guide Signed by Warren Buffett	$3.00	5,000	$15,000	$350.52	6/21/2022	8/26/2022
#DRACULA10	5/16/2022	1973 Tomb of Dracula #10 Comic Book published by Marvel graded CGC 9.8	$10.00	4,000	$40,000	$3,220.42	5/16/2022	8/26/2022
#57UNITAS	2/18/2022	1957 Topps #138 Johnny Unitas Rookie Card graded PSA NM MT+ 8.5	$9.50	5,000	$47,500	$3,824.05	2/18/2022	Q3 2022 or Q4 2022

#BATMAN	2/18/2022	1940 Batman #1 Comic Book published by DC Comics graded CGC 8	$10.00	180,000	$1,800,000	$68,500.00	2/18/2022	Q3 2022 or Q4 2022
#04PHELPS	3/14/2022	2004 Sports Illustrated For Kids #360 Michael Phelps Rookie Card graded PSA GEM MT 10	$4.00	5,000	$20,000	-$996.90	3/14/2022	Q3 2022 or Q4 2022
#WWLAND1	3/30/2022	Worldwide Webb Land Large Apartment 8325 NFT	$5.00	3,200	$16,000	$1,359.80	3/30/2022	Q3 2022 or Q4 2022
#ELVIS	4/11/2022	1977 Elvis Presley Last Live Performance Full Ticket graded PSA 8	$8.00	5,000	$40,000	$4,020.17	4/11/2022	Q3 2022 or Q4 2022
#DOOD7387	5/16/2022	Number 7387 Doodle NFT with Pink Long Hair	$5.00	9,000	$45,000	-$9,486.54	5/16/2022	Q3 2022 or Q4 2022
#AZUKI8467	5/16/2022	Number 8467 Azuki NFT with Blue Tassel Ear	$5.00	12,000	$60,000	-$32,989.35	5/16/2022	Q3 2022 or Q4 2022
#20WITT	5/16/2022	2020 Bowman Chrome Bobby Witt Jr. Prospect Autographs Rookie Card graded PSA 10	$4.50	2,000	$9,000	$733.35	5/16/2022	Q3 2022 or Q4 2022
#SANDBOX2	5/16/2022	The Sandbox 3x3 ESTATE with a bundle of 9 LAND NFTs	$5.00	23,000	$115,000	$6,426.40	5/16/2022	Q3 2022 or Q4 2022
#TOADZ5028	5/16/2022	Number 5028 CrypToadz NFT with Swamp Single Bun Head	$5.00	1,880	$9,400	-$1,488.74	5/16/2022	Q3 2022 or Q4 2022
#TOADZ3079	5/16/2022	Number 3079 CrypToadz NFT with 3D Eyes	$5.00	2,160	$10,800	-$1,809.80	5/16/2022	Q3 2022 or Q4 2022
#DLAND1	5/16/2022	Decentraland Estate 2X2 Bundle with 4 LAND NFTs	$10.00	17,000	$170,000	$6,091.81	5/16/2022	Q3 2022 or Q4 2022
#94CSI	5/16/2022	1994 BMW 850CSi	$14.25	10,000	$142,500	$13,118.16	5/16/2022	Q3 2022 or Q4 2022
#EMERALD	5/16/2022	2005 Game Boy Advance Pokémon Emerald Version Video Game graded Wata 9.8 A++	$4.00	8,375	$33,500	$807.36	5/16/2022	Q3 2022 or Q4 2022
#CRASH	6/21/2022	1996 PlayStation Crash Bandicoot Video Game graded Wata 9.2 A+	$7.00	5,000	$35,000	$2,351.69	6/21/2022	Q3 2022 or Q4 2022
#39AA	6/21/2022	1939 First Edition copy of Alcoholics Anonymous by Bill Wilson	$5.00	9,000	$45,000	$6,036.14	6/21/2022	Q3 2022 or Q4 2022
Total 1/1/2022 – 6/30/2022		57 Series	-	-	-	$146,502	-	-
Total 1/1/2021 – 6/30/2021		0 Series	-	-	-	-	-	-

The Offerings relating to the Series listed below closed during the Current Period.

Series / Series Name	Qualification Date	Underlying Asset	Purchase Price	Opening Date	Closing Date	Date Underlying Asset Acquired	Offering Price per Interest	Membership Interests	Offering Size	Sale Price	Dividend Amount Per Interest
#MEEB11275	12/6/2021	Number 11275 Elephant Meebit NFT	$140,407	12/6/2021	1/10/2022	11/12/2021	$8.00	20,000	$160,000	-	-
#82TAYLOR	12/13/2021	1982 Topps #434 Lawrence Taylor Rookie Card graded BGS 10	$10,200	12/13/2021	1/10/2022	10/29/2021	$6.50	2,000	$13,000	-	-
#HOLMES	12/13/2021	1892 1st Edition copies of The Adventures of Sherlock Holmes and the Memoirs of Sherlock Holmes by Arthur Conan Doyle	$20,000	12/13/2021	1/10/2022	9/24/2021	$10.00	2,500	$25,000	-	-
#HULK180	12/13/2021	1974 Incredible Hulk #180 Comic Book published by Marvel graded CGC 9.8	$36,000	12/13/2021	1/10/2022	8/27/2021	$4.20	10,000	$42,000	-	-
#05JAYZ	12/20/2021	2005 Topps Finest Jay-Z Autographed Card graded PSA 10	$15,600	12/20/2021	1/10/2022	9/3/2021	$5.00	3,700	$18,500	-	-
#JUSTINIAN	12/20/2021	Coin from the First Reign of Justinian II Depicting the First Numismatic Depiction of Jesus Christ (AD 685-695) graded NGC Ch MS	$15,000	12/20/2021	1/10/2022	1/14/2022	$9.00	2,000	$18,000	-	-
#67ICEBOWL	12/27/2021	1967 Full Ticket from the Ice Bowl graded PSA 8	$7,500	12/27/2021	1/14/2022	8/27/2021	$5.00	2,000	$10,000	-	-
#DKCOUNTRY	12/27/2021	1994 SNES Donkey Kong Country Video Game graded Wata 9.4 A+	$13,200	12/27/2021	1/14/2022	9/24/2021	$6.00	3,000	$18,000	-	-
#FALCON	12/27/2021	1979 Kenner Star Wars Millennium Falcon Spaceship Action Figure graded AFA 80	$42,834	12/27/2021	1/14/2022	11/12/2021	$5.00	10,000	$50,000	-	-
#MARIOWRLD	12/13/2021	1991 SNES Super Mario World Video Game graded Wata 9.4 A	$144,000	12/13/2021	1/18/2022	11/26/2021	$5.00	33,000	$165,000	-	-
#82AV1	11/15/2021	1982 Aston Martin V8 Vantage 'Oscar India'	$285,000	11/16/2021	2/7/2022	12/14/2018	$20.00	14,875	$297,500	-	-
#SUPERBWL1	2/9/2022	1967 Super Bowl I Full Ticket graded PSA 5	$19,500	2/9/2022	3/2/2022	11/17/2021	$6.00	4,000	$24,000	-	-

#MEEB7985	2/9/2022	Number 7985 Pig Meebit NFT with Magenta Overshirt Color	$33,962	2/9/2022	3/2/2022	1/27/2022	$5.00	7,600	$38,000	-	-
#BONDWATCH	12/20/2021	1999 Omega Seamaster Watch Worn by Pierce Brosnan During the Filming of The World is Not Enough	$71,388	12/20/2021	3/22/2022	11/19/2021	$4.00	20,000	$80,000	-	-
#95FF1	12/27/2021	1995 Ferrari 355 Spider	$105,000	12/27/2021	3/22/2022	11/20/2019	$10.00	12,000	$120,000	-	-
#MAYC857	2/9/2022	Number 857 Mutant Ape Yacht Club NFT with M1 Irish Boho Hat	$48,492	2/9/2022	3/23/2022	1/27/2022	$5.00	10,800	$54,000	-	-
#PUNK2981	2/18/2022	Number 2981 CryptoPunk NFT with Welding Goggles	$290,000	2/18/2022	3/22/2022	3/25/2022	$5.00	62,000	$310,000	-	-
#WOW2221	2/18/2022	Number 2221 World of Women NFT with Golden Bib Necklace	$25,461	2/18/2022	3/30/2022	2/3/2022	$7.00	4,000	$28,000	-	-
#NIKON1	2/18/2022	1949 Nikon One Camera in Condition ‘B/A’	$23,438	2/18/2022	4/8/2022	11/26/2021	$4.00	7,000	$28,000	-	-
#LOTF	3/14/2022	1954 1st Edition copy Lord of the Flies by William Golding	$11,000	3/14/2022	4/8/2022	9/24/2021	$7.00	2,000	$14,000	-	-
#DOOD6778	3/30/2022	Number 6778 Doodle NFT with Holographic Mohawk	$28,342	3/30/2022	4/8/2022	3/8/2022	$5.00	6,000	$30,000	-	-
#BAKC7820	2/18/2022	Number 7820 Bored Ape Kennel Club NFT with Jetpack	$28,743	2/18/2022	4/20/2022	2/4/2022	$5.00	6,000	$30,000	-	-
#NBAJAM	3/14/2022	1994 Sega Genesis NBA Jam Video Game graded Wata 9.8 A++	$42,000	3/14/2022	4/20/2022	9/24/2021	$5.00	9,400	$47,000	-	-
#SANDBOX1	3/30/2022	The Sandbox ESTATE with a bundle of 9 LAND NFTs	$101,424	3/30/2022	5/3/2022	3/10/2022	$5.00	21,000	$105,000	-	-
#WOW6586	3/30/2022	Number 6586 World of Women NFT with Golden Skin Tone	$49,742	3/30/2022	5/3/2022	3/9/2022	$5.00	10,400	$52,000	-	-
#AZUKI6704	3/30/2022	Number 6704 Azuki NFT with Glowing Eyes	$30,434	3/30/2022	5/3/2022	3/8/2022	$5.00	6,400	$32,000	-	-
#58PELE4	4/4/2022	1958 Pele World Cup Debut Ticket Stub graded PSA 1.5	$42,000	4/4/2022	5/14/2022	3/4/2022	$6.00	8,000	$48,000	-	-
#OBAMABALL	3/30/2022	2010 Basketball Signed by Barack Obama, Kobe Bryant, LeBron James, Magic Johnson, and Carmelo Anthony	$99,000	3/30/2022	5/14/2022	3/4/2022	$10.00	10,500	$105,000	-	-

#BART	4/4/2022	1993 Skybox Simpsons Bart Sketch graded PSA 10	$17,400	4/4/2022	5/14/2022	3/4/2022	$7.00	3,000	$21,000	-	-
#HOMER	4/4/2022	1993 Skybox Simpsons Homer Sketch graded PSA 10	$17,400	4/4/2022	5/14/2022	3/4/2022	$7.00	3,000	$21,000	-	-
#SI1	4/11/2022	1954 Sports Illustrated #1 graded CGC 9.8	$7,700	4/11/2022	5/14/2022	3/7/2022	$2.00	5,000	$10,000	-	-
#GOLD1	4/11/2022	Alaska Gold Nugget weighing 172 grams	$13,750	4/11/2022	5/14/2022	1/21/2022	$4.00	4,000	$16,000	-	-
#VERSTAPP1	3/14/2022	2020 Topps Dynasty Formula 1 Triple Patch Autographs #TRAIMV Max Verstappen Card graded BGS 9.5	$29,402	3/14/2022	5/24/2022	2/11/2022	$8.00	4,000	$32,000	-	-
#96TIGER	4/4/2022	1996 Sports Illustrated For Kids Tiger Woods Rookie Card graded BGS 10	$49,037	4/4/2022	5/24/2022	7/7/2021	$5.00	11,000	$55,000	-	-
#88ZELDA	4/11/2022	1988 NES Zelda II: The Adventure of Link Video Game graded WATA 9.8 A+	$54,000	4/11/2022	5/24/2022	3/11/2022	$5.00	12,000	$60,000	-	-
#STARWARS3	3/30/2022	1977 Topps Star Wars Series 1-5 Wax Boxes Authenticated by BBCE	$22,800	3/30/2022	5/24/2022	3/11/2022	$10.00	2,600	$26,000	-	-
#YEEZY	4/4/2022	Complete Collection of Yeezy 350 Sneakers (2015-2020)	$32,000	4/4/2022	5/24/2022	12/17/2021	$8.00	5,000	$40,000	-	-
#MAYC9114	3/30/2022	Number 9114 Mutant Ape Yacht Club NFT with M2 Stunt Jacket	$84,357	3/30/2022	5/27/2022	2/16/2022	$5.00	17,500	$87,500	-	-
#VFRNDS1	4/4/2022	VeeFriends Original Sharing Squirrel Drawing by Gary Vee	$250,000	4/4/2022	6/12/2022	3/4/2022	$10.00	27,500	$275,000	-	-
#MBIRD2754	5/16/2022	Number 2754 Moonbird NFT with Raincloud Headwear	$76,328	5/16/2022	6/16/2022	4/20/2022	$5.00	12,000	$60,000	-	-
#VEEFRND1	5/16/2022	VeeFriends Energetic Electric Eel NFT with Rare Admission Attribute	$39,054	5/16/2022	6/16/2022	4/25/2022	$5.00	6,720	$33,600	-	-
#TREASURE	2/18/2022	1883 First Edition copy of Treasure Island By Robert Stevenson	$18,750	2/18/2022	6/16/2022	9/16/2021	$5.00	4,500	$22,500	-	-
#MACWORLD1	12/20/2021	1984 Steve Jobs and Steve Wozniak Signed Issue of Macworld #1	$201,021	12/20/2021	6/16/2022	8/27/2021	$11.25	20,000	$225,000	-	-
#KENNERSET	5/16/2022	1978 Kenner Star Wars Early Bird Set graded AFA 75	$10,251	5/16/2022	6/16/2022	2/17/2022	$10.00	1,250	$12,500	-	-

#LEDZEPP1	4/11/2022	Led Zeppelin I Album Signed By Jimmy Page, Robert Plant, John Bonham & John Paul Jones authenticated by Beckett	$42,000	4/11/2022	6/16/2022	3/11/2022	$6.00	8,000	$48,000	-	-
#VEEVIPER	5/16/2022	2022 Gary Vee Original Veecon Exclusive Viper Drawing authenticated by PSA	$70,000	5/16/2022	6/17/2022	4/26/2022	$5.00	15,000	$75,000	-	-
#BEEPLE1	5/16/2022	Number #163/207 Into the Ether Beeple Everydays 2020 Collection NFT	$75,161	5/16/2022	6/28/2022	4/25/2022	$5.00	13,600	$68,000	-	-
#WARHOL1	5/16/2022	1967 Andy Warhol Marilyn Monroe Signed Print Stamp-Numbered 140/250	$151,308	5/16/2022	6/28/2022	3/25/2022	$10.00	17,000	$170,000	-	-
Total 1/1/2022 – 6/30/2022		48 Series	$3,041,387	-	-	-	-	-	$3,320,100	-	-
Total 1/1/2021 – 6/30/2021		0 Series	-	-	-	-	-	-	-	-	-

Operating Results for the Current Period and the Prior Period

Changes in operating results are impacted significantly by any increase in the number of Underlying Assets that the Company, through the Asset Manager, operates and manages. During the Current Period the Company engaged in acquiring Underlying Assets, entering into Purchase and Purchase Option Agreements, launching Offerings, Closing Offerings, and selling Underlying Assets. Additional information can be found below in the Asset Acquisitions, Purchase Options and Asset Sales, and the trend information above, or above in the Master Series Table.

Revenues

Revenues may be generated at the Company or the Series level. No revenue models have been demonstrated at the Company or Series level and we do not expect either the Company or any of its Series to generate any revenues for some time. We will update the appropriate disclosure at such time as revenue models have been demonstrated. From time to time, Rally or a Series may receive income from other sources such as an NFT airdrop event or NFT conference, that are out of the control or direction of the Company. During the Current Period, no free cash flow distributions were made and no management fee was distributed. See Note F – Free Cash Flow Distributions and Management Fees of our accompanying Notes to the Consolidated Financial Statements for the table that presents free cash flow distributions by Series for the Current Period and Prior Period

Operating Expenses

The Operating Expenses (as described in Note B – Summary of Significant Accounting Policies – Operating Expenses of our accompanying Notes to the Consolidated Financial Statements) incurred prior to the Closing of an Offering related to any of the Underlying Assets are being paid by the Manager and recognized by the Company as capital contributions and will not be reimbursed by the Series. Each Series of the Company will be responsible for its own Operating Expenses beginning on the Closing date of the Offering for such Series Interests. However, the Manager has agreed to pay and not be reimbursed for certain but not all expenses such as post-closing Operating Expenses incurred and recorded by Series’ of the Company through the Current Period and Prior Period. These are accounted for as capital contributions by each respective Series.

Consolidated Operating Expenses (as described in Note B – Summary of Significant Accounting Policies – Operating Expenses of our accompanying Notes to the Consolidated Financial Statements) for the Company and all of the Series are summarized by category for the Current Period and the Prior Period as follows:

Total Expenses
	6/30/2022	6/30/2021	Difference	Change	Explanation
Storage	$ 44,581	$ 48,009	($3,428)	(7%)	The decrease is due to a decrease in fees from a storage facility space used
Transportation	26,378	-	26,378	100%	The increase is due to a significant increase in the number of assets in the Current Period
Insurance	13,296	6,376	6,920	109%	The increase is due to an increase of the number of assets
Maintenance	8,935	-	8,935	100%	The increase is due to an increase in the number of assets in the Current Period
Bookkeeping and Accounting Fees	8,471	23,927	(15,456)	(65%)	The decrease is due to change in allocation methodology
Marketing Expense	13,215	-	13,215	100%	The increase is due to an increase in the number of assets
Transaction Fees	312	-	312	100%	The increase is due to an increase in the number of assets
Banking Fees	-	630	(630)	(100%)	The decrease is due to change in banks
Loss on Sale	-	-	-	–
Loss on Sale - Digital Assets	239	-	239	100%	The increase is due digital asset transactions that were not present in the Prior Period
Loss on Impairment	44,674	11,529	33,145	314%	The increase is due to an increase in new assets impaired compared to the Prior Period
Total Expenses	$ 160,101	$ 90,471	$ 69,630	77%

See Consolidated Statements of Operations for details of each Series’ expenses for the Current Period and Prior Period.

Asset Acquisitions, Purchase Options and Asset Sales

Details of the Underlying Assets acquired or for which we entered into purchase option agreements, purchase agreements or consignment agreements during the Current Period, and the Prior Period, are listed in the Master Series Table and summarized in the table below. We typically acquire Underlying Assets through the following methods.

•Upfront purchase – the Company acquires an Underlying Asset prior to the launch of the Offering related to the Series

•Purchase agreement – the Company enters into an agreement with an Asset Seller to acquire an Underlying Asset, which may expire prior to the Closing of the Offering for the related Series, in which case the Company is obligated to acquire the Underlying Asset prior to the Closing.

•Purchase option agreement – the Company enters into a purchase option agreement with an Asset Seller, which gives the Company the right, but not the obligation, to acquire the Underlying Asset.

•Consignment agreement – the Company enters into a consignment agreement with an Asset Seller, which gives the Company the right, but not the obligation, to acquire the Underlying Asset and under which the Company takes possession of the Underlying Asset during a consignment period.

In addition to acquiring Underlying Assets, from time to time the Company receives take-over offers for certain Underlying Assets. Per the terms of the Company’s Fifth Amended and Restated Limited Liability Company Agreement (the “Operating Agreement”), the Company, together with the Manager and the Manager’s Advisory Board, evaluates the offers and determines if it is in the interest of the Investors to sell the Underlying Asset. In evaluating the offers, the Manager also considers the preference of Investors in the related Series as expressed by the nonbinding voting results of a poll of such Investors on the question whether to sell the Underlying Asset. In certain instances, the Company may decide to sell an Underlying Asset that is on the books of the Company but not yet transferred to a particular Series, because no Offering has yet occurred. In these instances, the anticipated Offering related to such Underlying Assets will be cancelled.

Details on the Underlying Assets acquired or for which we entered into purchase option agreements, purchase agreements, or consignment agreements, or which have subsequently been sold, are summarized in the table below.

	# of Assets Sold	Total Value of Assets Sold ($)	# of Assets Acquired	Total Value Assets Acquired ($)	# of Purchase Option Agreements	Total Value of Purchase Option Agreements ($)	# of Purchase Agreements	Total Value of Purchase Agreements ($)	Grand Total #	Grand Total Acquisitions Value ($)
1/1/2022- 6/30/2022	(2)	($477,500)	57	$4,522,004	1	$290,000	6	$2,175,000	57	$4,522,004
1/1/2021 – 6/30/2021	(1)	($309,000)	0	$0	0	$0	0	$0	0	$0

Note: Table represents agreements signed within the respective periods and value of Underlying Assets represented by the agreements.

See Note A – Description of Organization and Business Operations – Asset Dispositions of our accompanying Notes to the Consolidated Financial Statements for the table shows each Underlying Asset that was sold during the Current Period and the Prior Period. Net Gain / (Loss) on Sale of the Current Period and the Prior Period are as below:

Net Gain / (Loss) on Sale
Prior Period	$ 55,714
Current Period	$ 172,364

See Note G – Income Tax of our accompanying Notes to the Consolidated Financial Statements for provision for income taxes for each Series that sold their Underlying Asset during the Current Period and the Prior Period. Total provision for income taxes for the Current Period and Prior Period are as follows:

Total Provision for Income Tax
Prior Period	$ 9,635
Current Period	$ 38,736

See “Note C - Related Party Transactions” and “Note D – Debt” of our accompanying Notes to Consolidated Financial Statements for additional information on asset acquisitions.

Liquidity and Capital Resources

From inception, the Company and each Series have financed their business activities through capital contributions to the Company and individual Series from the Manager (or its affiliates). Until such time as the Series have the capacity to generate cash flows from operations, the Manager may cover any deficits through additional capital contributions or the issuance of additional Interests in any individual Series. In addition, parts of the proceeds of future Offerings for individual Series may be used to create reserves for future Operating Expenses (as described in Note B – Summary of Significant Accounting Policies – Operating Expenses of our accompanying Notes to the Consolidated Financial Statements) for such individual Series at the sole discretion of the Manager.

The Company has experienced recurring net losses and negative operating cash flows since inception and neither the Company nor any of the Series has generated revenues or profits in the Current Period or Prior Period, except in connection with the sale of certain Underlying Assets for gains (see Asset Disposition section in Note A – Description of Organization and Business Operations – Asset Dispositions of our accompanying Notes to the Consolidated Financial Statements).

On a total consolidated basis, the Company generated the following: Income / (Loss), Net Working Capital, and Accumulated Deficits. Additionally, each listed Series for which an Underlying Asset was owned as of the end of the Current Period and the end of the Prior Period has incurred net losses since their respective dates of acquisition and have an accumulated deficit at the end of the Current Period and at the end of the Prior Year.

Period	Income / (Loss)
Current Period	($5,074)
Prior Period	($44,392)

Period	Net Working Capital	Accumulated Deficit
Current Period	($2,893,545)	($858,608)
Prior Year	($1,133,331)	($715,961)

All of the liabilities on the balance sheet as of the end of the Current Period are obligations to third parties or the Manager. All of these liabilities, other than ones for which the Manager does not seek reimbursement, will be covered through the proceeds of future Offerings for the various Series of Interests. RSE Markets, Inc. has agreed to provide the Company and each Series the financial support sufficient to meet the Company’s and each Series’ financial needs for the twelve months following the date of this filing.

Cash and Cash Equivalent Balances

As of the end of each of the Current Period and the Prior Period, the Company and the Series for which Closings had occurred, had total cash or cash equivalents balances as set forth below (see Consolidated Balance Sheets for details of each Series’ cash or cash equivalent balances for the Current and Prior Period):

Cash Balance
	Current Period	Prior Year
Total Series Cash Balance	$ 171,047	$ 108,333
RSE Collection	$8,793	$10,733
Total Cash Balance	$ 179,840	$ 119,066

Note: Series #77LE1 Interests were issued under Rule 506(c) and, therefore, Series #77LE1 has not been broken out as a separate Series in the financial statements but is included in the table above.

Note: Only includes Series for which an Offering has closed. RSE Collection cash balance represents loans or capital contributions to be used for future payment of Operating Expenses (as described in Note B – Summary of Significant Accounting Policies – Operating Expenses of our accompanying Notes to the Consolidated Financial Statements).

Financial Obligations of the Company

On November 24, 2020 RSE Markets and Rally Holdings replaced its original 2019 $2.25 million demand note with a $10.0 million credit facility (the “CF”) with Upper90 Capital Management, LP. While amounts borrowed under the CF can be used to make purchases of Archive Assets to become Underlying Assets, neither the Company nor any Series is a borrower under the CF, neither is responsible for repayment of any amounts outstanding, and neither is jointly and severally liable under the CF. RSE Markets has drawn upon the CF on two separate times, November 24, 2020 and January 29, 2021 (each such date, the “Credit Date”). The CF has an interest rate of 15.00% per annum, and a maturity date for each tranche of the earlier of (i) the two-year anniversary of the Credit Date of the respective tranche, and (ii) November 24, 2024 (or such earlier date on which the Loans become due and payable). The CF contains covenants and indemnification obligations that are customary for credit arrangements of this type. As of June 30, 2022, RSE Markets had $2.5 million drawn on the CF. For further information on the CF, please find the Credit Agreement attached hereto as Exhibit 6.4 dated November 24, 2020.

From time to time, the Asset Manager, affiliates of the Manager or third parties may make non-interest-bearing payments or loans to the Company to acquire an Underlying Asset prior to the Closing of an Offering for the respective Series. In such cases, the respective Series would repay any such non-interest-bearing payments or loans plus accrued interest, as the case may be, used to acquire its respective Underlying Asset with proceeds generated from the Closing of the Offering for Interests of such Series. No Series will have any obligation to repay a loan incurred by the Company to purchase an Underlying Asset for another Series.

See “Note A – Description of Organization and Business Operations – Liquidity and Capital Resources” and “Note D – Debt” of our accompanying Notes to the Consolidated Financial Statements for additional information.  See “Item 2. Management’s Discussion and Analysis – Historical Investments in Underlying Assets – Current Period” for additional information on Purchase Option Agreements and amounts borrowed to facilitate the purchase of the Underlying Assets.

Recent Developments

The following sets forth updated information with respect to events that have occurred subsequent to the Current Period.

Event	Description
Offerings Opened	25
Offerings Closed	14
Underlying Assets Purchased	2 Purchased Agreements Signed 6 Purchased Option Agreements Signed 4 Upfront Purchase Agreements Signed
Underlying Assets Sold	2
Acquisition Expenses	$20,308

Other Events

On July 21, 2022, Interest holders in the related Series, as expressed by the nonbinding voting result of a poll of such Interest holders on the question whether to launch the rocket associated with Series #SACHS1’s Underlying Asset, the Tom Sachs Rocket Factory “Gamechanger” NFT with USPS Brand, determined to launch the rocket. Since the rocket survived the launch, the Company will receive the physical rocket associated with the NFT on behalf of the Series Interest holders.

ITEM 2. OTHER INFORMATION

None.

ITEM 3.  FINANCIAL STATEMENTS

CONTENTS

PAGE

RSE COLLECTION, LLC AND VARIOUS SERIES:

Consolidated Balance Sheets

as of June 30, 2022 (unaudited) and December 31, 2021 F-1

Consolidated Statements of Operations

for the six months ended June 30, 2022 (unaudited) and 2021 (unaudited)F-26

Consolidated Statements of Members’ Equity/(Deficit)

for the six months ended June 30, 2022 (unaudited) and 2021 (unaudited)F-48

Consolidated Statements of Cash Flows

for the six months ended June 30, 2022 (unaudited) and 2021 (unaudited)F-63

Notes to Consolidated Financial Statements F-91

RSE COLLECTION, LLC

Consolidated Balance Sheets as of June 30, 2022 (unaudited)

	Series #69BM1	Series #85FT1	Series #88LJ1	Series #55PS1	Series #95BL1	Series #89PS1
Assets
Current Assets
Cash and Cash Equivalents	$ 4,149	$ -	$ -	$ 2,214	$ 960	$ 1,271
Pre-paid Insurance	20	34	25	81	22	32
Due From the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	4,169	34	25	2,295	982	1,303
Other Assets
Collection Assets - Deposit	-	-	-	-	-	-
Collection Assets - Owned	106,266	175,826	132,383	408,386	114,581	160,000
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$ 110,435	$ 175,860	$ 132,408	$ 410,681	$ 115,563	$ 161,303

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$ 150	$ 150	$ 150	$ 4,000	$ 150	$ 150
Income Taxes Payable	-	-	-	-	-	-
Insurance Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	-
Total Liabilities	150	150	150	-	150	150
Members' Equity
Membership Contributions	111,236	163,883	133,508	422,131	116,742	161,521
Capital Contribution for Operating Expense	15,208	17,515	16,592	35,560	13,478	12,645
Capital Contribution for shortfall at Offering close	-	12,344	-	3,357	444	-
Distribution to RSE Collection	(821)	(401)	(1,126)	(14,889)	(1,645)	(250)
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(15,338)	(17,631)	(16,716)	(39,478)	(13,606)	(12,763)
Members' Equity	110,285	175,710	132,258	406,681	115,413	161,153
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 110,435	$ 175,860	$ 132,408	$ 410,681	$ 115,563	$ 161,303

See accompanying notes, which are an integral part of these financial statements

RSE COLLECTION, LLC

Consolidated Balance Sheets as of June 30, 2022 (unaudited)

	Series #90FM1	Series #83FB1	Series #98DV1	Series #93XJ1	Series #02AX1
Assets
Current Assets
Cash and Cash Equivalents	$ 485	$ 2,485	$ 2,500	$ 1,485	$ 1,985
Pre-paid Insurance	3	66	24	92	20
Due from the Manager or its Affiliates	-	-	-	-	-
Total Current Assets	488	2,551	2,524	1,577	2,005
Other Assets
Collection Assets - Deposit	-	-	-	-	-
Collection Assets - Owned	14,786	332,806	122,544	488,586	101,786
Other Assets	-	-	-	-	-
TOTAL ASSETS	$ 15,274	$ 335,357	$ 125,068	$ 490,163	$ 103,791

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$ 150	$ 150	$ 150	$ 150	$ 150
Income Taxes Payable	-	-	-	-	-
Insurance Payable	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-
Total Liabilities	150	150	150	150	150
Members' Equity
Membership Contributions	15,446	335,691	125,757	487,801	104,452
Capital Contribution for Operating Expense	12,085	15,308	12,579	10,347	11,517
Capital Contribution for shortfall at Offering close	-	-	-	7,373	-
Distribution to RSE Collection	(175)	(400)	(713)	(5,103)	(681)
Distribution to Series	-	-	-	-	-
Accumulated Surplus / (Deficit)	(12,232)	(15,392)	(12,705)	(10,405)	(11,647)
Members' Equity	15,124	335,207	124,918	490,013	103,641
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 15,274	$ 335,357	$ 125,068	$ 490,163	$ 103,791

See accompanying notes, which are an integral part of these financial statements

RSE COLLECTION, LLC

Consolidated Balance Sheets as of June 30, 2022 (unaudited)

	Series #99LE1	Series #91MV1	Series #92LD1	Series #94DV1	Series #72MC1
Assets
Current Assets
Cash and Cash Equivalents	$ 1,985	$ 984	$ 1,574	$ 1,984	$ 4,989
Pre-paid Insurance	12	7	29	10	23
Due from the Manager or its Affiliates	-	-	140	-	-
Total Current Assets	1,997	991	1,743	1,994	5,012
Other Assets
Collection Assets - Deposit	-	-	-	-	-
Collection Assets - Owned	64,271	35,437	158,042	52,787	115,562
Other Assets	-	-	-	-	-
TOTAL ASSETS	$ 66,268	$ 36,428	$ 159,785	$ 54,781	$ 120,574

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$ 150	$ 150	$ 150	$ 150	$ 150
Income Taxes Payable	-	-	-	-	-
Insurance Payable	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-
Total Liabilities	150	150	150	150	150
Members' Equity
Membership Contributions	66,699	36,621	160,430	54,771	120,551
Capital Contribution for Operating Expense	11,527	11,260	12,024	11,396	11,586
Capital Contribution for shortfall at Offering close	-	-	-	-	-
Distribution to RSE Collection	(443)	(200)	-	-	-
Distribution to Series	-	-	-	-	-
Accumulated Surplus / (Deficit)	(11,665)	(11,403)	(12,819)	(11,536)	(11,713)
Members' Equity	66,118	36,278	159,635	54,631	120,424
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 66,268	$ 36,428	$ 159,785	$ 54,781	$ 120,574

See accompanying notes, which are an integral part of these financial statements

RSE COLLECTION, LLC

Consolidated Balance Sheets as of June 30, 2022 (unaudited)

	Series #06FG1	Series #11BM1	Series #80LC1	Series #02BZ1	Series #88BM1	Series #63CC1
Assets
Current Assets
Cash and Cash Equivalents	$ 9,635	$ 2,000	$ 3,504	$ 3,000	$ 2,000	$ 1,999
Pre-paid Insurance	-	16	122	37	27	24
Due from the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	9,635	2,016	3,626	3,037	2,027	2,023
Other Assets
Collection Assets - Deposit	-	-	-	-	-	-
Collection Assets - Owned	-	79,786	612,439	186,301	136,465	120,286
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$ 9,635	$ 81,802	$ 616,065	$ 189,338	$ 138,492	$ 122,309

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$ -	$ 150	$ 150	$ 150	$ 150	$ 150
Income Taxes Payable	9,635	-	-	-	-	-
Insurance Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	-
Total Liabilities	9,635	150	150	150	150	150
Members' Equity
Membership Contributions	-	82,286	616,716	189,601	138,765	122,586
Capital Contribution for Operating Expense	-	10,703	16,077	12,311	11,205	10,973
Capital Contribution for shortfall at Offering close	-	-	-	-	-	-
Distribution to RSE Collection	-	(500)	(774)	(300)	(300)	(300)
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	-	(10,837)	(16,104)	(12,424)	(11,328)	(11,100)
Members' Equity	-	81,652	615,915	189,188	138,342	122,159
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 9,635	$ 81,802	$ 616,065	$ 189,338	$ 138,492	$ 122,309

See accompanying notes, which are an integral part of these financial statements

RSE COLLECTION, LLC

Consolidated Balance Sheets as of June 30, 2022 (unaudited)

	Series #76PT1	Series #75RA1	Series #65AG1	Series #93FS1	Series #90MM1	Series #61JE1
Assets
Current Assets
Cash and Cash Equivalents	$ 1,999	$ 2,649	$ 3,700	$ 3,050	$ 1,799	$ 2,898
Pre-paid Insurance	36	15	34	26	4	47
Due from the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	2,035	2,664	3,734	3,076	1,803	2,945
Other Assets
Collection Assets - Deposit	-	-	-	-	-	-
Collection Assets - Owned	182,802	75,903	170,286	-	23,187	235,388
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$ 184,837	$ 78,567	$ 174,020	$ 3,076	$ 24,990	$ 238,333

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$ 150	$ 150	$ 150	$ 150	$ 150	$ 150
Income Taxes Payable	-	-	-	1,873	-	-
Insurance Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	-
Total Liabilities	150	150	150	2,023	150	150
Members' Equity
Membership Contributions	185,301	79,052	173,986	-	24,986	238,636
Capital Contribution for Operating Expense	11,235	11,446	10,913	7,737	7,945	10,869
Capital Contribution for shortfall at Offering close	-	-	-	-	-	-
Distribution to RSE Collection	(500)	(500)	-	-	-	(350)
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(11,349)	(11,581)	(11,029)	(6,684)	(8,091)	(10,972)
Members' Equity	184,687	78,417	173,870	1,053	24,840	238,183
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 184,837	$ 78,567	$ 174,020	$ 3,076	$ 24,990	$ 238,333

See accompanying notes, which are an integral part of these financial statements

RSE COLLECTION, LLC

Consolidated Balance Sheets as of June 30, 2022 (unaudited)

	Series #65FM1	Series #88PT1	Series #94LD1	Series #99SS1	Series #94FS1	Series #61MG1
Assets
Current Assets
Cash and Cash Equivalents	$ 2,300	$ 4,148	$ 4,550	$ 3,064	$ 2,962	$ 4,197
Pre-paid Insurance	15	12	114	25	27	65
Due from the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	2,315	4,160	4,664	3,089	2,989	4,262
Other Assets
Collection Assets - Deposit	-	-	-	-	-	-
Collection Assets - Owned	75,997	63,071	572,236	129,227	138,482	325,590
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$ 78,312	$ 67,231	$ 576,900	$ 132,316	$ 141,471	$ 329,852

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$ 150	$ 150	$ 150	$ 150	$ 150	$ 4,000
Income Taxes Payable	-	-	-	-	-	-
Insurance Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	-
Total Liabilities	150	150	150	150	150	4,000
Members' Equity
Membership Contributions	79,297	65,005	577,286	133,279	141,794	330,287
Capital Contribution for Operating Expense	9,825	8,546	20,251	8,957	8,252	11,849
Capital Contribution for shortfall at Offering close	-	2,214	-	-	-	-
Distribution to RSE Collection	(1,000)	-	(500)	(988)	(350)	(500)
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(9,960)	(8,684)	(20,287)	(9,082)	(8,375)	(15,784)
Members' Equity	78,162	67,081	576,750	132,166	141,321	325,852
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 78,312	$ 67,231	$ 576,900	$ 132,316	$ 141,471	$ 329,852

See accompanying notes, which are an integral part of these financial statements

RSE COLLECTION, LLC

Consolidated Balance Sheets as of June 30, 2022 (unaudited)

	Series #92CC1	Series #89FT1	Series #80PN1	Series #89FG2	Series #88LL1	Series #03SS1
Assets
Current Assets
Cash and Cash Equivalents	$ 2,412	$ 30,605	$ 3,662	$ 3,288	$ 5,489	$ -
Pre-paid Insurance	9	34	9	24	55	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	2,421	30,640	3,671	3,312	5,544	-
Other Assets
Collection Assets - Deposit	-	-	-	-	-	-
Collection Assets - Owned	46,188	-	47,388	119,562	277,811	-
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$ 48,609	$ 30,640	$ 51,059	$ 122,874	$ 283,355	$ -

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$ 150	$ 319	$ 150	$ 150	$ 150	$ -
Income Taxes Payable	-	30,605	-	-	-	-
Insurance Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	-
Total Liabilities	150	30,924	150	150	150	-
Members' Equity
Membership Contributions	48,600	-	47,020	123,550	283,775	-
Capital Contribution for Operating Expense	7,645	12,471	7,493	7,778	11,731	-
Capital Contribution for shortfall at Offering close	-	400	4,030	-	-	-
Distribution to RSE Collection	-	(400)	-	(700)	(475)	-
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(7,786)	(12,756)	(7,634)	(7,904)	(11,826)	-
Members' Equity	48,459	(284)	50,909	122,724	283,205	-
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 48,609	$ 30,640	$ 51,059	$ 122,874	$ 283,355	$ -

See accompanying notes, which are an integral part of these financial statements

RSE COLLECTION, LLC

Consolidated Balance Sheets as of June 30, 2022 (unaudited)

	Series #MEEB11275	Series #82TAYLOR	Series #HOLMES	Series #HULK180	Series #05JAYZ	Series #JUSTINIAN
Assets
Current Assets
Cash and Cash Equivalents	$ 500	$ 400	$ 400	$ 300	$ 300	$ 600
Pre-paid Insurance	-	50	40	43	58	35
Due from the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	500	450	440	343	358	635
Other Assets
Collection Assets - Deposit	-	-	-	-	-	-
Collection Assets - Owned	140,561	10,200	20,100	36,146	11,903	15,000
Other Assets	952	-	-	-	-	-
TOTAL ASSETS	$ 142,013	$ 10,650	$ 20,540	$ 36,489	$ 12,260	$ 15,635

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$ -	$ -	$ -	$ -	$ 16	$ -
Income Taxes Payable	-	-	-	-	-	-
Insurance Payable	-	-	-	-	-	67
Due to the Manager or its Affiliates	-	-	-	-	-	357
Total Liabilities	-	-	-	-	16	424
Members' Equity
Membership Contributions	141,061	10,832	20,792	36,738	16,356	15,600
Capital Contribution for Operating Expense	1,095	278	233	248	527	214
Capital Contribution for shortfall at Offering close	-	-	-	-	-	-
Distribution to RSE Collection	-	(232)	(292)	(292)	(238)	-
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(143)	(228)	(193)	(205)	(4,401)	(603)
Members' Equity	142,013	10,650	20,540	36,489	12,244	15,211
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 142,013	$ 10,650	$ 20,540	$ 36,489	$ 12,260	$ 15,635

See accompanying notes, which are an integral part of these financial statements

RSE COLLECTION, LLC

Consolidated Balance Sheets as of June 30, 2022 (unaudited)

	Series #67ICEBOWL	Series #DKCOUNTRY	Series #FALCON	Series #MARIOWRLD	Series #82AV1	Series #SUPERBWL1
Assets
Current Assets
Cash and Cash Equivalents	$ 354	$ 300	$ 355	$ 424	$ 3,400	$ 365
Pre-paid Insurance	46	54	97	218	57	64
Due from the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	400	354	452	642	3,457	429
Other Assets
Collection Assets - Deposit	-	-	-	-	-	-
Collection Assets - Owned	7,546	13,566	42,944	144,143	286,364	19,535
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$ 7,946	$ 13,920	$ 43,396	$ 144,785	$ 289,821	$ 19,964
LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$ -	$ -	$ -	$ -	$ 150	$ 16
Income Taxes Payable	-	-	-	-	-	-
Insurance Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	47	47	-	-
Total Liabilities	-	-	47	47	150	16
Members' Equity
Membership Contributions	8,138	14,158	43,580	144,848	289,764	20,181
Capital Contribution for Operating Expense	257	293	481	1,001	954	461
Capital Contribution for shortfall at Offering close	-	-	-	-	-	-
Distribution to RSE Collection	(238)	(292)	(281)	(281)	-	(281)
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(211)	(239)	(431)	(830)	(1,047)	(414)

See accompanying notes, which are an integral part of these financial statements

RSE COLLECTION, LLC

Consolidated Balance Sheets as of June 30, 2022 (unaudited)

Members' Equity	7,946	13,920	43,349	144,738	289,671	19,947
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 7,946	$ 13,920	$ 43,396	$ 144,785	$ 289,821	$ 19,964

See accompanying notes, which are an integral part of these financial statements

RSE COLLECTION, LLC

Consolidated Balance Sheets as of June 30, 2022 (unaudited)

	Series #MEEB7985	Series #BONDWATCH	Series #95FF1	Series #MAYC857	Series #PUNK2981	Series #WOW2221
Assets
Current Assets
Cash and Cash Equivalents	$ 500	$ 300	$ 5,000	$ 4,114	$ 600	$ 500
Pre-paid Insurance	-	86	21	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	500	386	5,021	4,114	600	500
Other Assets
Collection Assets - Deposit	-	-	-	-	-	-
Collection Assets - Owned	34,046	74,668	108,488	53,767	290,000	28,461
Other Assets	1,165	-	-	2,359	3	1,252
TOTAL ASSETS	$ 35,711	$ 75,053	$ 113,509	$ 60,240	$ 290,603	$ 30,214

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$ -	$ -	$ 150	$ -	$ -	$ -
Income Taxes Payable	-	-	-	1,837	-	1,025
Insurance Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	3,614	-	-
Total Liabilities	-	-	150	5,451	-	1,025
Members' Equity
Membership Contributions	34,546	75,280	114,038	49,067	290,600	26,027
Capital Contribution for Operating Expense	1,257	355	769	2,506	79	1,367
Capital Contribution for shortfall at Offering close	-	-	-	-	-	-
Distribution to RSE Collection	-	(313)	(550)	-	-	-
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(92)	(269)	(898)	3,216	(76)	1,795
Members' Equity	35,711	75,053	113,359	54,789	290,603	29,189
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 35,711	$ 75,053	$ 113,509	$ 60,240	$ 290,603	$ 30,214

See accompanying notes, which are an integral part of these financial statements

RSE COLLECTION, LLC

Consolidated Balance Sheets as of June 30, 2022 (unaudited)

	Series #NIKON1	Series #LOTF	Series #DOOD6778	Series #BAKC7820	Series #NBAJAM	Series #SANDBOX1
Assets
Current Assets
Cash and Cash Equivalents	$ 300	$ 400	$ 501	$ 551	$ 400	$ 500
Pre-paid Insurance	70	38	-	-	115	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	370	438	501	551	515	500
Other Assets
Collection Assets - Deposit	-	-	-	-	-	-
Collection Assets - Owned	23,920	11,100	28,359	28,792	42,000	101,487
Other Assets	-	-	1,302	1,434	-	25,054
TOTAL ASSETS	$ 24,289	$ 11,538	$ 30,162	$ 30,777	$ 42,515	$ 127,041

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$ -	$ -	$ -	$ -	$ 16	$ -
Income Taxes Payable	-	-	-	-	-	-
Insurance Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	-
Total Liabilities	-	-	-	-	16	-
Members' Equity
Membership Contributions	24,500	11,792	28,860	29,200	42,692	101,987
Capital Contribution for Operating Expense	210	125	1,372	1,487	538	25,097
Capital Contribution for shortfall at Offering close	-	-	-	143	-	-
Distribution to RSE Collection	(281)	(292)	-	-	(292)	-
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(140)	(87)	(70)	(53)	(439)	(43)
Members' Equity	24,289	11,538	30,162	30,777	42,499	127,041
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 24,289	$ 11,538	$ 30,162	$ 30,777	$ 42,515	$ 127,041

See accompanying notes, which are an integral part of these financial statements

RSE COLLECTION, LLC

Consolidated Balance Sheets as of June 30, 2022 (unaudited)

	Series #WOW6586	Series #AZUKI6704	Series #58PELE4	Series #OBAMABALL	Series #BART	Series #HOMER
Assets
Current Assets
Cash and Cash Equivalents	$ 500	$ 500	$ 320	$ 320	$ 320	$ 320
Pre-paid Insurance	-	-	23	23	23	23
Due from the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	500	500	343	343	343	343
Other Assets
Collection Assets - Deposit	-	-	-	-	-	-
Collection Assets - Owned	54,167	30,452	42,082	99,082	17,482	17,482
Other Assets	1,222	-	-	-	-	-
TOTAL ASSETS	$ 55,889	$ 30,952	$ 42,425	$ 99,425	$ 17,825	$ 17,825
LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$ -	$ -	$ -	$ 16	$ -	$ -
Income Taxes Payable	1,583	-	-	-	-	-
Insurance Payable	-	-	43	101	18	18
Due to the Manager or its Affiliates	-	-	-	-	-	-
Total Liabilities	1,583	-	43	117	18	18
Members' Equity
Membership Contributions	50,269	30,952	42,600	99,600	18,000	18,000
Capital Contribution for Operating Expense	1,265	43	72	288	72	72
Capital Contribution for shortfall at Offering close	-	-	-	-	-	-

See accompanying notes, which are an integral part of these financial statements

RSE COLLECTION, LLC

Consolidated Balance Sheets as of June 30, 2022 (unaudited)

Distribution to RSE Collection	-	-	(198)	(198)	(198)	(198)
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	2,772	(43)	(92)	(382)	(67)	(67)
Members' Equity	54,306	30,952	42,382	99,308	17,807	17,807
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 55,889	$ 30,952	$ 42,425	$ 99,425	$ 17,825	$ 17,825

See accompanying notes, which are an integral part of these financial statements

RSE COLLECTION, LLC

Consolidated Balance Sheets as of June 30, 2022 (unaudited)

	Series #SI1	Series #GOLD1	Series #VERSTAPP1	Series #96TIGER	Series #88ZELDA	Series #STARWARS3
Assets
Current Assets
Cash and Cash Equivalents	$ 402	$ 381	$ 402	$ 476	$ 402	$ 402
Pre-paid Insurance	23	35	29	107	23	23
Due from the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	425	416	431	583	425	425
Other Assets
Collection Assets - Deposit	-	-	-	-	-	-
Collection Assets - Owned	7,700	13,769	29,402	49,187	54,000	22,800
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$ 8,125	$ 14,185	$ 29,832	$ 49,770	$ 54,425	$ 23,225
LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$ 10	$ -	$ -	$ 10	$ -	$ -
Income Taxes Payable	-	-	-	-	-	-
Insurance Payable	1	28	35	-	57	24
Due to the Manager or its Affiliates	-	-	-	150	-	-
Total Liabilities	11	28	35	160	57	24
Members' Equity
Membership Contributions	8,300	14,574	30,002	49,637	54,600	23,400
Capital Contribution for Operating Expense	72	84	70	228	64	65
Capital Contribution for shortfall at Offering close	-	-	-	-	-	-
Distribution to RSE Collection	(198)	(424)	(198)	(124)	(198)	(198)
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(60)	(77)	(76)	(131)	(98)	(66)
Members' Equity	8,114	14,157	29,798	49,610	54,368	23,201
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 8,125	$ 14,185	$ 29,832	$ 49,770	$ 54,425	$ 23,225

See accompanying notes, which are an integral part of these financial statements

RSE COLLECTION, LLC

Consolidated Balance Sheets as of June 30, 2022 (unaudited)

	Series #YEEZY	Series #MAYC9114	Series #VFRNDS1	Series #MBIRD2754	Series #VEEFRND1	Series #TREASURE
Assets
Current Assets
Cash and Cash Equivalents	$ 400	$ 500	$ 545	$ 500	$ 500	$ 300
Pre-paid Insurance	35	-	23	-	-	39
Due from the Manager or its Affiliates	-	-	-	-	-	-
Total Current Assets	435	500	568	500	500	339
Other Assets
Collection Assets - Deposit	-	-	-	-	-	-
Collection Assets - Owned	33,614	89,418	250,000	73,188	39,105	18,998
Other Assets	-	1,501	-	-	2,892	-
TOTAL ASSETS	$ 34,049	$ 91,419	$ 250,568	$ 73,688	$ 42,497	$ 19,338
LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$ -	$ -	$ -	$ -	$ -	$ -
Income Taxes Payable	-	1,814	-	-	-	-
Insurance Payable	47	-	16	-	-	-
Due to the Manager or its Affiliates	1,614	-	480	-	-	-
Total Liabilities	1,661	1,814	496	-	-	-
Members' Equity
Membership Contributions	32,824	84,902	250,545	58,900	32,764	19,531
Capital Contribution for Operating Expense	77	1,527	44	11	2,903	59
Capital Contribution for shortfall at Offering close	-	-	-	14,788	6,841	-
Distribution to RSE Collection	(424)	-	-	-	-	(232)
Distribution to Series	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(89)	3,176	(517)	(11)	(11)	(20)
Members' Equity	32,388	89,605	250,072	73,688	42,497	19,338
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 34,049	$ 91,419	$ 250,568	$ 73,688	$ 42,497	$ 19,338

See accompanying notes, which are an integral part of these financial statements

RSE COLLECTION, LLC

Consolidated Balance Sheets as of June 30, 2022 (unaudited)

	Series #MACWORLD1	Series #KENNERSET	Series #LEDZEPP1	Series #VEEVIPER	Series #BEEPLE1	Series #WARHOL1	Consolidated
Assets
Current Assets
Cash and Cash Equivalents	$ 1,030	$ 323	$ 402	$ 400	$ 500	$ 2,800	$ 179,840
Pre-paid Insurance	79	29	23	17	-	23	3,686
Due from the Manager or its Affiliates	-	-	-	-	-	-	3,754
Total Current Assets	1,109	352	425	417	500	2,823	187,280
Other Assets
Collection Assets - Deposit	-	-	-	-	-	-	-
Collection Assets - Owned	202,121	10,330	42,000	70,000	75,206	160,119	12,345,268
Other Assets	-	-	-	-	2,981	-	62,841
TOTAL ASSETS	$ 203,231	$ 10,682	$ 42,425	$ 70,417	$ 78,687	$ 162,942	$ 12,595,389
LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$ -	$ -	$ -	$ -	$ -	$ -	$ 16,880
Income Taxes Payable	-	-	-	-	-	-	48,371
Insurance Payable	-	6	22	3	-	-	3,258
Due to the Manager or its Affiliates	-	-	-	-	-	-	3,012,316
Total Liabilities	-	6	22	3	-	-	3,080,825
Members' Equity
Membership Contributions	203,390	10,851	42,600	70,909	66,810	163,666	9,440,518
Capital Contribution for Operating Expense	121	47	41	34	2,983	32	857,714
Capital Contribution for shortfall at Offering close	-	-	-	-	8,896	-	74,940
Distribution to RSE Collection	(238)	(198)	(198)	(509)	-	(747)	-
Distribution to Series	-	-	-	-	-	-	-
Accumulated Surplus / (Deficit)	(42)	(24)	(40)	(20)	(2)	(9)	(858,608)
Members' Equity	203,231	10,676	42,403	70,414	78,687	162,942	9,514,564
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 203,231	$ 10,682	$ 42,425	$ 70,417	$ 78,687	$ 162,942	$ 12,595,389

See accompanying notes, which are an integral part of these financial statements

RSE COLLECTION, LLC

Consolidated Balance Sheets as of December 31, 2021

	Series #69BM1	Series #85FT1	Series #88LJ1	Series #55PS1	Series #95BL1	Series #89PS1
Assets
Current Assets
Cash and Cash Equivalents	$4,149	$-	$-	$2,214	$1,000	$1,271
Pre-paid Insurance	-	-	-	-	-	-
Total Current Assets	4,149	-	-	2,214	1,000	1,271

Collectible Asset - Owned	106,266	175,826	132,382	408,386	114,581	160,000
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$110,415	$175,826	$132,382	$410,600	$115,581	$161,271

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$300	$300	$300	$300	$340	$300
Income Taxes Payable	-	-	-	-	-	-
Insurance Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	-
Total Liabilities	300	300	300	300	340	300
Members' Equity
Membership Contributions	111,236	163,883	133,508	422,131	116,742	161,521
Capital Contribution for Operating Expense	13,900	16,146	15,262	31,995	12,161	11,286
Capital Contribution for shortfall at Offering close	-	12,344	-	3,357	444	-
Distribution to RSE Collection	(821)	(401)	(1,126)	(14,889)	(1,645)	(250)
Retained Earnings / (Accumulated Deficit)	(14,200)	(16,446)	(15,562)	(32,294)	(12,461)	(11,586)
Members' Equity	110,115	175,526	132,082	410,300	115,241	160,971
TOTAL LIABILITIES AND MEMBERS' EQUITY	$110,415	$175,826	$132,382	$410,600	$115,581	$161,271

See accompanying notes, which are an integral part of these financial statements

RSE COLLECTION, LLC

Consolidated Balance Sheets as of December 31, 2021

	Series #90FM1	Series #83FB1	Series #98DV1	Series #93XJ1	Series #02AX1
Assets
Current Assets
Cash and Cash Equivalents	$ 485	$ 2,485	$ 2,500	$ 1,485	$ 1,985
Pre-paid Insurance	-	-	-	-	-
Total Current Assets	485	2,485	2,500	1,485	1,985

Collectible Assets - Owned	14,786	332,806	122,544	488,586	101,786
Other Assets	-	-	-	-	-
TOTAL ASSETS	$ 15,271	$ 335,291	$ 125,044	$ 490,071	$ 103,771

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$ 300	$ 300	$ 300	$ -	$ 300
Income Taxes Payable	-	-	-	-	-
Insurance Payable	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-
Total Liabilities	300	300	300	-	300
Members' Equity
Membership Contributions	15,446	335,691	125,757	487,801	104,452
Capital Contribution for Operating Expense	10,852	13,801	11,255	6,953	10,210
Capital Contribution for shortfall at Offering close	-	-	-	7,373	-
Distribution to RSE Collection	(175)	(400)	(713)	(5,103)	(681)
Retained Earnings / (Accumulated Deficit)	(11,152)	(14,101)	(11,555)	(6,953)	(10,510)
Members' Equity	14,971	334,991	124,744	490,071	103,471
TOTAL LIABILITIES AND MEMBERS' EQUITY	$ 15,271	$ 335,291	$ 125,044	$ 490,071	$ 103,771

See accompanying notes, which are an integral part of these financial statements

RSE COLLECTION, LLC

Consolidated Balance Sheets as of December 31, 2021

	Series #99LE1	Series #91MV1	Series #92LD1	Series #94DV1	Series #72MC1
Assets
Current Assets
Cash and Cash Equivalents	$1,985	$984	$1,853	$1,984	$4,989
Pre-paid Insurance	-	-	-	-	-
Total Current Assets	1,985	984	1,853	1,984	4,989

Collectible Asset - Owned	64,271	35,437	158,042	52,787	115,562
Other Assets	-	-	-	-	-
TOTAL ASSETS	$66,256	$36,421	$159,895	$54,771	$120,551

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$300	$300	$300	$300	$300
Income Taxes Payable	-	-	-	-	-
Insurance Payable	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	140	-	-
Total Liabilities	300	300	440	300	300
Members' Equity
Membership Contributions	66,699	36,621	160,430	54,771	120,551
Capital Contribution for Operating Expense	10,254	10,011	10,677	10,131	10,266
Capital Contribution for shortfall at Offering close	-	-	-	-	-
Distribution to RSE Collection	(443)	(200)	-	-	-
Retained Earnings / (Accumulated Deficit)	(10,554)	(10,311)	(11,652)	(10,431)	(10,566)
Members' Equity	65,956	36,121	159,455	54,471	120,251
TOTAL LIABILITIES AND MEMBERS' EQUITY	$66,256	$36,421	$159,895	$54,771	$120,551

See accompanying notes, which are an integral part of these financial statements

RSE COLLECTION, LLC

Consolidated Balance Sheets as of December 31, 2021

	Series #06FG1	Series #11BM1	Series #80LC1	Series #02BZ1	Series #88BM1	Series #63CC1
Assets
Current Assets
Cash and Cash Equivalents	$9,800	$2,000	$3,504	$3,000	$2,000	$1,999
Pre-paid Insurance	-	-	-	-	-	-
Total Current Assets	9,800	2,000	3,504	3,000	2,000	1,999

Collectible Asset - Owned	-	79,786	612,439	186,301	136,465	120,286
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$9,800	$81,786	$615,943	$189,301	$138,465	$122,285
LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$-	$300	$300	$300	$300	$300
Income Taxes Payable	9,635	-	-	-	-	-
Insurance Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	165	-	-	-	-	-
Total Liabilities	9,800	300	300	300	300	300
Members' Equity
Membership Contributions	-	82,286	616,716	189,601	138,765	122,586
Capital Contribution for Operating Expense	-	9,414	13,147	10,931	9,868	9,649
Capital Contribution for shortfall at Offering close	-	-	-	-	-	-
Distribution to RSE Collection	-	(500)	(774)	(300)	(300)	(300)
Retained Earnings / (Accumulated Deficit)	-	(9,714)	(13,446)	(11,231)	(10,168)	(9,950)
Members' Equity	-	81,486	615,643	189,001	138,165	121,985
TOTAL LIABILITIES AND MEMBERS' EQUITY	$9,800	$81,786	$615,943	$189,301	$138,465	$122,285

See accompanying notes, which are an integral part of these financial statements

RSE COLLECTION, LLC

Consolidated Balance Sheets as of December 31, 2021

	Series #76PT1	Series #75RA1	Series #65AG1	Series #93FS1	Series #90MM1	Series #61JE1
Assets
Current Assets
Cash and Cash Equivalents	$1,999	$2,649	$3,700	$3,050	$1,799	$2,898
Pre-paid Insurance	-	-	-	-	-	-
Total Current Assets	1,999	2,649	3,700	3,050	1,799	2,898

Collectible Asset - Owned	182,802	75,903	170,286	131,136	23,187	235,388
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$184,801	$78,552	$173,986	$134,186	$24,986	$238,286

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$300	$300	$300	$300	$300	$300
Income Taxes Payable	-	-	-	-	-	-
Insurance Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	-
Total Liabilities	300	300	300	300	300	300
Members' Equity
Membership Contributions	185,301	79,052	173,986	134,186	24,986	238,636
Capital Contribution for Operating Expense	9,859	10,161	9,546	7,573	6,707	9,445
Capital Contribution for shortfall at Offering close	-	-	-	-	-	-
Distribution to RSE Collection	(500)	(500)	-	-	-	(350)
Retained Earnings / (Accumulated Deficit)	(10,159)	(10,461)	(9,846)	(7,873)	(7,007)	(9,745)
Members' Equity	184,501	78,252	173,686	133,886	24,686	237,986
TOTAL LIABILITIES AND MEMBERS' EQUITY	$184,801	$78,552	$173,986	$134,186	$24,986	$238,286

See accompanying notes, which are an integral part of these financial statements

RSE COLLECTION, LLC

Consolidated Balance Sheets as of December 31, 2021

	Series #65FM1	Series #88PT1	Series #94LD1	Series #99SS1	Series #94FS1	Series #61MG1
Assets
Current Assets
Cash and Cash Equivalents	$2,300	$4,148	$4,550	$3,064	$2,962	$4,197
Pre-paid Insurance	-	-	-	-	-	-
Total Current Assets	2,300	4,148	4,550	3,064	2,962	4,197

Collectible Asset - Owned	75,997	63,071	572,236	129,227	138,482	325,590
Other Assets	-	-	-	-	-	-
TOTAL ASSETS	$78,297	$67,219	$576,786	$132,291	$141,444	$329,787
LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$300	$300	$300	$300	$300	$300
Income Taxes Payable	-	-	-	-	-	-
Insurance Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	-
Total Liabilities	300	300	300	300	300	300
Members' Equity
Membership Contributions	79,297	65,005	577,286	133,279	141,794	330,287
Capital Contribution for Operating Expense	8,540	7,123	10,993	7,627	6,915	8,354
Capital Contribution for shortfall at Offering close	-	2,214	-	-	-	-
Distribution to RSE Collection	(1,000)	-	(500)	(988)	(350)	(500)
Retained Earnings / (Accumulated Deficit)	(8,840)	(7,423)	(11,293)	(7,927)	(7,215)	(8,654)
Members' Equity	77,997	66,919	576,486	131,991	141,144	329,487

See accompanying notes, which are an integral part of these financial statements

RSE COLLECTION, LLC

Consolidated Balance Sheets as of December 31, 2021

TOTAL LIABILITIES AND MEMBERS' EQUITY	$78,297	$67,219	$576,786	$132,291	$141,444	$329,787

	Series #92CC1	Series #89FT1	Series #80PN1	Series #89FG2	Series #88LL1	Series #03SS1	Consolidated
Assets
Current Assets
Cash and Cash Equivalents	$2,412	$1,714	$3,662	$3,288	$5,489	$-	$119,066
Pre-paid Insurance	-	-	-	-	-	-	-
Total Current Assets	2,412	1,714	3,662	3,288	5,489	-	119,066

Collectible Asset - Owned	46,188	175,136	47,388	119,562	277,811	-	7,804,039
Other Assets	-	-	-	-	-	-	958
TOTAL ASSETS	$48,600	$176,850	$51,050	$122,850	$283,300	$-	$7,924,063

LIABILITIES AND MEMBERS' EQUITY / (DEFICIT)
Liabilities
Current Liabilities
Accounts Payable	$300	$300	$300	$300	$300	$-	$12,360
Income Taxes Payable	-	-	-	-	-	-	9,635
Insurance Payable	-	-	-	-	-	-	225
Due to the Manager or its Affiliates	-	-	-	-	-	-	1,230,157
Total Liabilities	300	300	300	300	300	-	1,252,377
Members' Equity
Membership Contributions	48,600	176,850	47,020	123,550	283,775	-	6,683,292
Capital Contribution for Operating Expense	6,386	8,090	6,234	6,455	8,239	-	660,083

See accompanying notes, which are an integral part of these financial statements

RSE COLLECTION, LLC

Consolidated Balance Sheets as of December 31, 2021

Capital Contribution for shortfall at Offering close	-	400	4,030	-	-	-	44,272
Distribution to RSE Collection	-	(400)	-	(700)	(475)	-	-
Retained Earnings / (Accumulated Deficit)	(6,686)	(8,390)	(6,534)	(6,755)	(8,539)	-	(715,961)
Members' Equity	48,300	176,550	50,750	122,550	283,000	-	6,671,686
TOTAL LIABILITIES AND MEMBERS' EQUITY	$48,600	$176,850	$51,050	$122,850	$283,300	$-	$7,924,063

See accompanying notes, which are an integral part of these financial statements

RSE COLLECTION, LLC
Consolidated Statements of Operations

Six-Months Ended June 30, 2022 (unaudited)

	Series #69BM1	Series #85FT1	Series #88LJ1	Series #55PS1	Series #95BL1	Series #89PS1
Expenses, gains, losses, interest and other investing income
Storage	$ (900)	$ (900)	$ (900)	$ (600)	$ (900)	$ (900)
Transportation	-	-	-	(5,300)	-	-
Insurance	(68)	(115)	(85)	(270)	(75)	(107)
Maintenance	(25)	(25)	(25)	(868)	(25)	(25)
Bookkeeping and Accounting Fees	(145)	(145)	(145)	(145)	(145)	(145)
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Transaction Fee	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Impairment	-	-	-	-	-	-
Loss on Sale of Digital Assets	-	-	-	-	-	-
Investment Income/(Loss)	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(1,138)	(1,185)	(1,155)	(7,183)	(1,145)	(1,177)
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$ (1,138)	$ (1,185)	$ (1,155)	$ (7,183)	$ (1,145)	$ (1,177)

Basic and Diluted (Loss) per Membership Interest	$ (0.57)	$ (0.59)	$ (0.58)	$ (3.59)	$ (0.57)	$ (0.59)
Weighted Average Membership Interests	2,000	2,000	2,000	2,000	2,000	2,000

See accompanying notes, which are an integral part of these financial statements

RSE COLLECTION, LLC
Consolidated Statements of Operations

Six-Months Ended June 30, 2022 (unaudited)

	Series #90FM1	Series #83FB1	Series #98DV1	Series #93XJ1	Series #02AX1
Expenses, gains, losses, interest and other investing income
Storage	$ (900)	$ (900)	$ (900)	$ (600)	$ (900)
Transportation	-	-	-	(2,375)	-
Insurance	(9)	(221)	(80)	(308)	(67)
Maintenance	(25)	(25)	(25)	(25)	(25)
Bookkeeping and Accounting Fees	(145)	(145)	(145)	(145)	(145)
Marketing Expense	-	-	-	-	-
Banking Fees	-	-	-	-	-
Transaction Fee	-	-	-	-	-
Gain on Sale	-	-	-	-	-
Loss on Sale	-	-	-	-	-
Loss on Impairment	-	-	-	-	-
Loss on Sale of Digital Assets	-	-	-	-	-
Investment Income/(Loss)	-	-	-	-	-
Income / (Loss) Before Income Taxes	(1,079)	(1,291)	(1,150)	(3,453)	(1,137)
Provision for Income Taxes	-	-	-	-	-
Net Income / (Loss)	$ (1,079)	$ (1,291)	$ (1,150)	$ (3,453)	$ (1,137)

Basic and Diluted (Loss) per Membership Interest	$ (0.54)	$ (0.26)	$ (0.58)	$ (0.69)	$ (0.57)
Weighted Average Membership Interests	2,000	5,000	2,000	5,000	2,000

See accompanying notes, which are an integral part of these financial statements

RSE COLLECTION, LLC
Consolidated Statements of Operations

Six-Months Ended June 30, 2022 (unaudited)

	Series #99LE1	Series #91MV1	Series #92LD1	Series #94DV1	Series #72MC1
Expenses, gains, losses, interest and other investing income
Storage	$ (900)	$ (900)	$ (900)	$ (900)	$ (900)
Transportation	-	-	-	-	-
Insurance	(41)	(22)	(98)	(35)	(77)
Maintenance	(25)	(25)	(25)	(25)	(25)
Bookkeeping and Accounting Fees	(145)	(145)	(145)	(145)	(145)
Marketing Expense	-	-	-	-	-
Banking Fees	-	-	-	-	-
Transaction Fee	-	-	-	-	-
Gain on Sale	-	-	-	-	-
Loss on Sale	-	-	-	-	-
Loss on Impairment	-	-	-	-	-
Loss on Sale of Digital Assets	-	-	-	-	-
Investment Income/(Loss)	-	-	-	-	-
Income / (Loss) Before Income Taxes	(1,111)	(1,092)	(1,168)	(1,105)	(1,147)
Provision for Income Taxes	-	-	-	-	-
Net Income / (Loss)	$ (1,111)	$ (1,092)	$ (1,168)	$ (1,105)	$ (1,147)

Basic and Diluted (Loss) per Membership Interest	$ (0.56)	$ (0.55)	$ (0.39)	$ (0.55)	$ (0.57)
Weighted Average Membership Interests	2,000	2,000	3,000	2,000	2,000

See accompanying notes, which are an integral part of these financial statements

RSE COLLECTION, LLC
Consolidated Statements of Operations

Six-Months Ended June 30, 2022 (unaudited)

	Series #06FG1	Series #11BM1	Series #80LC1	Series #02BZ1	Series #88BM1	Series #63CC1
Expenses, gains, losses, interest and other investing income
Storage	$ -	$ (900)	$ (900)	$ (900)	$ (900)	$ (900)
Transportation	-	-	-	-	-	-
Insurance	-	(52)	(408)	(124)	(90)	(80)
Maintenance	-	(25)	(1,205)	(25)	(25)	(25)
Bookkeeping and Accounting Fees	-	(145)	(145)	(145)	(145)	(145)
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Transaction Fee	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Impairment	-	-	-	-	-	-
Loss on Sale of Digital Assets	-	-	-	-	-	-
Investment Income/(Loss)	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	-	(1,122)	(2,658)	(1,194)	(1,160)	(1,150)
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$ -	$ (1,122)	$ (2,658)	$ (1,194)	$ (1,160)	$ (1,150)

Basic and Diluted (Loss) per Membership Interest	$ -	$ (0.56)	$ (0.53)	$ (0.40)	$ (0.39)	$ (0.58)
Weighted Average Membership Interests	5,000	2,000	5,000	3,000	3,000	2,000

See accompanying notes, which are an integral part of these financial statements

RSE COLLECTION, LLC
Consolidated Statements of Operations

Six-Months Ended June 30, 2022 (unaudited)

	Series #76PT1	Series #75RA1	Series #65AG1	Series #93FS1	Series #90MM1	Series #61JE1
Expenses, gains, losses, interest and other investing income
Storage	$ (900)	$ (900)	$ (900)	$ (900)	$ (900)	$ (900)
Transportation	-	-	-	-	-	-
Insurance	(120)	(50)	(114)	(87)	(14)	(157)
Maintenance	(25)	(25)	(25)	(25)	(25)	(25)
Bookkeeping and Accounting Fees	(145)	(145)	(145)	(112)	(145)	(145)
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Transaction Fee	-	-	-	-	-	-
Gain on Sale	-	-	-	17,500	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Impairment	-	-	-	-	-	-
Loss on Sale of Digital Assets	-	-	-	-	-	-
Investment Income/(Loss)	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(1,190)	(1,120)	(1,184)	16,376	(1,084)	(1,227)
Provision for Income Taxes	-	-	-	(1,873)	-	-
Net Income / (Loss)	$ (1,190)	$ (1,120)	$ (1,184)	$ 14,503	$ (1,084)	$ (1,227)

Basic and Diluted (Loss) per Membership Interest	$ (0.40)	$ (0.37)	$ (0.59)	$ 7.25	$ (0.22)	$ (0.41)
Weighted Average Membership Interests	3,000	3,000	2,000	2,000	5,000	3,000

See accompanying notes, which are an integral part of these financial statements

RSE COLLECTION, LLC
Consolidated Statements of Operations

Six-Months Ended June 30, 2022 (unaudited)

	Series #65FM1	Series #88PT1	Series #94LD1	Series #99SS1	Series #94FS1	Series #61MG1
Expenses, gains, losses, interest and other investing income
Storage	$ (900)	$ (900)	$ (900)	$ (900)	$ (900)	$ (600)
Transportation	-	-	(7,000)	-	-	(5,300)
Insurance	(50)	(41)	(381)	(84)	(90)	(217)
Maintenance	(25)	(175)	(569)	(25)	(25)	(868)
Bookkeeping and Accounting Fees	(145)	(145)	(145)	(145)	(145)	(145)
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Transaction Fee	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Impairment	-	-	-	-	-	-
Loss on Sale of Digital Assets	-	-	-	-	-	-
Investment Income/(Loss)	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(1,120)	(1,261)	(8,995)	(1,154)	(1,160)	(7,130)
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$ (1,120)	$ (1,261)	$ (8,995)	$ (1,154)	$ (1,160)	$ (7,130)

Basic and Diluted (Loss) per Membership Interest	$ (0.56)	$ (0.57)	$ (1.80)	$ (1.15)	$ (0.58)	$ (1.43)
Weighted Average Membership Interests	2,000	2,200	5,000	1,000	2,000	5,000

See accompanying notes, which are an integral part of these financial statements

RSE COLLECTION, LLC
Consolidated Statements of Operations

Six-Months Ended June 30, 2022 (unaudited)

	Series #92CC1	Series #89FT1	Series #80PN1	Series #89FG2	Series #88LL1	Series #03SS1
Expenses, gains, losses, interest and other investing income
Storage	$ (900)	$ (1,069)	$ (900)	$ (900)	$ (900)	$ -
Transportation	-	(2,300)	-	-	-	-
Insurance	(30)	(116)	(30)	(79)	(183)	-
Maintenance	(25)	(785)	(25)	(25)	(2,058)	-
Bookkeeping and Accounting Fees	(145)	(96)	(145)	(145)	(145)	-
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Transaction Fee	-	-	-	-	-	-
Gain on Sale	-	154,864	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Impairment	-	-	-	-	-	-
Loss on Sale of Digital Assets	-	-	-	-	-	-
Investment Income/(Loss)	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(1,100)	150,498	(1,100)	(1,149)	(3,286)	-
Provision for Income Taxes	-	(30,605)	-	-	-	-
Net Income / (Loss)	$ (1,100)	$ 119,893	$ (1,100)	$ (1,149)	$ (3,286)	$ -

Basic and Diluted (Loss) per Membership Interest	$ (0.55)	$ 29.97	$ (0.22)	$ (0.68)	$ (1.64)	$ -
Weighted Average Membership Interests	2,000	4,000	5,000	1,700	2,000	3,000

See accompanying notes, which are an integral part of these financial statements

RSE COLLECTION, LLC
Consolidated Statements of Operations

Six-Months Ended June 30, 2022 (unaudited)

	Series #MEEB11275	Series #82TAYLOR	Series #HOLMES	Series #HULK180	Series #05JAYZ	Series #JUSTINIAN
Expenses, gains, losses, interest and other investing income
Storage	$ -	$ (3)	$ (3)	$ (3)	$ (19)	$ (3)
Transportation	-	-	-	-	(216)	-
Insurance	-	(88)	(53)	(65)	(114)	(106)
Maintenance	-	-	-	-	-	-
Bookkeeping and Accounting Fees	(137)	(137)	(137)	(137)	(137)	(137)
Marketing Expense	-	-	-	-	-	(357)
Banking Fees	-	-	-	-	-	-
Transaction Fee	(6)	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Impairment	-	-	-	-	(3,915)	-
Loss on Sale of Digital Assets	-	-	-	-	-	-
Investment Income/(Loss)	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(143)	(228)	(193)	(205)	(4,401)	(603)
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$ (143)	$ (228)	$ (193)	$ (205)	$ (4,401)	$ (603)

Basic and Diluted (Loss) per Membership Interest	$ (0.07)	$ (0.09)	$ (0.02)	$ (0.06)	$ (2.20)	$ (0.30)
Weighted Average Membership Interests	2,000	2,500	10,000	3,700	2,000	2,000

See accompanying notes, which are an integral part of these financial statements

RSE COLLECTION, LLC
Consolidated Statements of Operations

Six-Months Ended June 30, 2022 (unaudited)

	Series #67ICEBOWL	Series #DKCOUNTRY	Series #FALCON	Series #MARIOWRLD	Series #82AV1	Series #SUPERBWL1
Expenses, gains, losses, interest and other investing income
Storage	$ (3)	$ (3)	$ (3)	$ (3)	$ (750)	$ (18)
Transportation	-	-	-	-	-	(216)
Insurance	(75)	(103)	(248)	(650)	(159)	(88)
Maintenance	-	-	-	-	(25)	-
Bookkeeping and Accounting Fees	(133)	(133)	(133)	(130)	(113)	(92)
Marketing Expense	-	-	(47)	(47)	-	-
Banking Fees	-	-	-	-	-	-
Transaction Fee	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Impairment	-	-	-	-	-	-
Loss on Sale of Digital Assets	-	-	-	-	-	-
Investment Income/(Loss)	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(211)	(239)	(431)	(830)	(1,047)	(414)
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$ (211)	$ (239)	$ (431)	$ (830)	$ (1,047)	$ (414)

Basic and Diluted (Loss) per Membership Interest	$ (0.07)	$ (0.02)	$ (0.01)	$ (0.06)	$ (0.26)	$ (0.05)
Weighted Average Membership Interests	3,000	10,000	33,000	14,875	4,000	7,600

See accompanying notes, which are an integral part of these financial statements

RSE COLLECTION, LLC
Consolidated Statements of Operations

Six-Months Ended June 30, 2022 (unaudited)

	Series #MEEB7985	Series #BONDWATCH	Series #95FF1	Series #MAYC857	Series #PUNK2981	Series #WOW2221
Expenses, gains, losses, interest and other investing income
Storage	$ -	$ (2)	$ (600)	$ -	$ -	$ -
Transportation	-	-	-	-	-	-
Insurance	-	(191)	(47)	-	-	-
Maintenance	-	-	(175)	-	-	-
Bookkeeping and Accounting Fees	(92)	(76)	(76)	(75)	(76)	(68)
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Transaction Fee	-	-	-	(44)	-	(46)
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Impairment	-	-	-	-	-	-
Loss on Sale of Digital Assets	-	-	-	-	-	-
Investment Income/(Loss)	-	-	-	5,172	-	2,934
Income / (Loss) Before Income Taxes	(92)	(269)	(898)	5,053	(76)	2,820
Provision for Income Taxes	-	-	-	(1,837)	-	(1,025)
Net Income / (Loss)	$ (92)	$ (269)	$ (898)	$ 3,216	$ (76)	$ 1,795

Basic and Diluted (Loss) per Membership Interest	$ (0.00)	$ (0.02)	$ (0.08)	$ 0.05	$ (0.02)	$ 0.40
Weighted Average Membership Interests	20,000	12,000	10,800	62,000	4,000	7,000

See accompanying notes, which are an integral part of these financial statements

RSE COLLECTION, LLC
Consolidated Statements of Operations

Six-Months Ended June 30, 2022 (unaudited)

	Series #NIKON1	Series #LOTF	Series #DOOD6778	Series #BAKC7820	Series #NBAJAM	Series #SANDBOX1
Expenses, gains, losses, interest and other investing income
Storage	$ (2)	$ (2)	$ -	$ -	$ (18)	$ -
Transportation	-	-	-	-	(215)	-
Insurance	(75)	(22)	-	-	(153)	-
Maintenance	-	-	-	-	-	-
Bookkeeping and Accounting Fees	(63)	(63)	(63)	(53)	(53)	(43)
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Transaction Fee	-	-	(7)	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Impairment	-	-	-	-	-	-
Loss on Sale of Digital Assets	-	-	-	-	-	-
Investment Income/(Loss)	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(140)	(87)	(70)	(53)	(439)	(43)
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$ (140)	$ (87)	$ (70)	$ (53)	$ (439)	$ (43)

Basic and Diluted (Loss) per Membership Interest	$ (0.07)	$ (0.01)	$ (0.01)	$ (0.01)	$ (0.02)	$ (0.00)
Weighted Average Membership Interests	2,000	6,000	6,000	9,400	21,000	10,400

See accompanying notes, which are an integral part of these financial statements

RSE COLLECTION, LLC
Consolidated Statements of Operations

Six-Months Ended June 30, 2022 (unaudited)

	Series #WOW6586	Series #AZUKI6704	Series #58PELE4	Series #OBAMABALL	Series #BART	Series #HOMER
Expenses, gains, losses, interest and other investing income
Storage	$ -	$ -	$ (1)	$ (17)	$ (1)	$ (1)
Transportation	-	-	-	(217)	-	-
Insurance	-	-	(56)	(113)	(31)	(31)
Maintenance	-	-	-	-	-	-
Bookkeeping and Accounting Fees	(43)	(43)	(35)	(35)	(35)	(35)
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Transaction Fee	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Impairment	-	-	-	-	-	-
Loss on Sale of Digital Assets	-	-	-	-	-	-
Investment Income/(Loss)	4,398	-	-	-	-	-
Income / (Loss) Before Income Taxes	4,355	(43)	(92)	(382)	(67)	(67)
Provision for Income Taxes	(1,583)	-	-	-	-	-
Net Income / (Loss)	$ 2,772	$ (43)	$ (92)	$ (382)	$ (67)	$ (67)

Basic and Diluted (Loss) per Membership Interest	$ 0.43	$ (0.01)	$ (0.01)	$ (0.13)	$ (0.02)	$ (0.01)
Weighted Average Membership Interests	6,400	8,000	10,500	3,000	3,000	5,000

See accompanying notes, which are an integral part of these financial statements

RSE COLLECTION, LLC
Consolidated Statements of Operations

Six-Months Ended June 30, 2022 (unaudited)

	Series #SI1	Series #GOLD1	Series #VERSTAPP1	Series #96TIGER	Series #88ZELDA	Series #STARWARS3
Expenses, gains, losses, interest and other investing income
Storage	$ (11)	$ (1)	$ (1)	$ (11)	$ (1)	$ (1)
Transportation	-	-	-	-	-	-
Insurance	(14)	(41)	(47)	(92)	(69)	(37)
Maintenance	-	-	-	-	-	-
Bookkeeping and Accounting Fees	(35)	(35)	(28)	(28)	(28)	(28)
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Transaction Fee	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Impairment	-	-	-	-	-	-
Loss on Sale of Digital Assets	-	-	-	-	-	-
Investment Income/(Loss)	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(60)	(77)	(76)	(131)	(98)	(66)
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$ (60)	$ (77)	$ (76)	$ (131)	$ (98)	$ (66)

Basic and Diluted (Loss) per Membership Interest	$ (0.01)	$ (0.02)	$ (0.01)	$ (0.01)	$ (0.04)	$ (0.01)
Weighted Average Membership Interests	4,000	4,000	11,000	12,000	2,600	5,000

See accompanying notes, which are an integral part of these financial statements

RSE COLLECTION, LLC
Consolidated Statements of Operations

Six-Months Ended June 30, 2022 (unaudited)

	Series #YEEZY	Series #MAYC9114	Series #VFRNDS1	Series #MBIRD2754	Series #VEEFRND1	Series #TREASURE
Expenses, gains, losses, interest and other investing income
Storage	$ (1)	$ -	$ (1)	$ -	$ -	$ (1)
Transportation	-	-	-	-	-	-
Insurance	(60)	-	(23)	-	-	(8)
Maintenance	-	-	-	-	-	-
Bookkeeping and Accounting Fees	(28)	(26)	(13)	(11)	(11)	(11)
Marketing Expense	-	-	(480)	-	-	-
Banking Fees	-	-	-	-	-	-
Transaction Fee	-	-	-	-	-	-
Gain on Sale	-	-	-	-	-	-
Loss on Sale	-	-	-	-	-	-
Loss on Impairment	-	-	-	-	-	-
Loss on Sale of Digital Assets	-	-	-	-	-	-
Investment Income/(Loss)	-	5,016	-	-	-	-
Income / (Loss) Before Income Taxes	(89)	4,990	(517)	(11)	(11)	(20)
Provision for Income Taxes	-	(1,814)	-	-	-	-
Net Income / (Loss)	$ (89)	$ 3,176	$ (517)	$ (11)	$ (11)	$ (20)

Basic and Diluted (Loss) per Membership Interest	$ (0.01)	$ 0.12	$ 0.04	$ (0.00)	$ (0.00)	$ (0.00)
Weighted Average Membership Interests	17,500	27,500	12,000	6,720	4,500	20,000

See accompanying notes, which are an integral part of these financial statements

RSE COLLECTION, LLC
Consolidated Statements of Operations

Six-Months Ended June 30, 2022 (unaudited)

	Series #MACWORLD1	Series #KENNERSET	Series #LEDZEPP1	Series #VEEVIPER	Series #BEEPLE1	Series #WARHOL1	Consolidated
Expenses, gains, losses, interest and other investing income
Storage	$ (1)	$ (1)	$ (1)	$ (1)	$ -	$ (1)	$ (44,581)
Transportation	-	-	-	-	-	-	(26,378)
Insurance	(30)	(12)	(28)	(9)	-	(6)	(13,296)
Maintenance	-	-	-	-	-	-	(8,935)
Bookkeeping and Accounting Fees	(11)	(11)	(11)	(10)	(2)	(2)	(8,471)
Marketing Expense	-	-	-	-	-	-	(13,215)
Banking Fees	-	-	-	-	-	-	-
Transaction Fee	-	-	-	-	-	-	(314)
Gain on Sale	-	-	-	-	-	-	172,364
Loss on Sale	-	-	-	-	-	-	-
Loss on Impairment	-	-	-	-	-	-	(44,674)
Loss on Sale of Digital Assets	-	-	-	-	-	-	(239)
Investment Income/(Loss)	-	-	-	-	-	-	21,401
Income / (Loss) Before Income Taxes	(42)	(24)	(40)	(20)	(2)	(9)	33,662
Provision for Income Taxes	-	-	-	-	-	-	(38,736)
Net Income / (Loss)	$ (42)	$ (24)	$ (40)	$ (20)	$ (2)	$ (9)	$ (5,074)

Basic and Diluted (Loss) per Membership Interest	$ (0.03)	$ (0.00)	$ (0.00)	$ (0.00)	$ (0.00)	$ (0.00)
Weighted Average Membership Interests	1,250	8,000	15,000	13,600	17,000	4,500

See accompanying notes, which are an integral part of these financial statements

RSE COLLECTION, LLC

Consolidated Statements of Operations

Six-Months Ended June 30, 2021 (unaudited)

	Series #69BM1	Series #85FT1	Series #88LJ1	Series #55PS1	Series #95BL1	Series #89PS1
Expenses, gains, losses, interest and other investing income
Storage	$ (1,203)	$ (1,203)	$ (1,203)	$ (1,203)	$ (1,203)	$ (1,203)
Transportation	-	-	-	-	-	-
Insurance	(65)	(110)	(81)	(258)	(72)	102
Bookkeeping and Accounting Fees	(600)	(600)	(600)	(600)	(600)	(600)
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	(210)	-	(150)
Gain (Loss) on Sale	-	-	-	-	-	-
Loss on Impairment	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(1,868)	(1,913)	(1,884)	(2,271)	(1,875)	(2,055)
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$ (1,868)	$ (1,913)	$ (1,884)	$ (2,271)	$ (1,875)	$ (2,055)

Basic and Diluted (Loss) per Membership Interest	$ (0.93)	$ (0.96)	$ (0.94)	$ (1.14)	$ (0.94)	$ (1.03)
Weighted Average Membership Interests	2,000	2,000	2,000	2,000	2,000	2,000

See accompanying notes, which are an integral part of these financial statements

RSE COLLECTION, LLC

Consolidated Statements of Operations

Six-Months Ended June 30, 2021 (unaudited)

	Series #90FM1	Series #83FB1	Series #98DV1	Series #93XJ1	Series #02AX1
Expenses, gains, losses, interest and other investing income
Storage	$ (1,203)	$ (1,203)	$ (1,203)	$ -	$ (1,203)
Transportation	-	-	-	-	-
Insurance	(9)	(210)	(76)	(293)	(64)
Bookkeeping and Accounting Fees	(600)	(600)	(600)	(600)	(600)
Marketing Expense	-	-	-	-	-
Banking Fees	-	-	-	-	-
Gain (Loss) on Sale	-	-	-	-	-
Loss on Impairment	-	-	-	-	-
Income / (Loss) Before Income Taxes	(1,812)	(2,013)	(1,879)	(893)	(1,867)
Provision for Income Taxes	-	-	-	-	-
Net Income / (Loss)	$ (1,812)	$ (2,013)	$ (1,879)	$ (893)	$ (1,867)

Basic and Diluted (Loss) per Membership Interest	$ (0.91)	$ (0.40)	$ (0.94)	$ (0.18)	$ (0.93)
Weighted Average Membership Interests	2,000	5,000	2,000	5,000	2,000

See accompanying notes, which are an integral part of these financial statements

RSE COLLECTION, LLC

Consolidated Statements of Operations

Six-Months Ended June 30, 2021 (unaudited)

	Series #99LE1	Series #91MV1	Series #92LD1	Series #94DV1	Series #72MC1
Expenses, gains, losses, interest and other investing income
Storage	$ (1,203)	$ (1,203)	$ (1,203)	$ (1,203)	$ (1,203)
Transportation	-	-	-	-	-
Insurance	(40)	(22)	(93)	(33)	(73)
Bookkeeping and Accounting Fees	(600)	(600)	(600)	(600)	(600)
Marketing Expense	-	-	-	-	-
Banking Fees	-	-	-	-	-
Gain (Loss) on Sale	-	-	-	-	-
Loss on Impairment	-	-	-	-	-
Income / (Loss) Before Income Taxes	(1,843)	(1,825)	(1,896)	(1,836)	(1,876)
Provision for Income Taxes	-	-	-	-	-
Net Income / (Loss)	$ (1,843)	$ (1,825)	$ (1,896)	$ (1,836)	$ (1,876)

Basic and Diluted (Loss) per Membership Interest	$ (0.92)	$ (0.91)	$ (0.63)	$ (0.92)	$ (0.94)
Weighted Average Membership Interests	2,000	2,000	3,000	2,000	2,000

See accompanying notes, which are an integral part of these financial statements

RSE COLLECTION, LLC

Consolidated Statements of Operations

Six-Months Ended June 30, 2021 (unaudited)

	Series #06FG1	Series #11BM1	Series #80LC1	Series #02BZ1	Series #88BM1	Series #63CC1
Expenses, gains, losses, interest and other investing income
Storage	$ (1,090)	$ (1,203)	$ (1,203)	$ (1,203)	$ (1,203)	$ (1,203)
Transportation	-	-	-	-	-	-
Insurance	(197)	(50)	(388)	(118)	(86)	(76)
Bookkeeping and Accounting Fees	(527)	(600)	(600)	(600)	(600)	(600)
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Gain (Loss) on Sale	55,714	-	-	-	-	-
Loss on Impairment	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	53,900	(1,853)	(2,191)	(1,921)	(1,889)	(1,879)
Provision for Income Taxes	(9,635)	-	-	-	-	-
Net Income / (Loss)	$ 44,265	$ (1,853)	$ (2,191)	$ (1,921)	$ (1,889)	$ (1,879)

Basic and Diluted (Loss) per Membership Interest	$ 8.85	$ (0.93)	$ (0.44)	$ (0.64)	$ (0.63)	$ (0.94)
Weighted Average Membership Interests	5,000	2,000	5,000	3,000	3,000	2,000

See accompanying notes, which are an integral part of these financial statements

RSE COLLECTION, LLC

Consolidated Statements of Operations

Six-Months Ended June 30, 2021 (unaudited)

	Series #76PT1	Series #75RA1	Series #65AG1	Series #93FS1	Series #90MM1	Series #61JE1
Expenses, gains, losses, interest and other investing income
Storage	$ (1,203)	$ (1,203)	$ (1,203)	$ (1,203)	$ (1,203)	$ (1,203)
Transportation	-	-	-	-	-	-
Insurance	(114)	(48)	(108)	(83)	(14)	(149)
Bookkeeping and Accounting Fees	(600)	(600)	(600)	(600)	(600)	(600)
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Gain (Loss) on Sale	-	-	-	-	-	-
Loss on Impairment	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(1,917)	(1,851)	(1,911)	(1,886)	(1,817)	(1,952)
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$ (1,917)	$ (1,851)	$ (1,911)	$ (1,886)	$ (1,817)	$ (1,952)

Basic and Diluted (Loss) per Membership Interest	$ (0.64)	$ (0.62)	$ (0.96)	$ (0.94)	$ (0.36)	$ (0.65)
Weighted Average Membership Interests	3,000	3,000	2,000	2,000	5,000	3,000

See accompanying notes, which are an integral part of these financial statements

RSE COLLECTION, LLC

Consolidated Statements of Operations

Six-Months Ended June 30, 2021 (unaudited)

	Series #65FM1	Series #88PT1	Series #94LD1	Series #99SS1	Series #94FS1	Series #61MG1
Expenses, gains, losses, interest and other investing income
Storage	$ (1,203)	$ (1,203)	$ (1,203)	$ (1,203)	$ (1,203)	$ (1,203)
Transportation	-	-	-	-	-	-
Insurance	(48)	(39)	(363)	(81)	(86)	(207)
Bookkeeping and Accounting Fees	(600)	(600)	(600)	(600)	(600)	(600)
Marketing Expense	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-
Gain (Loss) on Sale	-	-	-	-	-	-
Loss on Impairment	-	-	-	-	-	-
Income / (Loss) Before Income Taxes	(1,851)	(1,842)	(2,166)	(1,884)	(1,889)	(2,010)
Provision for Income Taxes	-	-	-	-	-	-
Net Income / (Loss)	$ (1,851)	$ (1,842)	$ (2,166)	$ (1,884)	$ (1,889)	$ (2,010)

Basic and Diluted (Loss) per Membership Interest	$ (0.93)	$ (0.84)	$ (0.43)	$ (1.88)	$ (0.94)	$ (0.40)
Weighted Average Membership Interests	2,000	2,200	5,000	1,000	2,000	5,000

See accompanying notes, which are an integral part of these financial statements

RSE COLLECTION, LLC

Consolidated Statements of Operations

Six-Months Ended June 30, 2021 (unaudited)

	Series #92CC1	Series #89FT1	Series #80PN1	Series #89FG2	Series #88LL1	Series #03SS1	Consolidated
Expenses, gains, losses, interest and other investing income
Storage	$ (1,203)	$ (1,203)	$ (1,203)	$ (1,203)	$ (1,203)	$ -	$ (48,009)
Transportation	-	-	-	-	-	-	-
Insurance	(29)	(110)	(29)	(75)	(175)	-	(6,376)
Bookkeeping and Accounting Fees	(600)	(600)	(600)	(600)	(600)	-	(23,927)
Marketing Expense	-	-	-	-	-	-	-
Banking Fees	-	-	-	-	-	-	(630)
Gain (Loss) on Sale	-	-	-	-	-	-	55,714
Loss on Impairment	-	-	-	-	-	-	(11,529)
Income / (Loss) Before Income Taxes	(1,832)	(1,913)	(1,832)	(1,878)	(1,978)	-	(34,757)
Provision for Income Taxes	-	-	-	-	-	-	(9,635)
Net Income / (Loss)	$ (1,832)	$ (1,913)	$ (1,832)	$ (1,878)	$ (1,978)	$ -	$ (44,392)

Basic and Diluted (Loss) per Membership Interest	$ (0.92)	$ (0.48)	$ (0.37)	$ (1.10)	$ (0.99)	$ -
Weighted Average Membership Interests	2,000	4,000	5,000	1,700	2,000	-

See accompanying notes, which are an integral part of these financial statements

RSE COLLECTION, LLC

Consolidated Statements of Members’ Equity

Six-Months Ended June 30, 2022 and 2021 (unaudited)

	Series #69BM1	Series #85FT1	Series #88LJ1	Series #55PS1	Series #95BL1	Series #89PS1
Balance January 1, 2021	$110,400	$175,800	$132,363	$410,540	$115,524	$161,247
Membership Contributions and (Distributions)	-	-	-	-	-	-
Capital Contribution	1,927	2,013	1,958	2,294	1,940	1,997
Distribution to RSE Collection	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net Income/(Loss)	(1,868)	(1,913)	(1,884)	(2,271)	(1,875)	(2,055)
Balance June 30, 2021	$110,459	$175,900	$132,437	$410,563	$115,589	$161,189

	Series #69BM1	Series #85FT1	Series #88LJ1	Series #55PS1	Series #95BL1	Series #89PS1
Balance January 1, 2022	$ 110,115	$ 175,526	$ 132,082	$ 410,300	$ 115,241	$ 160,971
Distribution	-	-	-	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	1,308	1,369	1,330	3,564	1,317	1,359
Capital Contribution for shortfall at Offering close	-
Distribution to RSE Collection	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net Income/(Loss)	(1,138)	(1,185)	(1,155)	(7,183)	(1,145)	(1,177)
Balance June 30, 2022	$ 110,285	$ 175,710	$ 132,258	$ 406,681	$ 115,413	$ 161,153

See accompanying notes, which are an integral part of these financial statements

RSE COLLECTION, LLC

Consolidated Statements of Members’ Equity

Six-Months Ended June 30, 2022 and 2021 (unaudited)

	Series #90FM1	Series #83FB1	Series #98DV1	Series #93XJ1	Series #02AX1
Balance January 1, 2021	$15,269	$335,242	$125,026	$490,003	$103,756
Membership Contributions and (Distributions)	-	-	-	-	-
Capital Contribution	1,820	2,204	1,948	1,158	1,925
Distribution to RSE Collection	-	-	-	-	-
Distribution to Series	-	-	-	-	-
Net Income/(Loss)	(1,812)	(2,013)	(1,879)	(893)	(1,867)
Balance June 30, 2021	$15,277	$335,433	$125,095	$490,268	$103,814

	Series #90FM1	Series #83FB1	Series #98DV1	Series #93XJ1	Series #02AX1
Balance January 1, 2022	$ 14,971	$ 334,991	$ 124,744	$ 490,071	$ 103,471
Distribution	-	-	-	-	-
Membership Contributions	-	-	-	-	-
Capital Contribution	1,232	1,507	1,324	3,395	1,307
Capital Contribution for shortfall at Offering close	-	-	-	-	-
Distribution to RSE Collection	-	-	-	-	-
Distribution to Series	-	-	-	-	-
Net Income/(Loss)	(1,079)	(1,291)	(1,150)	(3,453)	(1,137)
Balance June 30, 2022	$ 15,124	$ 335,207	$ 124,918	$ 490,013	$ 103,641

See accompanying notes, which are an integral part of these financial statements

RSE COLLECTION, LLC

Consolidated Statements of Members’ Equity

Six-Months Ended June 30, 2022 and 2021 (unaudited)

	Series #99LE1	Series #91MV1	Series #92LD1	Series #94DV1	Series #72MC1
Balance January 1, 2021	$66,247	$36,416	$159,734	$54,763	$120,534
Membership Contributions and (Distributions)	-	-	-	-	-
Capital Contribution	1,879	1,845	1,980	1,866	1,943
Distribution to RSE Collection	-	-	-	-	-
Distribution to Series	-	-	-	-	-
Net Income/(Loss)	(1,843)	(1,825)	(1,896)	(1,836)	(1,876)
Balance June 30, 2021	$66,283	$36,436	$159,818	$54,793	$120,601

	Series #99LE1	Series #91MV1	Series #92LD1	Series #94DV1	Series #72MC1
Balance January 1, 2022	$ 65,956	$ 36,121	$ 159,455	$ 54,471	$ 120,251
Distribution	-	-	-	-	-
Membership Contributions	-	-	-	-	-
Capital Contribution	1,273	1,249	1,347	1,265	1,320
Capital Contribution for shortfall at Offering close	-	-	-	-	-
Distribution to RSE Collection	-	-	-	-	-
Distribution to Series	-	-	-	-	-
Net Income/(Loss)	(1,111)	(1,092)	(1,168)	(1,105)	(1,147)
Balance June 30, 2022	$ 66,118	$ 36,278	$ 159,635	$ 54,631	$ 120,424

See accompanying notes, which are an integral part of these financial statements

RSE COLLECTION, LLC

Consolidated Statements of Members’ Equity

Six-Months Ended June 30, 2022 and 2021 (unaudited)

	Series #06FG1	Series #11BM1	Series #80LC1	Series #02BZ1	Series #88BM1	Series #63CC1
Balance January 1, 2021	$311,740	$81,774	$615,853	$189,274	$138,445	$122,267
Membership Contributions and (Distributions)	(357,700)	-	-	-	-	-
Capital Contribution	1,695	1,898	2,542	2,027	1,967	1,948
Distribution to RSE Collection	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net Income/(Loss)	44,265	(1,853)	(2,191)	(1,921)	(1,889)	(1,879)
Balance June 30, 2021	$-	$81,819	$616,204	$189,380	$138,523	$122,336

	Series #06FG1	Series #11BM1	Series #80LC1	Series #02BZ1	Series #88BM1	Series #63CC1
Balance January 1, 2022	$ -	$ 81,486	$ 615,643	$ 189,001	$ 138,165	$ 121,985
Distribution	-	-	-	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	-	1,288	2,930	1,381	1,337	1,324
Capital Contribution for shortfall at Offering close	-	-	-	-	-	-
Distribution to RSE Collection	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net Income/(Loss)	-	(1,122)	(2,658)	(1,194)	(1,160)	(1,150)
Balance June 30, 2022	$ -	$ 81,652	$ 615,915	$ 189,188	$ 138,342	$ 122,159

See accompanying notes, which are an integral part of these financial statements

RSE COLLECTION, LLC

Consolidated Statements of Members’ Equity

Six-Months Ended June 30, 2022 and 2021 (unaudited)

	Series #76PT1	Series #75RA1	Series #65AG1	Series #93FS1	Series #90MM1	Series #61JE1
Balance January 1, 2021	$184,775	$78,541	$173,961	$134,167	$24,983	$238,251
Membership Contributions and (Distributions)	-	-	-	-	-	-
Capital Contribution	2,020	1,894	2,009	1,961	1,829	2,088
Distribution to RSE Collection	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net Income/(Loss)	(1,917)	(1,851)	(1,911)	(1,886)	(1,817)	(1,952)
Balance June 30, 2021	$184,878	$78,584	$174,059	$134,242	$24,995	$238,387

	Series #76PT1	Series #75RA1	Series #65AG1	Series #93FS1	Series #90MM1	Series #61JE1
Balance January 1, 2022	$ 184,501	$ 78,252	$ 173,686	$ 133,886	$ 24,686	$ 237,986
Distribution	-	-	-	(147,500)	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	1,376	1,285	1,368	164	1,238	1,424
Capital Contribution for shortfall at Offering close	-	-	-	-	-	-
Distribution to RSE Collection	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net Income/(Loss)	(1,190)	(1,120)	(1,184)	14,503	(1,084)	(1,227)
Balance June 30, 2022	$ 184,687	$ 78,417	$ 173,870	$ 1,053	$ 24,840	$ 238,183

See accompanying notes, which are an integral part of these financial statements

RSE COLLECTION, LLC

Consolidated Statements of Members’ Equity

Six-Months Ended June 30, 2022 and 2021 (unaudited)

	Series #65FM1	Series #88PT1	Series #94LD1	Series #99SS1	Series #94FS1	Series #61MG1
Balance January 1, 2021	$78,286	$67,209	$576,702	$132,272	$141,424	$329,739
Membership Contributions and (Distributions)	-	-	-	-	-	-
Capital Contribution	1,895	1,879	2,495	1,957	1,967	2,197
Distribution to RSE Collection	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net Income/(Loss)	(1,851)	(1,842)	(2,166)	(1,884)	(1,889)	(2,010)
Balance June 30, 2021	$78,330	$67,246	$577,031	$132,345	$141,502	$329,926

	Series #65FM1	Series #88PT1	Series #94LD1	Series #99SS1	Series #94FS1	Series #61MG1
Balance January 1, 2022	$ 77,997	$ 66,919	$ 576,486	$ 131,991	$ 141,144	$ 329,487
Distribution	-	-	-	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	1,285	1,423	9,259	1,329	1,337	3,495
Capital Contribution for shortfall at Offering close	-	-	-	-	-	-
Distribution to RSE Collection	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net Income/(Loss)	(1,120)	(1,261)	(8,995)	(1,154)	(1,160)	(7,130)
Balance June 30, 2022	$ 78,162	$ 67,081	$ 576,750	$ 132,166	$ 141,321	$ 325,852

See accompanying notes, which are an integral part of these financial statements

RSE COLLECTION, LLC

Consolidated Statements of Members’ Equity

Six-Months Ended June 30, 2022 and 2021 (unaudited)

	Series #92CC1	Series #89FT1	Series #80PN1	Series #89FG2	Series #88LL1	Series #03SS1
Balance January 1, 2021	$48,593	$176,825	$51,043	$122,833	$283,259	$5,268
Membership Contributions and (Distributions)	-	-	-	-	-	-
Capital Contribution	1,858	2,012	1,858	1,946	2,137	-
Distribution to RSE Collection	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net Income/(Loss)	(1,832)	(1,913)	(1,832)	(1,878)	(1,978)	-
Balance June 30, 2021	$48,619	$176,924	$51,069	$122,901	$283,418	$5,268

	Series #92CC1	Series #89FT1	Series #80PN1	Series #89FG2	Series #88LL1	Series #03SS1
Balance January 1, 2022	$ 48,300	$ 176,549	$ 50,750	$ 122,550	$ 283,000	$ -
Distribution	-	(301,108)	-	-	-	-
Membership Contributions	-	-	-	-	-	-
Capital Contribution	1,259	4,382	1,259	1,323	3,491	-
Capital Contribution for shortfall at Offering close	-	-	-	-	-	-
Distribution to RSE Collection	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Net Income/(Loss)	(1,100)	119,893	(1,100)	(1,149)	(3,286)	-
Balance June 30, 2022	$ 48,459	$ (284)	$ 50,909	$ 122,724	$ 283,205	$ -

See accompanying notes, which are an integral part of these financial statements

RSE COLLECTION, LLC

Consolidated Statements of Members’ Equity

Six-Months Ended June 30, 2022 and 2021 (unaudited)

	Series #MEEB11275	Series #82TAYLOR	Series #HOLMES	Series #HULK180	Series #05JAYZ	Series #JUSTINIAN
Balance January 1, 2022	$ -	$ -	$ -	$ -	$ -	$ -
Distribution	-	-	-	-	-	-
Membership Contributions	141,061	10,832	20,792	36,738	16,356	15,600
Capital Contribution	1,095	278	233	248	527	214
Capital Contribution for shortfall at Offering close	-	-	-	-	-	-
Distribution to RSE Collection	-	(232)	(292)	(292)	(238)	-
Distribution to Series	-	-	-	-	-	-
Net Income/(Loss)	(143)	(228)	(193)	(205)	(4,401)	(603)
Balance June 30, 2022	$ 142,013	$ 10,650	$ 20,540	$ 36,489	$ 12,244	$ 15,211

See accompanying notes, which are an integral part of these financial statements

RSE COLLECTION, LLC

Consolidated Statements of Members’ Equity

Six-Months Ended June 30, 2022 and 2021 (unaudited)

	Series #67ICEBOWL	Series #DKCOUNTRY	Series #FALCON	Series #MARIOWRLD	Series #82AV1	Series #SUPERBWL1
Balance January 1, 2022	$ -	$ -	$ -	$ -	$ -	$ -
Distribution	-	-	-	-	-	-
Membership Contributions	8,138	14,158	43,580	144,848	289,764	20,181
Capital Contribution	257	293	481	1,001	954	461
Capital Contribution for shortfall at Offering close	-	-	-	-	-	-
Distribution to RSE Collection	(238)	(292)	(281)	(281)	-	(281)
Distribution to Series	-	-	-	-	-	-
Net Income/(Loss)	(211)	(239)	(431)	(830)	(1,047)	(414)
Balance June 30, 2022	$ 7,946	$ 13,920	$ 43,349	$ 144,738	$ 289,671	$ 19,947

See accompanying notes, which are an integral part of these financial statements

RSE COLLECTION, LLC

Consolidated Statements of Members’ Equity

Six-Months Ended June 30, 2022 and 2021 (unaudited)

	Series #MEEB7985	Series #BONDWATCH	Series #95FF1	Series #MAYC857	Series #PUNK2981	Series #WOW2221
Balance January 1, 2022	$ -	$ -	$ -	$ -	$ -	$ -
Distribution	-	-	-	-	-	-
Membership Contributions	34,546	75,280	114,038	49,067	290,600	26,027
Capital Contribution	1,257	355	769	2,506	79	1,367
Capital Contribution for shortfall at Offering close	-	-	-	-	-	-
Distribution to RSE Collection	-	(313)	(550)	-	-	-
Distribution to Series	-	-	-	-	-	-
Net Income/(Loss)	(92)	(269)	(898)	3,216	(76)	1,795
Balance June 30, 2022	$ 35,711	$ 75,053	$ 113,359	$ 54,789	$ 290,603	$ 29,189

See accompanying notes, which are an integral part of these financial statements

RSE COLLECTION, LLC

Consolidated Statements of Members’ Equity

Six-Months Ended June 30, 2022 and 2021 (unaudited)

	Series #NIKON1	Series #LOTF	Series #DOOD6778	Series #BAKC7820	Series #NBAJAM	Series #SANDBOX1
Balance January 1, 2022	$ -	$ -	$ -	$ -	$ -	$ -
Distribution	-	-	-	-	-	-
Membership Contributions	24,500	11,792	28,860	29,200	42,692	101,987
Capital Contribution	210	125	1,372	1,487	538	25,097
Capital Contribution for shortfall at Offering close	-	-	-	143	-	-
Distribution to RSE Collection	(281)	(292)	-	-	(292)	-
Distribution to Series	-	-	-	-	-	-
Net Income/(Loss)	(140)	(87)	(70)	(53)	(439)	(43)
Balance June 30, 2022	$ 24,289	$ 11,538	$ 30,162	$ 30,777	$ 42,499	$ 127,041

See accompanying notes, which are an integral part of these financial statements

RSE COLLECTION, LLC

Consolidated Statements of Members’ Equity

Six-Months Ended June 30, 2022 and 2021 (unaudited)

	Series #WOW6586	Series #AZUKI6704	Series #58PELE4	Series #OBAMABALL	Series #BART	Series #HOMER
Balance January 1, 2022	$ -	$ -	$ -	$ -	$ -	$ -
Distribution	-	-	-	-	-	-
Membership Contributions	50,269	30,952	42,600	99,600	18,000	18,000
Capital Contribution	1,265	43	72	288	72	72
Capital Contribution for shortfall at Offering close	-	-	-	-	-	-
Distribution to RSE Collection	-	-	(198)	(198)	(198)	(198)
Distribution to Series	-	-	-	-	-	-
Net Income/(Loss)	2,772	(43)	(92)	(382)	(67)	(67)
Balance June 30, 2022	$ 54,306	$ 30,952	$ 42,382	$ 99,308	$ 17,807	$ 17,807

See accompanying notes, which are an integral part of these financial statements

RSE COLLECTION, LLC

Consolidated Statements of Members’ Equity

Six-Months Ended June 30, 2022 and 2021 (unaudited)

	Series #SI1	Series #GOLD1	Series #VERSTAPP1	Series #96TIGER	Series #88ZELDA	Series #STARWARS3
Balance January 1, 2022	$ -	$ -	$ -	$ -	$ -	$ -
Distribution	-	-	-	-	-	-
Membership Contributions	8,300	14,574	30,002	49,637	54,600	23,400
Capital Contribution	72	84	70	228	64	65
Capital Contribution for shortfall at Offering close	-	-	-	-	-	-
Distribution to RSE Collection	(198)	(424)	(198)	(124)	(198)	(198)
Distribution to Series	-	-	-	-	-	-
Net Income/(Loss)	(60)	(77)	(76)	(131)	(98)	(66)
Balance June 30, 2022	$ 8,114	$ 14,157	$ 29,798	$ 49,610	$ 54,368	$ 23,201

See accompanying notes, which are an integral part of these financial statements

RSE COLLECTION, LLC

Consolidated Statements of Members’ Equity

Six-Months Ended June 30, 2022 and 2021 (unaudited)

	Series #YEEZY	Series #MAYC9114	Series #VFRNDS1	Series #MBIRD2754	Series #VEEFRND1	Series #TREASURE
Balance January 1, 2022	$ -	$ -	$ -	$ -	$ -	$ -
Distribution	-	-	-	-	-	-
Membership Contributions	32,824	84,902	250,545	58,900	32,764	19,531
Capital Contribution	77	1,527	44	11	2,903	59
Capital Contribution for shortfall at Offering close	-	-	-	14,788	6,841	-
Distribution to RSE Collection	(424)	-	-	-	-	(232)
Distribution to Series	-	-	-	-	-	-
Net Income/(Loss)	(89)	3,176	(517)	(11)	(11)	(20)
Balance June 30, 2022	$ 32,388	$ 89,605	$ 250,072	$ 73,688	$ 42,497	$ 19,338

See accompanying notes, which are an integral part of these financial statements

RSE COLLECTION, LLC

Consolidated Statements of Members’ Equity

Six-Months Ended June 30, 2022 and 2021 (unaudited)

Consolidated
Balance January 1, 2021	$6,999,720
Membership Contributions and (Distribution)	(357,700)
Capital Contribution	94,107
Distribution to RSE Collection	-
Distribution to Series	-
Net Income/(Loss)	(44,392)
Balance June 30, 2021	$6,691,735

	Series #MACWORLD1	Series #KENNERSET	Series #LEDZEPP1	Series #VEEVIPER	Series #BEEPLE1	Series #WARHOL1	Consolidated
Balance January 1, 2022	$ -	$ -	$ -	$ -	$ -	$ -	$ 6,671,685
Distribution	-	-	-	-	-	-	(448,608)
Membership Contributions	203,390	10,851	42,600	70,909	66,810	163,666	3,068,262
Capital Contribution	121	47	41	34	2,983	32	204,864
Capital Contribution for shortfall at Offering close	-	-	-	-	8,896	-	30,667
Distribution to RSE Collection	(238)	(198)	(198)	(509)	-	(747)	(8,834)
Distribution to Series	-	-	-	-	-	-	-
Net Income/(Loss)	(42)	(24)	(40)	(20)	(2)	(9)	(5,074)
Balance June 30, 2022	$ 203,231	$ 10,676	$ 42,403	$ 70,414	$ 78,687	$ 162,942	$ 9,512,962

See accompanying notes, which are an integral part of these financial statements

RSE COLLECTION, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2022 (unaudited)

	Series #69BM1	Series #85FT1	Series #88LJ1	Series #55PS1	Series #95BL1	Series #89PS1
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (1,138)	$ (1,185)	$ (1,155)	$ (7,183)	$ (1,145)	$ (1,177)
Adjustments to reconcile net income / (loss) to net cash (used in) provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	1,308	1,369	1,330	3,564	1,317	1,359
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
(Gain) / Loss on sale of Digital Assets	-	-	-	-	-	-
Impairment loss on Collection Assets	-	-	-	-	-	-
Investment (Income) / Loss	-	-	-	-	-	-
Prepaid Insurance	(20)	(34)	(25)	(81)	(22)	(32)
Accounts Payable	(150)	(150)	(150)	3,700	(190)	(150)
Insurance Payable	-	-	-	-	-	-
Income Taxes Payable	-	-	-	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	-
Net cash (used in) / provided by operating activities	-	-	-	-	(40)	-

Cash flow from investing activities:
Deposits Collection Asset	-	-	-	-	-	-
Repayment of investments in Collection Assets upon Offering close	-	-	-	-	-	-
Investment in Collection Asset	-	-	-	-	-	-
Investment in Digital Assets	-	-	-	-	-	-
Proceeds from Sale of Digital Asset	-	-	-	-	-	-
Proceeds from Sale of Collection Asset	-	-	-	-	-	-
Net cash provided by / (used in) investing activities	-	-	-	-	-	-

Cash flow from financing activities:
Proceeds from sale of membership interests	-	-	-	-	-	-
Proceeds on borrowings from manager and affiliates, net of proceeds	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Contribution from Series to RSE Collection	-	-	-	-	-	-
Contribution related to Offering Closings and Asset Sales	-	-	-	-	-	-
Capital Contribution	-	-	-	-	-	-
Distribution to RSE Collection	-	-	-	-	-	-
Distribution of Gain on Sale of Assets to Members	-	-	-	-	-	-
Distribution of Gain on sale of Digital Assets to Members	-	-	-	-	-	-
Cash provided by / (used in) financing activities	-	-	-	-	-	-

Net change in cash	-	-	-	-	(40)	-
Cash beginning of period	4,149	-	-	2,214	1,000	1,271
Cash end of period	$ 4,149	$ -	$ -	$ 2,214	$ 960	$ 1,271
Supplemental Cash Flow Information:
Membership Interests issued to Asset Seller as consideration	-	-	-	-	-	-

See accompanying notes, which are an integral part of these financial statements

RSE COLLECTION, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2022 (unaudited)

	Series #90FM1	Series #83FB1	Series #98DV1	Series #93XJ1	Series #02AX1
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (1,079)	$ (1,291)	$ (1,150)	$ (3,453)	$ (1,137)
Adjustments to reconcile net income / (loss) to net cash (used in) provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	1,232	1,507	1,324	3,395	1,307
(Gain) / Loss on sale of Asset	-	-	-	-	-
(Gain) / Loss on sale of Digital Assets	-	-	-	-	-
Impairment loss on Collection Assets	-	-	-	-	-
Investment (Income) / Loss
Prepaid Insurance	(3)	(66)	(24)	(92)	(20)
Accounts Payable	(150)	(150)	(150)	150	(150)
Insurance Payable	-	-	-	-	-
Income Taxes Payable	-	-	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-
Net cash (used in) / provided by operating activities	-	-	-	-	-

Cash flow from investing activities:
Deposits Collection Asset	-	-	-	-	-
Repayment of investments in Collection Assets upon Offering close	-	-	-	-	-
Investment in Collection Asset	-	-	-	-	-
Investment in Digital Assets	-	-	-	-	-
Proceeds from Sale of Digital Asset
Proceeds from Sale of Collection Asset	-	-	-	-	-
Net cash provided by / (used in) investing activities	-	-	-	-	-

Cash flow from financing activities:
Proceeds from sale of membership interests	-	-	-	-	-

See accompanying notes, which are an integral part of these financial statements

RSE COLLECTION, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2022 (unaudited)

Proceeds on borrowings from manager and affiliates, net of proceeds	-	-	-	-	-
Distribution to Series	-	-	-	-	-
Contribution from Series to RSE Collection	-	-	-	-	-
Contribution related to Offering Closings and Asset Sales	-	-	-	-	-
Capital Contribution	-	-	-	-	-
Distribution to RSE Collection	-	-	-	-	-
Distribution of Gain on Sale of Assets to Members	-	-	-	-	-
Distribution of Gain on sale of Digital Assets to Members	-	-	-	-	-
Net cash provided by / (used in) financing activities	-	-	-	-	-

Net change in cash	-	-	-	-	-
Cash beginning of period	485	2,485	2,500	1,485	1,985
Cash end of period	$ 485	$ 2,485	$ 2,500	$ 1,485	$ 1,985
Supplemental Cash Flow Information:
Membership Interests issued to Asset Seller as consideration	-	-	-	-	-

See accompanying notes, which are an integral part of these financial statements

RSE COLLECTION, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2022 (unaudited)

	Series #99LE1	Series #91MV1	Series #92LD1	Series #94DV1	Series #72MC1
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (1,111)	$ (1,092)	$ (1,168)	$ (1,105)	$ (1,147)
Adjustments to reconcile net income / (loss) to net cash (used in) provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	1,273	1,249	1,347	1,265	1,320
(Gain) / Loss on sale of Asset	-	-	-	-	-
(Gain) / Loss on sale of Digital Assets	-	-	-	-	-
Impairment loss on Collection Assets	-	-	-	-	-
Investment (Income) / Loss
Prepaid Insurance	(12)	(7)	(29)	(10)	(23)
Accounts Payable	(150)	(150)	(150)	(150)	(150)
Insurance Payable	-	-	-	-	-
Income Taxes Payable	-	-	-	-	-
Due from the Manager or its Affiliates	-	-	(140)	-	-
Due to the Manager or its Affiliates	-	-	(140)	-	-
Net cash (used in) / provided by operating activities	-	-	(280)	-	-

Cash flow from investing activities:
Deposits Collection Asset	-	-	-	-	-
Repayment of investments in Collection Assets upon Offering close	-	-	-	-	-
Investment in Collection Asset	-	-	-	-	-
Investment in Digital Assets	-	-	-	-	-
Proceeds from Sale of Digital Asset
Proceeds from Sale of Collection Asset	-	-	-	-	-
Net cash provided by / (used in) investing activities	-	-	-	-	-

Cash flow from financing activities:
Proceeds from sale of membership interests	-	-	-	-	-
Proceeds on borrowings from manager and affiliates, net of proceeds	-	-	-	-	-
Distribution to Series	-	-	-	-	-
Contribution from Series to RSE Collection	-	-	-	-	-
Contribution related to Offering Closings and Asset Sales	-	-	-	-	-
Capital Contribution	-	-	-	-	-
Distribution to RSE Collection	-	-	-	-	-
Distribution of Gain on Sale of Assets to Members	-	-	-	-	-
Distribution of Gain on sale of Digital Assets to Members	-	-	-	-	-
Net cash provided by / (used in) financing activities	-	-	-	-	-

Net change in cash	-	-	(280)	-	-
Cash beginning of period	1,985	984	1,853	1,984	4,989
Cash end of period	$ 1,985	$ 984	$ 1,574	$ 1,984	$ 4,989
Supplemental Cash Flow Information:
Membership Interests issued to Asset Seller as consideration	-	-	-	-	-

See accompanying notes, which are an integral part of these financial statements

RSE COLLECTION, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2022 (unaudited)

	Series #06FG1	Series #11BM1	Series #80LC1	Series #02BZ1	Series #88BM1	Series #63CC1
Cash Flows from Operating Activities:
Net (Loss) / Income	$ -	$ (1,122)	$ (2,658)	$ (1,194)	$ (1,160)	$ (1,150)
Adjustments to reconcile net income / (loss) to net cash (used in) provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	-	1,288	2,930	1,381	1,337	1,324
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
(Gain) / Loss on sale of Digital Assets	-	-	-	-	-	-
Impairment loss on Collection Assets	-	-	-	-	-	-
Investment (Income) / Loss
Prepaid Insurance	-	(16)	(122)	(37)	(27)	(24)
Accounts Payable	-	(150)	(150)	(150)	(150)	(150)
Insurance Payable	-	-	-	-	-	-
Income Taxes Payable	-	-	-	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager or its Affiliates	(165)	-	-	-	-	-
Net cash (used in) / provided by operating activities	(165)	-	-	-	-	-

Cash flow from investing activities:
Deposits Collection Asset	-	-	-	-	-	-
Repayment of investments in Collection Assets upon Offering close	-	-	-	-	-	-
Investment in Collection Asset	-	-	-	-	-	-
Investment in Digital Assets	-	-	-	-	-	-
Proceeds from Sale of Digital Asset
Proceeds from Sale of Collection Asset	-	-	-	-	-	-
Net cash provided by / (used in) investing activities	-	-	-	-	-	-

Cash flow from financing activities:
Proceeds from sale of membership interests	-	-	-	-	-	-
Proceeds on borrowings from manager and affiliates, net of proceeds	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Contribution from Series to RSE Collection	-	-	-	-	-	-
Contribution related to Offering Closings and Asset Sales	-	-	-	-	-	-
Capital Contribution	-	-	-	-	-	-
Distribution to RSE Collection	-	-	-	-	-	-
Distribution of Gain on Sale of Assets to Members	-	-	-	-	-	-
Distribution of Gain on sale of Digital Assets to Members	-	-	-	-	-	-
Net cash provided by / (used in) financing activities	-	-	-	-	-	-

Net change in cash	(165)	-	-	-	-	-
Cash beginning of period	9,800	2,000	3,504	3,000	2,000	1,999
Cash end of period	$ 9,635	$ 2,000	$ 3,504	$ 3,000	$ 2,000	$ 1,999
Supplemental Cash Flow Information:
Membership Interests issued to Asset Seller as consideration	-	-	-	-	-	-

See accompanying notes, which are an integral part of these financial statements

RSE COLLECTION, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2022 (unaudited)

	Series #76PT1	Series #75RA1	Series #65AG1	Series #93FS1	Series #90MM1	Series #61JE1
Cash Flows from Operating Activities:

Net (Loss) / Income	$ (1,190)	$ (1,120)	$ (1,184)	$ 14,503	$ (1,084)	$ (1,227)
Adjustments to reconcile net income / (loss) to net cash (used in) provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	1,376	1,285	1,368	164	1,238	1,424
(Gain) / Loss on sale of Asset	-	-	-	(17,500)	-	-
(Gain) / Loss on sale of Digital Assets	-	-	-	-	-	-
Impairment loss on Collection Assets	-	-	-	-	-	-
Investment (Income) / Loss
Prepaid Insurance	(36)	(15)	(34)	(26)	(4)	(47)
Accounts Payable	(150)	(150)	(150)	(150)	(150)	(150)
Insurance Payable	-	-	-	-	-	-
Income Taxes Payable	-	-	-	1,873	-	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	1,136	-	-
Net cash (used in) / provided by operating activities	-	-	-	-	-	-

Cash flow from investing activities:
Deposits Collection Asset	-	-	-	-	-	-
Repayment of investments in Collection Assets upon Offering close	-	-	-	-	-	-
Investment in Collection Asset	-	-	-	-	-	-
Investment in Digital Assets	-	-	-	-	-	-
Proceeds from Sale of Digital Asset
Proceeds from Sale of Collection Asset	-	-	-	147,500	-	-
Net cash provided by / (used in) investing activities	-	-	-	147,500	-	-

Cash flow from financing activities:
Proceeds from sale of membership interests	-	-	-	-	-	-
Proceeds on borrowings from manager and affiliates, net of proceeds	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Contribution from Series to RSE Collection	-	-	-	-	-	-
Contribution related to Offering Closings and Asset Sales	-	-	-	-	-	-
Capital Contribution	-	-	-	-	-	-
Distribution to RSE Collection	-	-	-	-	-	-
Distribution of Gain on Sale of Assets to Members	-	-	-	(147,500)	-	-
Distribution of Gain on sale of Digital Assets to Members	-	-	-	-	-	-
Net cash provided by / (used in) financing activities	-	-	-	(147,500)	-	-

Net change in cash	-	-	-	-	-	-
Cash beginning of period	1,999	2,649	3,700	3,050	1,799	2,898
Cash end of period	$ 1,999	$ 2,649	$ 3,700	$ 3,050	$ 1,799	$ 2,898
Supplemental Cash Flow Information:
Membership Interests issued to Asset Seller as consideration	-	-	-	-	-	-

See accompanying notes, which are an integral part of these financial statements

RSE COLLECTION, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2022 (unaudited)

	Series #65FM1	Series #88PT1	Series #94LD1	Series #99SS1	Series #94FS1	Series #61MG1
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (1,120)	$ (1,261)	$ (8,995)	$ (1,154)	$ (1,160)	$ (7,130)
Adjustments to reconcile net income / (loss) to net cash (used in) provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	1,285	1,423	9,259	1,329	1,337	3,495
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
(Gain) / Loss on sale of Digital Assets	-	-	-	-	-	-
Impairment loss on Collection Assets	-	-	-	-	-	-
Investment (Income) / Loss
Prepaid Insurance	(15)	(12)	(114)	(25)	(27)	(65)
Accounts Payable	(150)	(150)	(150)	(150)	(150)	3,700
Insurance Payable	-	-	-	-	-	-
Income Taxes Payable	-	-	-	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	-
Net cash (used in) / provided by operating activities	-	-	-	-	-	-

Cash flow from investing activities:
Deposits Collection Asset	-	-	-	-	-	-
Repayment of investments in Collection Assets upon Offering close	-	-	-	-	-	-
Investment in Collection Asset	-	-	-	-	-	-
Investment in Digital Assets	-	-	-	-	-	-
Proceeds from Sale of Digital Asset
Proceeds from Sale of Collection Asset	-	-	-	-	-	-
Net cash provided by / (used in) investing activities	-	-	-	-	-	-

Cash flow from financing activities:
Proceeds from sale of membership interests	-	-	-	-	-	-
Proceeds on borrowings from manager and affiliates, net of proceeds	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Contribution from Series to RSE Collection	-	-	-	-	-	-
Contribution related to Offering Closings and Asset Sales	-	-	-	-	-	-
Capital Contribution	-	-	-	-	-	-
Distribution to RSE Collection	-	-	-	-	-	-
Distribution of Gain on Sale of Assets to Members	-	-	-	-	-	-
Distribution of Gain on sale of Digital Assets to Members	-	-	-	-	-	-
Net cash provided by / (used in) financing activities	-	-	-	-	-	-

Net change in cash	-	-	-	-	-	-
Cash beginning of period	2,300	4,148	4,550	3,064	2,962	4,197
Cash end of period	$ 2,300	$ 4,148	$ 4,550	$ 3,064	$ 2,962	$ 4,197
Supplemental Cash Flow Information:
Membership Interests issued to Asset Seller as consideration	-	-	-	-	-	-

See accompanying notes, which are an integral part of these financial statements

RSE COLLECTION, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2022 (unaudited)

	Series #92CC1	Series #89FT1	Series #80PN1	Series #89FG2	Series #88LL1	Series #03SS1
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (1,100)	$ 119,893	$ (1,100)	$ (1,149)	$ (3,286)	$ -
Adjustments to reconcile net income / (loss) to net cash (used in) provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	1,259	4,381	1,259	1,323	3,491	-
(Gain) / Loss on sale of Asset	-	(154,864)	-	-	-	-
(Gain) / Loss on sale of Digital Assets	-	-	-	-	-	-
Impairment loss on Collection Assets	-	-	-	-	-	-
Investment (Income) / Loss
Prepaid Insurance	(9)	(34)	(9)	(24)	(55)	-
Accounts Payable	(150)	19	(150)	(150)	(150)	-
Insurance Payable	-	-	-	-	-	-
Income Taxes Payable	-	30,605	-	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	-
Net cash (used in) / provided by operating activities	-	-	-	-	-	-

Cash flow from investing activities:
Deposits Collection Asset	-	-	-	-	-	-
Repayment of investments in Collection Assets upon Offering close	-	-	-	-	-	-
Investment in Collection Asset	-	-	-	-	-	-
Investment in Digital Assets	-	-	-	-	-	-
Proceeds from Sale of Digital Asset
Proceeds from Sale of Collection Asset	-	330,000	-	-	-	-
Net cash provided by / (used in) investing activities	-	330,000	-	-	-	-

Cash flow from financing activities:
Proceeds from sale of membership interests	-	-	-	-	-	-
Proceeds on borrowings from manager and affiliates, net of proceeds	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Contribution from Series to RSE Collection	-	-	-	-	-	-
Contribution related to Offering Closings and Asset Sales	-	-	-	-	-	-
Capital Contribution	-	-	-	-	-	-
Distribution to RSE Collection	-	-	-	-	-	-
Distribution of Gain on Sale of Assets to Members	-	(301,108)	-	-	-	-
Distribution of Gain on sale of Digital Assets to Members	-	-	-	-	-	-
Net cash provided by / (used in) financing activities	-	(301,108)	-	-	-	-

Net change in cash	-	28,892	-	-	-	-
Cash beginning of period	2,412	1,714	3,662	3,288	5,489	-
Cash end of period	$ 2,412	$ 30,605	$ 3,662	$ 3,288	$ 5,489	$ -
Supplemental Cash Flow Information:
Membership Interests issued to Asset Seller as consideration	-	-	-	-	-	-

See accompanying notes, which are an integral part of these financial statements

RSE COLLECTION, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2022 (unaudited)

	Series #MEEB11275	Series #82TAYLOR	Series #HOLMES	Series #HULK180	Series #05JAYZ	Series #JUSTINIAN
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (143)	$ (228)	$ (193)	$ (205)	$ (4,401)	$ (603)
Adjustments to reconcile net income / (loss) to net cash (used in) provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	1,095	278	233	248	528	214
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
(Gain) / Loss on sale of Digital Assets	-	-	-	-	-	-
Impairment loss on Collection Assets	-	-	-	-	3,915	-
Investment (Income) / Loss
Prepaid Insurance	-	(50)	(40)	(43)	(58)	(35)
Accounts Payable	-	-	-	-	16	-
Insurance Payable	-	-	-	-	-	67
Income Taxes Payable	-	-	-	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	357
Net cash (used in) / provided by operating activities	952	-	-	-	-	-

Cash flow from investing activities:
Deposits Collection Asset	-	-	-	-	-	-
Repayment of investments in Collection Assets upon Offering close	-	-	-	-	-	-
Investment in Collection Asset	(140,561)	(10,200)	(20,100)	(36,146)	(15,818)	(15,000)
Investment in Digital Assets	(952)	-	-	-	-	-
Proceeds from Sale of Digital Asset
Proceeds from Sale of Collection Asset	-	-	-	-	-	-
Net cash provided by / (used in) investing activities	(141,513)	(10,200)	(20,100)	(36,146)	(15,818)	(15,000)

Cash flow from financing activities:
Proceeds from sale of membership interests	141,061	10,832	20,792	36,738	16,356	15,600
Proceeds on borrowings from manager and affiliates, net of proceeds	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Contribution from Series to RSE Collection	-	-	-	-	-	-
Contribution related to Offering Closings and Asset Sales	-	-	-	-	-	-
Capital Contribution	-	-	-	-	-	-
Distribution to RSE Collection	-	(232)	(292)	(292)	(238)	-
Distribution of Gain on Sale of Assets to Members	-	-	-	-	-	-
Distribution of Gain on sale of Digital Assets to Members	-	-	-	-	-	-
Net cash provided by / (used in) financing activities	141,061	10,600	20,500	36,446	16,118	15,000

Net change in cash	500	400	400	300	300	600
Cash beginning of period	-	-	-	-	-	-
Cash end of period	$ 500	$ 400	$ 400	$ 300	$ 300	$ 600
Supplemental Cash Flow Information:
Membership Interests issued to Asset Seller as consideration	-	-	-	-	-	-
Forgiveness of amounts due to manager and Contributed to the Company/Series					3,915

See accompanying notes, which are an integral part of these financial statements

RSE COLLECTION, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2022 (unaudited)

	Series #67ICEBOWL	Series #DKCOUNTRY	Series #FALCON	Series #MARIOWRLD	Series #82AV1	Series #SUPERBWL1
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (211)	$ (239)	$ (431)	$ (830)	$ (1,047)	$ (414)
Adjustments to reconcile net income / (loss) to net cash (used in) provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	257	293	481	1,001	954	461
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
(Gain) / Loss on sale of Digital Assets	-	-	-	-	-	-
Impairment loss on Collection Assets	-	-	-	-	-	-
Investment (Income) / Loss
Prepaid Insurance	(46)	(54)	(97)	(218)	(57)	(64)
Accounts Payable	-	-	-	-	150	16
Insurance Payable	-	-	-	-	-	-
Income Taxes Payable	-	-	-	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	47	47	-	-
Net cash (used in) / provided by operating activities	-	-	-	-	-	-

Cash flow from investing activities:
Deposits Collection Asset	-	-	-	-	-	-
Repayment of investments in Collection Assets upon Offering close	-	-	-	-	-	-
Investment in Collection Asset	(7,546)	(13,566)	(42,944)	(144,143)	(286,364)	(19,535)
Investment in Digital Assets	-	-	-	-	-	-
Proceeds from Sale of Digital Asset
Proceeds from Sale of Collection Asset	-	-	-	-	-	-
Net cash provided by / (used in) investing activities	(7,546)	(13,566)	(42,944)	(144,143)	(286,364)	(19,535)

Cash flow from financing activities:
Proceeds from sale of membership interests	8,138	14,158	43,580	144,848	289,764	20,181
Proceeds on borrowings from manager and affiliates, net of proceeds	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Contribution from Series to RSE Collection	-	-	-	-	-	-
Contribution related to Offering Closings and Asset Sales	-	-	-	-	-	-
Capital Contribution	-	-	-	-	-	-
Distribution to RSE Collection	(238)	(292)	(281)	(281)	-	(281)
Distribution of Gain on Sale of Assets to Members	-	-	-	-	-	-
Distribution of Gain on sale of Digital Assets to Members	-	-	-	-	-	-
Net cash provided by / (used in) financing activities	7,900	13,866	43,299	144,567	289,764	19,900

Net change in cash	354	300	355	424	3,400	365
Cash beginning of period	-	-	-	-	-	-
Cash end of period	$ 354	$ 300	$ 355	$ 424	$ 3,400	$ 365
Supplemental Cash Flow Information:
Membership Interests issued to Asset Seller as consideration	-	-	-	-	-	-

See accompanying notes, which are an integral part of these financial statements

RSE COLLECTION, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2022 (unaudited)

	Series #MEEB7985	Series #BONDWATCH	Series #95FF1	Series #MAYC857	Series #PUNK2981	Series #WOW2221
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (92)	$ (269)	$ (898)	$ 3,216	$ (76)	$ 1,795
Adjustments to reconcile net income / (loss) to net cash (used in) provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	1,257	355	769	2,506	79	1,367
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
(Gain) / Loss on sale of Digital Assets	-	-	-	-	-	-
Impairment loss on Collection Assets	-	-	-	-	-	-
Investment (Income) / Loss	-	-	-	(5,172)	-	(2,934)
Prepaid Insurance	-	(86)	(21)	-	-	-
Accounts Payable	-	-	150	-	-	-
Insurance Payable	-	-	-	-	-	-
Income Taxes Payable	-	-	-	1,837	-	1,025
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	3,614	-	-
Net cash (used in) / provided by operating activities	1,165	-	-	6,001	3	1,252

Cash flow from investing activities:
Deposits Collection Asset	-	-	-	-	-	-
Repayment of investments in Collection Assets upon Offering close	-	-	-	-	-	-
Investment in Collection Asset	(34,046)	(74,668)	(108,488)	(48,567)	(197,000)	(25,527)
Investment in Digital Assets	(1,165)	-	-	(2,430)	(3)	(1,252)
Proceeds from Sale of Digital Asset				44
Proceeds from Sale of Collection Asset	-	-	-	-	-	-
Net cash provided by / (used in) investing activities	(35,211)	(74,668)	(108,488)	(50,954)	(197,003)	(26,779)

Cash flow from financing activities:
Proceeds from sale of membership interests	34,546	75,280	114,038	49,067	197,600	26,027
Proceeds on borrowings from manager and affiliates, net of proceeds	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Contribution from Series to RSE Collection	-	-	-	-	-	-
Contribution related to Offering Closings and Asset Sales	-	-	-	-	-	-
Capital Contribution	-	-	-	-	-	-
Distribution to RSE Collection	-	(313)	(550)	-	-	-
Distribution of Gain on Sale of Assets to Members	-	-	-	-	-	-
Distribution of Gain on sale of Digital Assets to Members	-	-	-	-	-	-
Net cash provided by / (used in) financing activities	34,546	74,968	113,488	49,067	197,600	26,027

Net change in cash	500	300	5,000	4,114	600	500
Cash beginning of period	-	-	-	-	-	-
Cash end of period	$ 500	$ 300	$ 5,000	$ 4,114	$ 600	$ 500
Supplemental Cash Flow Information:
Membership Interests issued to Asset Seller as consideration	-	-	-	-	93,000	-
NFT Airdrop				(5,199)		(2,934)

See accompanying notes, which are an integral part of these financial statements

RSE COLLECTION, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2022 (unaudited)

	Series #NIKON1	Series #LOTF	Series #DOOD6778	Series #BAKC7820	Series #NBAJAM	Series #SANDBOX1
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (140)	$ (87)	$ (70)	$ (53)	$ (439)	$ (43)
Adjustments to reconcile net income / (loss) to net cash (used in) provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	210	125	1,372	1,487	538	25,097
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
(Gain) / Loss on sale of Digital Assets	-	-	-	-	-	-
Impairment loss on Collection Assets	-	-	-	-	-	-
Investment (Income) / Loss
Prepaid Insurance	(70)	(38)	-	-	(115)	-
Accounts Payable	-	-	-	-	16	-
Insurance Payable	-	-	-	-	-	-
Income Taxes Payable	-	-	-	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	-
Net cash (used in) / provided by operating activities	-	-	1,302	1,434	-	25,054

Cash flow from investing activities:
Deposits Collection Asset	-	-	-	-	-	-
Repayment of investments in Collection Assets upon Offering close	-	-	-	-	-	-
Investment in Collection Asset	(23,920)	(11,100)	(28,359)	(28,792)	(34,950)	(101,487)
Investment in Digital Assets	-	-	(1,302)	(1,434)	-	(25,054)
Proceeds from Sale of Digital Asset
Proceeds from Sale of Collection Asset	-	-	-	-	-	-
Net cash provided by / (used in) investing activities	(23,920)	(11,100)	(29,661)	(30,226)	(34,950)	(126,541)

Cash flow from financing activities:
Proceeds from sale of membership interests	24,500	11,792	28,860	29,200	35,642	101,987
Proceeds on borrowings from manager and affiliates, net of proceeds	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Contribution from Series to RSE Collection	-	-	-	-	-	-
Contribution related to Offering Closings and Asset Sales	-	-	-	143	-	-
Capital Contribution	-	-	-	-	-	-
Distribution to RSE Collection	(281)	(292)	-	-	(292)	-
Distribution of Gain on Sale of Assets to Members	-	-	-	-	-	-
Distribution of Gain on sale of Digital Assets to Members	-	-	-	-	-	-
Net cash provided by / (used in) financing activities	24,220	11,500	28,860	29,343	35,350	101,987

Net change in cash	300	400	501	551	400	500
Cash beginning of period	-	-	-	-	-	-
Cash end of period	$ 300	$ 400	$ 501	$ 551	$ 400	$ 500
Supplemental Cash Flow Information:
Membership Interests issued to Asset Seller as consideration	-	-	-	-	7,050	-

See accompanying notes, which are an integral part of these financial statements

RSE COLLECTION, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2022 (unaudited)

	Series #WOW6586	Series #AZUKI6704	Series #58PELE4	Series #OBAMABALL	Series #BART	Series #HOMER
Cash Flows from Operating Activities:
Net (Loss) / Income	$ 2,772	$ (43)	$ (92)	$ (382)	$ (67)	$ (67)
Adjustments to reconcile net income / (loss) to net cash (used in) provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	1,265	43	72	288	72	72
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
(Gain) / Loss on sale of Digital Assets	-	-	-	-	-	-
Impairment loss on Collection Assets	-	-	-	-	-	-
Investment (Income) / Loss	(4,398)
Prepaid Insurance	-	-	(23)	(23)	(23)	(23)
Accounts Payable	-	-	-	16	-	-
Insurance Payable	-	-	43	101	18	18
Income Taxes Payable	1,583	-	-	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	-
Net cash (used in) / provided by operating activities	1,222	-	-	-	-	-

Cash flow from investing activities:
Deposits Collection Asset	-	-	-	-	-	-
Repayment of investments in Collection Assets upon Offering close	-	-	-	-	-	-
Investment in Collection Asset	(49,769)	(30,452)	(42,082)	(99,082)	(17,482)	(17,482)
Investment in Digital Assets	(1,222)	-	-	-	-	-
Proceeds from Sale of Digital Asset
Proceeds from Sale of Collection Asset	-	-	-	-	-	-
Net cash provided by / (used in) investing activities	(50,991)	(30,452)	(42,082)	(99,082)	(17,482)	(17,482)

Cash flow from financing activities:
Proceeds from sale of membership interests	50,269	30,952	42,600	99,600	18,000	18,000
Proceeds on borrowings from manager and affiliates, net of proceeds	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Contribution from Series to RSE Collection	-	-	-	-	-	-
Contribution related to Offering Closings and Asset Sales	-	-	-	-	-	-
Capital Contribution	-	-	-	-	-	-
Distribution to RSE Collection	-	-	(198)	(198)	(198)	(198)
Distribution of Gain on Sale of Assets to Members	-	-	-	-	-	-
Distribution of Gain on sale of Digital Assets to Members	-	-	-	-	-	-
Net cash provided by / (used in) financing activities	50,269	30,952	42,402	99,402	17,802	17,802

Net change in cash	500	500	320	320	320	320
Cash beginning of period	-	-	-	-	-	-
Cash end of period	$ 500	$ 500	$ 320	$ 320	$ 320	$ 320
Supplemental Cash Flow Information:
Membership Interests issued to Asset Seller as consideration	-	-	-	-	-	-
NFT Airdrop	(4,398)

See accompanying notes, which are an integral part of these financial statements

RSE COLLECTION, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2022 (unaudited)

	Series #SI1	Series #GOLD1	Series #VERSTAPP1	Series #96TIGER	Series #88ZELDA	Series #STARWARS3
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (60)	$ (77)	$ (76)	$ (131)	$ (98)	$ (66)
Adjustments to reconcile net income / (loss) to net cash (used in) provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	72	84	70	228	64	65
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
(Gain) / Loss on sale of Digital Assets	-	-	-	-	-	-
Impairment loss on Collection Assets	-	-	-	-	-	-
Investment (Income) / Loss
Prepaid Insurance	(23)	(35)	(29)	(107)	(23)	(23)
Accounts Payable	10	-	-	10	-	-
Insurance Payable	1	28	35	-	57	24
Income Taxes Payable	-	-	-	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	150	-	-
Net cash (used in) / provided by operating activities	-	-	-	150	-	-

Cash flow from investing activities:
Deposits Collection Asset	-	-	-	-	-	-
Repayment of investments in Collection Assets upon Offering close	-	-	-	-	-	-
Investment in Collection Asset	(7,700)	(13,769)	(29,402)	(49,187)	(54,000)	(22,800)
Investment in Digital Assets	-	-	-	-	-	-
Proceeds from Sale of Digital Asset
Proceeds from Sale of Collection Asset	-	-	-	-	-	-
Net cash provided by / (used in) investing activities	(7,700)	(13,769)	(29,402)	(49,187)	(54,000)	(22,800)

Cash flow from financing activities:
Proceeds from sale of membership interests	8,300	14,574	30,002	49,637	54,600	23,400
Proceeds on borrowings from manager and affiliates, net of proceeds	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Contribution from Series to RSE Collection	-	-	-	-	-	-
Contribution related to Offering Closings and Asset Sales	-	-	-	-	-	-
Capital Contribution	-	-	-	-	-	-
Distribution to RSE Collection	(198)	(424)	(198)	(124)	(198)	(198)
Distribution of Gain on Sale of Assets to Members	-	-	-	-	-	-
Distribution of Gain on sale of Digital Assets to Members	-	-	-	-	-	-
Net cash provided by / (used in) financing activities	8,102	14,150	29,803	49,513	54,402	23,202

Net change in cash	402	381	402	476	402	402
Cash beginning of period	-	-	-	-	-	-
Cash end of period	$ 402	$ 381	$ 402	$ 476	$ 402	$ 402
Supplemental Cash Flow Information:
Membership Interests issued to Asset Seller as consideration	-	-	-	-	-	-

See accompanying notes, which are an integral part of these financial statements

RSE COLLECTION, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2022 (unaudited)

	Series #YEEZY	Series #MAYC9114	Series #VFRNDS1	Series #MBIRD2754	Series #VEEFRND1	Series #TREASURE
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (89)	$ 3,176	$ (517)	$ (11)	$ (11)	$ (20)
Adjustments to reconcile net income / (loss) to net cash (used in) provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	77	1,527	44	11	2,903	59
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
(Gain) / Loss on sale of Digital Assets	-	-	-	-	-	-
Impairment loss on Collection Assets	-	-	-	-	-	-
Investment (Income) / Loss		(5,016)
Prepaid Insurance	(35)	-	(23)	-	-	(39)
Accounts Payable	-	-	-	-	-	-
Insurance Payable	47	-	16	-	-	-
Income Taxes Payable	-	1,814	-	-	-	-
Due from the Manager or its Affiliates	-	-	-	-	-	-
Due to the Manager or its Affiliates	1,614	-	480	-	-	-
Net cash (used in) / provided by operating activities	1,614	1,501	-	-	2,892	-

Cash flow from investing activities:
Deposits Collection Asset	-	-	-	-	-	-
Repayment of investments in Collection Assets upon Offering close	-	-	-	-	-	-
Investment in Collection Asset	(33,614)	(84,402)	(181,250)	(73,188)	(39,105)	(18,998)
Investment in Digital Assets	-	(1,501)	-	-	(2,892)	-
Proceeds from Sale of Digital Asset
Proceeds from Sale of Collection Asset	-	-	-	-	-	-
Net cash provided by / (used in) investing activities	(33,614)	(85,903)	(181,250)	(73,188)	(41,997)	(18,998)

Cash flow from financing activities:
Proceeds from sale of membership interests	32,824	84,902	181,795	58,900	32,764	19,531
Proceeds on borrowings from manager and affiliates, net of proceeds	-	-	-	-	-	-
Distribution to Series	-	-	-	-	-	-
Contribution from Series to RSE Collection	-	-	-	-	-	-
Contribution related to Offering Closings and Asset Sales	-	-	-	14,788	6,841	-
Capital Contribution	-	-	-	-	-	-
Distribution to RSE Collection	(424)	-	-	-	-	(232)
Distribution of Gain on Sale of Assets to Members	-	-	-	-	-	-
Distribution of Gain on sale of Digital Assets to Members	-	-	-	-	-	-
Net cash provided by / (used in) financing activities	32,400	84,902	181,795	73,688	39,605	19,299

Net change in cash	400	500	545	500	500	300
Cash beginning of period	-	-	-	-	-	-
Cash end of period	$ 400	$ 500	$ 545	$ 500	$ 500	$ 300
Supplemental Cash Flow Information:
Membership Interests issued to Asset Seller as consideration	-	-	68,750	-	-	-
NFT Airdrop		(5,016)

See accompanying notes, which are an integral part of these financial statements

RSE COLLECTION, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2022 (unaudited)

	Series #MACWORLD1	Series #KENNERSET	Series #LEDZEPP1	Series #VEEVIPER	Series #BEEPLE1	Series #WARHOL1	Consolidated
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (42)	$ (24)	$ (40)	$ (20)	$ (2)	$ (9)	$ (5,074)
Adjustments to reconcile net income / (loss) to net cash (used in) provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	121	47	41	34	2,983	32	196,882
(Gain) / Loss on sale of Asset	-	-	-	-	-	-	(172,364)
(Gain) / Loss on sale of Digital Assets	-	-	-	-	-	-	239
Impairment loss on Collection Assets	-	-	-	-	-	-	44,674
Investment (Income) / Loss	-	-	-	-	-	-	(17,520)
Prepaid Insurance	(79)	(29)	(23)	(17)	-	(23)	(3,686)
Accounts Payable	-	-	-	-	-	-	4,520
Insurance Payable	-	6	22	3	-	-	3,032
Income Taxes Payable	-	-	-	-	-	-	38,736
Due from the Manager or its Affiliates	-	-	-	-	-	-	(3,754)
Due to the Manager or its Affiliates	-	-	-	-	-	-	7,142
Net cash (used in) / provided by operating activities	-	-	-	-	2,981	-	92,827

Cash flow from investing activities:
Deposits Collection Asset	-	-	-	-	-	-	-
Repayment of investments in Collection Assets upon Offering close	-	-	-	-	-	-	-
Investment in Collection Asset	(202,121)	(10,330)	(42,000)	(70,000)	(75,206)	(160,119)	(4,705,829)
Investment in Digital Assets	-	-	-	-	(2,981)	-	(62,193)
Proceeds from Sale of Digital Asset							44
Proceeds from Sale of Collection Asset	-	-	-	-	-	-	477,500
Net cash provided by / (used in) investing activities	(202,121)	(10,330)	(42,000)	(70,000)	(78,187)	(160,119)	(4,290,478)

Cash flow from financing activities:
Proceeds from sale of membership interests	203,390	10,851	42,600	70,909	66,810	163,666	2,899,462
Proceeds on borrowings from manager and affiliates, net of proceeds	-	-	-	-	-	-	1,776,904
Distribution to Series	-	-	-	-	-	-	-
Contribution from Series to RSE Collection	-	-	-	-	-	-	-
Contribution related to Offering Closings and Asset Sales	-	-	-	-	8,896	-	30,667
Capital Contribution	-	-	-	-	-	-	-
Distribution to RSE Collection	(238)	(198)	(198)	(509)	-	(747)	-
Distribution of Gain on Sale of Assets to Members	-	-	-	-	-	-	(448,608)
Distribution of Gain on sale of Digital Assets to Members	-	-	-	-	-	-	-
Net cash provided by / (used in) financing activities	203,152	10,653	42,402	70,400	75,706	162,919	4,258,425

Net change in cash	1,030	323	402	400	500	2,800	60,774
Cash beginning of period	-	-	-	-	-	-	119,066
Cash end of period	$ 1,030	$ 323	$ 402	$ 400	$ 500	$ 2,800	$ 179,840
Supplemental Cash Flow Information:
Membership Interests issued to Asset Seller as consideration							168,800
NFT Airdrop							(17,547)
Forgiveness of amounts due to manager and Contributed to the Company/Series							44,913
Collection Assets transferred in to Balance Sheet							376,389

See accompanying notes, which are an integral part of these financial statements

RSE COLLECTION, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2021 (unaudited)

	Series #69BM1	Series #85FT1	Series #88LJ1	Series #55PS1	Series #95BL1	Series #89PS1
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (1,868)	$ (1,913)	$ (1,884)	$ (2,271)	$ (1,875)	$ (2,055)
Adjustments to reconcile net income / (loss) to net cash (used in) provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	1,927	2,013	1,958	2,293	1,939	1,997
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
Loss on Disposal of Asset	-	-	-	-	-	-
Prepaid Insurance	(44)	(74)	(55)	(173)	(47)	(69)
Insurance Payable	(15)	(26)	(19)	(60)	(17)	(24)
Income Taxes Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	-
Accounts Payable	-	-	-	-	-	-
Net cash (used in) / provided by operating activities	-	-	-	(211)	-	(151)

Cash flow from investing activities:
Deposits on collectible assets	-	-	-	-	-	-
Investment in collectible assets	-	-	-	-	-	-
Proceeds from Sale of Asset	-	-	-	-	-	-
Net cash provided by / (used in) investing activities	-	-	-	-	-	-

Cash flow from financing activities:
Proceeds from sale of membership interests	-	-	-	-	-	-
Proceeds on borrowings from Manager and affiliates, net of repayments	-	-	-	-	-	-
Distribution to RSE Collection	-	-	-	-	-	-

See accompanying notes, which are an integral part of these financial statements

RSE COLLECTION, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2021 (unaudited)

Distributions	-	-	-	-	-	-
Net cash provided by / (used in) financing activities	-	-	-	-	-	-

Net change in cash	-	-	-	(211)	-	(151)
Cash beginning of period	4,149	-	-	2,214	1,000	1,271
Cash end of period	$ 4,149	$ -	$ -	$ 2,003	$ 1,000	$ 1,120

See accompanying notes, which are an integral part of these financial statements

RSE COLLECTION, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2021 (unaudited)

	Series #90FM1	Series #83FB1	Series #98DV1	Series #93XJ1	Series #02AX1
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (1,812)	$ (2,013)	$ (1,879)	$ (893)	$ (1,867)
Adjustments to reconcile net income / (loss) to net cash (used in) provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	1,820	2,204	1,948	1,158	1,924
(Gain) / Loss on sale of Asset	-	-	-	-	-
Loss on Disposal of Asset	-	-	-	-	-
Prepaid Insurance	(6)	(142)	(51)	(197)	(42)
Insurance Payable	(2)	(49)	(18)	(68)	(15)
Income Taxes Payable	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-
Accounts Payable	-	-	-	-	-
Net cash (used in) / provided by operating activities	-	-	-	-	-

Cash flow from investing activities:
Deposits on collectible assets	-	-	-	-	-
Investment in collectible assets	-	-	-	-	-
Proceeds from Sale of Asset	-	-	-	-	-
Net cash provided by / (used in) investing activities	-	-	-	-	-

Cash flow from financing activities:
Proceeds from sale of membership interests	-	-	-	-	-
Proceeds on borrowings from Manager and affiliates, net of repayments	-	-	-	-	-
Distribution to RSE Collection	-	-	-	-	-
Distributions	-	-	-	-	-

See accompanying notes, which are an integral part of these financial statements

RSE COLLECTION, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2021 (unaudited)

Net cash provided by / (used in) financing activities	-	-	-	-	-

Net change in cash	-	-	-	-	-
Cash beginning of period	485	2,485	2,500	1,485	1,985
Cash end of period	$ 485	$ 2,485	$ 2,500	$ 1,485	$ 1,985

See accompanying notes, which are an integral part of these financial statements

RSE COLLECTION, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2021 (unaudited)

	Series #99LE1	Series #91MV1	Series #92LD1	Series #94DV1	Series #72MC1
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (1,843)	$ (1,825)	$ (1,896)	$ (1,836)	$ (1,876)
Adjustments to reconcile net income / (loss) to net cash (used in) provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	1,878	1,844	1,980	1,866	1,943
(Gain) / Loss on sale of Asset	-	-	-	-	-
Loss on Disposal of Asset	-	-	-	-	-
Prepaid Insurance	(26)	(14)	(62)	(23)	(49)
Insurance Payable	(9)	(5)	(22)	(8)	(17)
Income Taxes Payable	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-
Accounts Payable	-	-	-	-	-
Net cash (used in) / provided by operating activities	-	-	-	(1)	1

Cash flow from investing activities:
Deposits on collectible assets	-	-	-	-	-
Investment in collectible assets	-	-	-	-	-
Proceeds from Sale of Asset	-	-	-	-	-
Net cash provided by / (used in) investing activities	-	-	-	-	-

Cash flow from financing activities:
Proceeds from sale of membership interests	-	-	-	-	-
Proceeds on borrowings from Manager and affiliates, net of repayments	-	-	-	-	-
Distribution to RSE Collection	-	-	-	-	-
Distributions	-	-	-	-	-
Net cash provided by / (used in) financing activities	-	-	-	-	-

Net change in cash	-	-	-	(1)	1
Cash beginning of period	1,985	984	1,853	1,984	4,989
Cash end of period	$ 1,985	$ 984	$ 1,853	$ 1,983	$ 4,990

See accompanying notes, which are an integral part of these financial statements

RSE COLLECTION, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2021 (unaudited)

	Series #06FG1	Series #11BM1	Series #80LC1	Series #02BZ1	Series #88BM1	Series #63CC1
Cash Flows from Operating Activities:
Net (Loss) / Income	$ 44,265	$ (1,853)	$ (2,191)	$ (1,921)	$ (1,889)	$ (1,879)
Adjustments to reconcile net income / (loss) to net cash (used in) provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	1,694	1,898	2,542	2,027	1,967	1,948
(Gain) / Loss on sale of Asset	(55,714)	-	-	-	-	-
Loss on Disposal of Asset	-	-	-	-	-	-
Prepaid Insurance	-	(34)	(262)	(79)	(58)	(51)
Insurance Payable	(45)	(12)	(90)	(27)	(20)	(18)
Income Taxes Payable	9,635	-	-	-	-	-
Due to the Manager or its Affiliates	165	-	-	-	-	-
Accounts Payable	-	-	-	-	-	-
Net cash (used in) / provided by operating activities	-	(1)	(1)	-	-	-

Cash flow from investing activities:
Deposits on collectible assets	-	-	-	-	-	-
Investment in collectible assets	-	-	-	-	-	-
Proceeds from Sale of Asset	365,000	-	-	-	-	-
Net cash provided by / (used in) investing activities	365,000	-	-	-	-	-

Cash flow from financing activities:
Proceeds from sale of membership interests	-	-	-	-	-	-
Proceeds on borrowings from Manager and affiliates, net of repayments	-	-	-	-	-	-
Distribution to RSE Collection	-	-	-	-	-	-
Distributions	(357,700)	-	-	-	-	-
Net cash provided by / (used in) financing activities	(357,700)	-	-	-	-	-

See accompanying notes, which are an integral part of these financial statements

RSE COLLECTION, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2021 (unaudited)

Net change in cash	7,300	(1)	(1)	-	-	-
Cash beginning of period	2,500	2,000	3,504	3,000	2,000	1,999
Cash end of period	$ 9,800	$ 1,999	$ 3,503	$ 3,000	$ 2,000	$ 1,999

See accompanying notes, which are an integral part of these financial statements

RSE COLLECTION, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2021 (unaudited)

	Series #76PT1	Series #75RA1	Series #65AG1	Series #93FS1	Series #90MM1	Series #61JE1
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (1,917)	$ (1,851)	$ (1,911)	$ (1,886)	$ (1,817)	$ (1,952)
Adjustments to reconcile net income / (loss) to net cash (used in) provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	2,020	1,894	2,009	1,961	1,829	2,088
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
Loss on Disposal of Asset	-	-	-	-	-	-
Prepaid Insurance	(77)	(32)	(73)	(56)	(9)	(101)
Insurance Payable	(26)	(11)	(25)	(19)	(3)	(35)
Income Taxes Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	-
Accounts Payable	-	-	-	-	-	-
Net cash (used in) / provided by operating activities	-	-	-	-	-	-

Cash flow from investing activities:
Deposits on collectible assets	-	-	-	-	-	-
Investment in collectible assets	-	-	-	-	-	-
Proceeds from Sale of Asset	-	-	-	-	-	-
Net cash provided by / (used in) investing activities	-	-	-	-	-	-

Cash flow from financing activities:
Proceeds from sale of membership interests	-	-	-	-	-	-
Proceeds on borrowings from Manager and affiliates, net of repayments	-	-	-	-	-	-
Distribution to RSE Collection	-	-	-	-	-	-
Distributions	-	-	-	-	-	-
Net cash provided by / (used in) financing activities	-	-	-	-	-	-

See accompanying notes, which are an integral part of these financial statements

RSE COLLECTION, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2021 (unaudited)

Net change in cash	-	-	-	-	-	-
Cash beginning of period	1,999	2,649	3,700	3,050	1,799	2,898
Cash end of period	$ 1,999	$ 2,649	$ 3,700	$ 3,050	$ 1,799	$ 2,898

See accompanying notes, which are an integral part of these financial statements

RSE COLLECTION, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2021 (unaudited)

	Series #65FM1	Series #88PT1	Series #94LD1	Series #99SS1	Series #94FS1	Series #61MG1
Cash Flows from Operating Activities:
Net (Loss) / Income	$ (1,851)	$ (1,842)	$ (2,166)	$ (1,884)	$ (1,889)	$ (2,010)
Adjustments to reconcile net income / (loss) to net cash (used in) provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	1,895	1,878	2,494	1,956	1,967	2,197
(Gain) / Loss on sale of Asset	-	-	-	-	-	-
Loss on Disposal of Asset	-	-	-	-	-	-
Prepaid Insurance	(32)	(27)	(244)	(53)	(58)	(139)
Insurance Payable	(11)	(9)	(84)	(19)	(20)	(48)
Income Taxes Payable	-	-	-	-	-	-
Due to the Manager or its Affiliates	-	-	-	-	-	-
Accounts Payable	-	-	-	-	-	-
Net cash (used in) / provided by operating activities	1	-	-	-	-	-

Cash flow from investing activities:
Deposits on collectible assets	-	-	-	-	-	-
Investment in collectible assets	-	-	-	-	-	-
Proceeds from Sale of Asset	-	-	-	-	-	-
Net cash provided by / (used in) investing activities	-	-	-	-	-	-

Cash flow from financing activities:
Proceeds from sale of membership interests	-	-	-	-	-	-
Proceeds on borrowings from Manager and affiliates, net of repayments	-	-	-	-	-	-
Distribution to RSE Collection	-	-	-	-	-	-
Distributions	-	-	-	-	-	-

See accompanying notes, which are an integral part of these financial statements

RSE COLLECTION, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2021 (unaudited)

Net cash provided by / (used in) financing activities	-	-	-	-	-	-

Net change in cash	1	-	-	-	-	-
Cash beginning of period	2,300	4,148	4,550	3,064	2,962	4,197
Cash end of period	$ 2,301	$ 4,148	$ 4,550	$ 3,064	$ 2,962	$ 4,197

See accompanying notes, which are an integral part of these financial statements

RSE COLLECTION, LLC

Consolidated Statements of Cash Flows

Six-Months Ended June 30, 2021 (unaudited)

	Series #92CC1	Series #89FT1	Series #80PN1	Series #89FG2	Series #88LL1	Series #03SS1	Consolidated
Cash Flows from Operating Activities:
Net (Loss) / Income	$(1,832)	$(1,913)	$(1,832)	$(1,878)	$(1,978)	$-	$(44,392)
Adjustments to reconcile net income / (loss) to net cash (used in) provided by operating activities
Expenses Paid by Manager and Contributed to the Company / Series	1,857	2,012	1,858	1,946	2,137	-	82,272
(Gain) / Loss on sale of Asset	-	-	-	-	-	-	(55,714)
Loss on Disposal of Asset	-	-	-	-	-	-	11,529
Prepaid Insurance	(18)	(73)	(20)	(50)	(118)	-	(2,933)
Insurance Payable	(7)	(26)	(7)	(18)	(41)	-	(1,194)
Income Taxes Payable	-	-	-	-	-	-	9,635
Due to the Manager or its Affiliates	-	-	-	-	-	-	165
Accounts Payable	-	-	-	-	-	-	-
Net cash (used in) / provided by operating activities	-	-	(1)	-	-	-	(632)

Cash flow from investing activities:
Deposits on collectible assets	-	-	-	-	-	-	-
Investment in collectible assets	-	-	-	-	-	-	-
Proceeds from Sale of Asset	-	-	-	-	-	-	365,000
Net cash provided by / (used in) investing activities	-	-	-	-	-	-	365,000

Cash flow from financing activities:
Proceeds from sale of membership interests	-	-	-	-	-	-	-
Proceeds on borrowings from Manager and affiliates, net of repayments	-	-	-	-	-	-	-
Distribution to RSE Collection	-	-	-	-	-	-	-
Distributions	-	-	-	-	-	-	(357,700)
Net cash provided by / (used in) financing activities	-	-	-	-	-	-	(357,700)

Net change in cash	-	-	(1)	-	-	-	6,668
Cash beginning of period	2,412	1,714	3,662	3,288	5,489	23,641	133,487
Cash end of period	$2,412	$1,714	$3,661	$3,288	$5,489	$23,641	$140,155
Supplemental Cash Flow Information: Non-cash Financing Activities: Capital Contribution of certain amounts due to Manager								11,829

See accompanying notes, which are an integral part of these financial statements

RSE COLLECTION, LLC

Notes to Consolidated Financial Statements

NOTE A - DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS

RSE Collection, LLC (the “Company,” “RSE Collection,” “we,” “us,” or “our”) is a Delaware series limited liability company formed on August 24, 2016. The Company’s core business is the identification, acquisition, marketing and management of collectible items (including collectible automobiles, memorabilia and alcohol) and digital assets, collectively referred to as “Collectible Assets” or the “Asset Class,” for the benefit of the investors. The Company is wholly owned and managed by RSE Collection Manager, LLC, a Delaware limited liability company (the “Manager”). The Manager is a single-member Delaware limited liability company wholly owned by Rally Holdings LLC (“Rally Holdings” or the “Asset Manager”). Rally Holdings is a single-member Delaware limited liability company wholly owned by RSE Markets, Inc., a Delaware corporation (“RSE Markets”). RSE Markets was the manager of the Company and served as the asset manager until March 26, 2021, at which point RSE Collection Manager, LLC and Rally Holdings replaced RSE Markets as Manager and Asset Manager, respectively. The Asset Manager is a technology and marketing company that operates the Rally Rd.™ platform (the “Platform”) and manages the Company, through the Manager, and the assets owned by the Company in its role as the Asset Manager of each Series.

The Company issues membership interests (the “Interests”) in a number of separate individual series (each, a “Series”) of the Company (each, an “Offering”). There will be a separate closing with respect to each Offering (each, a “Closing”). Each Series will own a unique Collectible Asset (an “Underlying Asset”) and the assets and liabilities of each Series will be separate in accordance with Delaware law. A purchaser of Interests (an “Investor”) in any Series acquires a proportional share of assets, liabilities, profits, and losses as they pertain to a particular Series, and the sole assets and liabilities of any given Series at the time of an Offering related to that particular Series is a single Underlying Asset (plus any cash reserves for future Operating Expenses (as described in Note B – Summary of Significant Accounting Policies – Operating Expenses) as well as certain liabilities related to expenses pre-paid by the Asset Manager. Any individuals, dealers or auction company which owns an Underlying Asset prior to a purchase of an Underlying Asset by the Company in advance of a potential Offering or the Closing of an Offering from which proceeds are used to acquire the Underlying Asset are referred to as “Asset Sellers.” “Current Period” refers to the time period between January 1, 2022 and June 30, 2022. “Prior Period” refers to the time period between January 1, 2021 and June 30, 2021. “Prior Year” refers to the time period between January 1, 2021 and December 31, 2021. The Manager has assembled a network of advisors with experience in the Asset Class (an “Advisory Board”) to assist the Manager in identifying, acquiring and managing Underlying Assets, as well as other aspects of the Platform.

All voting rights, except as specified in the Operating Agreement or required by law, remain with the Manager (e.g., determining the type and quantity of general maintenance and other expenses required for the appropriate upkeep of each Underlying Asset, determining how to best commercialize the applicable Underlying Assets, evaluating potential sale offers and the liquidation of a Series). The Manager manages the ongoing operations of each Series in accordance with the Operating Agreement.

OPERATING AGREEMENT

General:

In accordance with the Operating Agreement, each Investor in a Series grants a power of attorney to the Manager. The Manager has the right to appoint officers of the Company and each Series.

Operating Expenses:

After the Closing of an Offering, each Series is responsible for its own Operating Expenses (as described in Note B – Summary of Significant Accounting Policies – Operating Expenses). Prior to the Closing, Operating Expenses are borne by the Manager or the Asset Manager and not reimbursed by the economic members of a particular Series. Should post-Closing Operating Expenses exceed revenues or cash reserves, the Manager or the Asset Manager may (a) pay such Operating Expenses and not seek reimbursement, (b) loan the amount of the Operating Expenses to the Series and be entitled to reimbursement of such amount from future revenues generated by the Series (the “Operating Expenses Reimbursement Obligation(s)”), on which the Manager or the Asset Manager may impose a rate of interest, and/or (c) cause additional Interests to be issued in order to cover such additional amounts, which Interests may be issued to existing or new Investors, and may include the Manager or its affiliates or the Asset Manager.

RSE COLLECTION, LLC

Notes to Consolidated Financial Statements

NOTE A - DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (CONTINUED)

Fees:

Sourcing Fee: The Manager expects to receive a fee, as determined by the Manager, at the Closing of each successful Offering for its services of sourcing the Underlying Assets (the “Sourcing Fee”), which may be waived by the Manager in its sole discretion.

Brokerage Fee:  In respect to Offerings, except in the case of Series #77LE1, the broker of record (the “BOR”) received a fee (the “Brokerage Fee”) of 1.0% of the cash proceeds from the Offering for facilitating the sale of securities for Offerings qualified as of and after March 6, 2019.

Custody Fee: In respect to Offerings, the custodian of Interests (the “Custodian”), holding custody of the securities upon issuance, will receive a fee equal to the greater of (i) 0.75% on Interests sold in an Offering and (ii) $500 (the “Custody Fee”). In the case of the offerings for the Series #77LE1, Series #69BM1, Series #85FT1, Series #88LJ1 and Series #55PS1, no custody agreement was yet in place and as such, no Custody Fee was paid. Should a Custody Fee become applicable for the Interests in these Series in future, the Manager will pay and not be reimbursed for such Custody Fee. For all other current offerings, the Custody Fee is paid from the proceeds of each offering.

Free Cash Flow Distributions:

At the discretion of the Manager, a Series may make distributions of Free Cash Flow (as described in Note F – Free Cash Flow Distributions and Management Fees) to both the holders of economic Interests in the form of a dividend and the Manager in the form of a Management Fee (as described in Note F – Free Cash Flow Distributions and Management Fees).

In the case that Free Cash Flow (as described in Note F – Free Cash Flow Distributions and Management Fees) is available for distribution and such distributions are made, at the sole discretion of the Manager, the Investors will receive no less than 50% of Free Cash Flow available for distribution and the Manager will receive up to 50% of Free Cash Flow available for distribution in the form of a Management Fee (as described in Note F – Free Cash Flow Distributions and Management Fees) for management of the applicable Underlying Asset. The Management Fee is accounted for as an expense to the relevant Series rather than a distribution from Free Cash Flow.

Other:

The Manager is responsible for covering its own expenses. Certain of the Underlying Assets, such as NFTs, are self-insured by the Manager and the Asset Manager. The Manager and the Asset Manager take the full risk of loss on these Underlying Assets.

LIQUIDITY AND CAPITAL RESOURCES

The Company has experienced net losses and negative operating cash flows since inception and neither the Company nor any Series has generated revenues or profits in the Current Period or Prior Period, except for certain Underlying Assets that were sold for gains (see Note A – Description of Organization and Business Operations - Asset Dispositions).

On a total consolidated basis, the Company generated the following: Income / (Loss), Net Working Capital, and Accumulated Deficits. Additionally, each listed Series for which an Underlying Asset was owned as of the end of the Current Period and the end of the Prior Period has incurred net losses since their respective dates of acquisition and have an accumulated deficit at the end of the Current Period and at the end of the Prior Year.

RSE COLLECTION, LLC

Notes to Consolidated Financial Statements

Period	Income / (Loss)
Current Period	($5,074)
Prior Period	($44,392)

Period	Net Working Capital	Accumulated Deficit
Current Period	($2,893,545)	($858,608)
Prior Year	($1,133,311)	($715,961)

NOTE A - DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (CONTINUED)

All of the liabilities on the balance sheet as of the end of the Current Period are obligations to third-parties or the Manager. All of these liabilities, other than ones for which the Manager does not seek reimbursement, will be covered through the proceeds of future Offerings for the various Series of Interests. RSE Markets, Inc. has agreed to provide the Company and each Series the financial support sufficient to meet the Company’s and each Series’ financial needs for the twelve months following the date of this filing.

No revenue models have been demonstrated at the Company or Series level and we do not expect either the Company or any of its Series to generate any revenues for some time. We will update the appropriate disclosure at such time as revenue models have been demonstrated. However, from time to time, the Company or a Series may receive income from other sources such as an NFT airdrop event or NFT conference, that are recognized as investment income. During the Current Period, no free cash flow distributions were made and no management fee was distributed. Each Series will continue to incur Operating Expenses (as described in Note B – Summary of Significant Accounting Policies – Operating Expenses) including, but not limited to storage, insurance, transportation and maintenance expenses, marketing expense and professional fees, on an ongoing basis.

RSE COLLECTION, LLC

Notes to Consolidated Financial Statements

NOTE A - DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (CONTINUED)

Cash on the books of the Company is reserved for funding future pre-Closing Operating Expenses (as described in Note B – Summary of Significant Accounting Policies – Operating Expenses) or Acquisition Expenses (as described in Note B – Summary of Significant Accounting Policies – Capital Assets), as the case may be. Cash on the books of each Series is reserved for funding of post-Closing Operating Expenses. During the Current Period, the Manager paid for the Operating Expenses related to the Company and any Series that have closed Offerings and has elected not to be reimbursed. When the Manager pays for certain Operating Expenses related to a Series that have closed Offerings and elects not to be reimbursed, these payments are accounted for as capital contributions and are further described in Note B – Summary of Significant Accounting Policies – Operating Expenses.

The Company and the Series finance their business activities through capital contributions from the Manager or its affiliates and from members to the individual Series. Until such time as any Series have the capacity to generate cash flows from operations, the Manager may cover any deficits through additional capital contributions or the issuance of additional Interests in any individual Series. In addition, parts of the proceeds of future Offerings may be used to create reserves for future Operating Expenses (as described in Note B – Summary of Significant Accounting Policies – Operating Expenses) for individual Series once the Offerings are closed, listed in the table above, at the sole discretion of the Manager.

INITIAL OFFERINGS

All Series, for which a closing had occurred as of the date of the financial statements, had commenced operations, were capitalized and had assets. Additionally, various Series have liabilities. The table outlined in Note B – Summary of Significant Accounting Policies – Members’ Equity outlines all Offerings for which a Closing has occurred during the Current Period and the Prior Period.

RSE COLLECTION, LLC

Notes to Consolidated Financial Statements

NOTE A - DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (CONTINUED)

ASSET DISPOSITIONS

During the Current Period and Prior Period, the Company received purchase offers for the Underlying Assets listed in the tables below. Per the terms of the Operating Agreement, the Company, together with the Manager and the Manager’s Advisory Board has evaluated the offers in light of the preferences of Investors in the related Series as expressed by the nonbinding voting results of a poll of such Investors on the question whether to sell the Underlying Assets. The Manager has determined that it is in the interest of the Investors to sell the Underlying Asset. In certain instances, the Company may decide to sell an Underlying Asset that is on the books of the Company but for which no Offering has occurred and the Underlying Asset was not transferred to an applicable Series before the sale. In these instances, the anticipated Offering for the Series related to such Underlying Asset is cancelled and no securities are sold.

Underlying Assets sold during the Current Period are as follows:

Series	Underlying Asset	Date of Sale Agreement	Proceeds from Sale	Carrying Value	Gain/(loss) on Sale	Corporate Level Taxes on Gain on Sale	Total Initial Offering Price / Per Interest	Total Distribution to Investors / Per Interest
#89FT1	1989 Ferrari Testarossa	4/25/2022	$330,000	$175,136	$154,864	$30,605 (Net of $1,762 Net Loss Carryforward)	$180,000 / $45.00	$301,108 / $75.27
#93FS1 (1)	1993 Ferrari 348TS Serie Speciale	5/17/2022	$147,500	$130,000	$17,500	$1,873 (Net of $1,653 Net Loss Carryforward)	$137,500 / $68.75	$147,500 / $73.75
Total			$477,500	$305,136	$172,364	$32,478		$448,608

(1)The sale of the Underlying Asset is a related party transaction

Underlying Asset sold in the Prior Period:

Series	Underlying Asset	Date of Sale Agreement	Proceeds from Sale	Carrying Value	Gain/(loss) on Sale	Corporate Level Taxes on Gain on Sale	Total Initial Offering Price / Per Interest	Total Distribution to Investors / Per Interest
#06FG1	2006 Ford GT	06/09/2021	$365,000	$309,286	$55,714	$9,635	$320,000 / $64.00	$357,700 / $71.54

Note: Total Distribution to Interest Holders includes cash on balance sheet of Series and is net of corporate level taxes on gain on sale.

Upon disposition of the Underlying Asset, the Series is dissolved upon payment of their current corporate tax liabilities and any sales tax remittance.

RSE COLLECTION, LLC

Notes to Consolidated Financial Statements

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

1.Basis of Presentation

The accompanying financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America (“US GAAP”).

The consolidated financial statements include the accounts of the Company and the accounts of Series #77LE1. Interests in Series #77LE1 were issued under Rule 506(c) of Regulation D and were thus not qualified under the Company’s Offering Statement on Form 1-A, as amended (the “Offering Statement”), and thus separate financial statements for Series #77LE1 are not presented.

Any Offerings that close as of the date of the financial statements are issued under Tier 2 of Regulation A and qualified under an Offering Statement. As such, upon the closing of the Series, separate financial statements are presented for each such Series, and each is consolidated in the financial statements of the Company after eliminating inter-company balances and transactions.

2.Use of Estimates:

The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near-term due to one or more future confirming events.  Accordingly, the actual results could differ significantly from our estimates.

3.Cash and Cash Equivalents:

The Company considers all short-term investments with an original maturity of three months or less when purchased, or otherwise acquired, to be cash equivalents.

4.Offering Expenses:

Offering expenses (the “Offering Expenses”) related to the Offering for a specific Series consist of underwriting, legal, accounting, escrow, compliance, filing and other expenses incurred through the balance sheet date that are directly related to a proposed Offering and will generally be charged to members’ equity upon the completion of the proposed Offering. Expenses that are incurred prior to the Closing of an Offering for such Series that are funded by the Manager and will generally be reimbursed through the proceeds of the Offering related to the Series. However, the Manager has agreed to pay and not be reimbursed for Offering Expenses incurred with respect to the Offerings for all Series that have had a Closing as of the date of the financial statements and potentially other future Offerings.

RSE COLLECTION, LLC

Notes to Consolidated Financial Statements

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

5.Operating Expenses:

Operating Expenses (as described below) related to a particular Underlying Asset include storage, insurance, transportation (other than the initial transportation from the Underlying Asset’s location to the Manager’s storage facility prior to the Offering, which is treated as an Acquisition Expense (as described in Note B – Summary of Significant Accounting Policies – Capital Assets), maintenance, bookkeeping and accounting fees and other Underlying Asset specific expenses as detailed in the Manager’s allocation policy, together the “Operating Expenses”.  We distinguish between pre-Closing and post-Closing Operating Expenses. Operating Expenses are expensed as incurred.

Except as disclosed with respect to any future Offering, expenses of this nature that are incurred prior to the Closing of an Offering of Series of Interests, are funded by the Manager and are not reimbursed by the Company, the Series or economic members. Expenses in this case are treated as capital contributions from the Manager to the Company and are summarized in the table below.

Period	Pre-Closing Operating Expense Capital Contributions	Post-Closing Operating Expense Capital Contributions	Total
Current Period	$74,447	$153,853	$228,300
Prior Period	$3,265	$78,650	$81,915

During the Current Period and Prior Period, the Company incurred pre-Closing Operating Expenses and individual Series that had closed Offerings incurred post-Closing Operating Expenses not including gains on sale and investment income as presented in the Consolidated Statements of Operations.

RSE COLLECTION, LLC

Notes to Consolidated Financial Statements

NOTE–B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

6.Capital Assets:

Underlying Assets are recorded at cost. The cost of the Underlying Assets includes the purchase price, including any deposits for the Underlying Asset funded by the Manager and “Acquisition Expenses,” which include transportation of the Underlying Asset to the Manager’s storage facility, pre-purchase inspection, pre-Offering refurbishment, and other costs detailed in the Manager’s allocation policy.

The Company treats Underlying Assets as collectible and therefore the Company will not depreciate or amortize the Underlying Assets going forward. The Underlying Assets are considered long-lived assets as well as indefinite lived assets and will be subject to an annual test for impairment. These Underlying Assets are reviewed for impairment annually or whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the fair value of the asset. An impairment charge is recognized in the amount by which the carrying amount of the asset exceeds the fair value of the asset. The following impairment charges were recognized during the Current Period and Prior Period.

Period	Series	Impairment loss on asset	Total
Current Period	#MBIRD2754 (1)	$3,177	$44,674
	#AZUKI8467 (1)	$18,702
	#105.ETH (1)	16,381
	#05JAYZ	$3,915
	#57UNITAS (1)	$2,500
Prior Period	-	-	-

(1)Impairment charges for this Series or Underlying Asset was recognized prior to the Series Offering and are included in the Consolidated balances.

The Underlying Assets are initially purchased by the Company, either prior to launching an Offering or through the exercising of a purchase option simultaneous with the Closing of an Offering for a particular Series. At Closing of an Offering for a Series of Interests the Underlying Assets, including capitalized Acquisition Expenses, are then transferred to the Series. Underlying Assets are transferred at cost less any impairment, and the Company receives cash from the Series from the proceeds of the Offering. The Company uses the proceeds of the transfer to pay off any debt or amounts owed under purchase options and Acquisition Expenses. Acquisition Expenses related to a particular Series, which are incurred prior to the Closing of an Offering are initially funded by the Manager but will be reimbursed with the proceeds from an Offering related to such Series, to the extent described in the applicable Offering document. The Company does, however, retain additional cash from the proceeds of the Offering on the Series balance sheet to cover Acquisition Expenses that are anticipated prior to the Closing but incurred after the Closing of an Offering. Acquisition Expenses are capitalized into the cost of the Underlying Asset as per the table below. The Series uses the remaining cash to repay any accrued interest on loans or marketing expenses related to the preparation of the marketing materials for a particular Offering, by distributing the applicable amount to the Company, accounted for as “Distribution to RSE Collection” on the balance sheet. Furthermore, the Series distributes the appropriate amounts for Brokerage Fee, the Custody Fee and, if applicable, the Sourcing Fee using cash from the Offering. Should a proposed Offering prove to be unsuccessful, the Company will not reimburse the Manager and these expenses will be accounted for as capital contributions, and the Acquisition Expenses will be expensed.

The Company, through non-interest-bearing payments from the Manager or loans from officers of the Manager and third parties, has acquired Underlying Assets since the beginning of the Prior Period. For all Collectible Assets held as of the end of the Current Period and Prior Period, the following table presents all costs capitalized on the acquisition of Underlying Assets during the Current Period and Prior Period.

RSE COLLECTION, LLC

Notes to Consolidated Financial Statements

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Capitalized Costs
Applicable Series		Purchase Price / Down payment	Acquisition Costs	Impairment	Total
#77LE1	(1,3)	$ 69,400	$ 787	$ -	$ 70,187
#69BM1	(1)	102,395	3,871	-	106,266
#85FT1	(1)	172,500	3,326	-	175,826
#88LJ1	(1)	127,176	5,206	-	132,382
#55PS1	(1)	405,000	3,386	-	408,386
#93XJ1	(1)	460,000	28,586	-	488,586
#83FB1	(1)	330,000	2,806	-	332,806
#89PS1	(1)	160,000	-	-	160,000
#90FM1	(1)	14,500	286	-	14,786
#95BL1	(1)	112,500	2,081	-	114,581
#98DV1	(1)	120,000	2,544	-	122,544
#02AX1	(1)	100,000	1,786	-	101,786
#99LE1	(1)	62,100	2,171	-	64,271
#91MV1	(1)	33,950	1,487	-	35,437
#94DV1	(1)	52,500	287	-	52,787
#92LD1	(1)	146,181	11,861	-	158,042
#72MC1	(1)	115,000	562	-	115,562
#11BM1	(1)	78,500	1,286	-	79,786
#80LC1	(1)	610,000	2,439	-	612,439
#02BZ1	(1)	185,000	1,301	-	186,301
#88BM1	(1)	135,000	1,465	-	136,465
#63CC1	(1)	120,000	286	-	120,286
#76PT1	(1)	179,065	3,737	-	182,802
#75RA1	(1)	75,000	903	-	75,903
#65AG1	(1)	170,000	286	-	170,286
#90MM1	(1)	22,000	1,187	-	23,187
#61JE1	(1)	235,000	388	-	235,388
#88PT1	(1)	61,875	1,196	-	63,071
#65FM1	(1)	75,000	997	-	75,997
#94LD1	(1)	570,000	2,236	-	572,236
#99SS1	(1)	126,575	2,652	-	129,227
#94FS1	(1)	135,399	3,083	-	138,482
#61MG1	(1)	325,000	590	-	325,590
#92CC1	(1)	45,000	1,188	-	46,188
#80PN1	(1)	45,750	1,638	-	47,388
#89FG2	(1)	118,500	1,062	-	119,562
#88LL1	(1)	275,000	2,811	-	277,811
#MEEB11275	(1)	140,407	154	-	140,561
#82TAYLOR	(1)	10,200	-	-	10,200
#HOLMES	(1)	20,000	100	-	20,100
#HULK180	(1)	36,000	146	-	36,146
#05JAYZ	(1)	15,600	218	(3,915)	11,903
#JUSTINIAN	(1)	15,000	-	-	15,000
#67ICEBOWL	(1)	7,500	46	-	7,546
#DKCOUNTRY	(1)	13,200	366	-	13,566
#FALCON	(1)	42,834	110	-	42,944
#MARIOWRLD	(1)	144,000	143	-	144,143
#82AV1	(1)	285,000	1,364	-	286,364
#SUPERBWL1	(1)	19,500	35	-	19,535
#MEEB7985	(1)	33,962	84	-	34,046
#BONDWATCH	(1)	71,388	3,280	-	74,668
#95FF1	(1)	105,000	3,488	-	108,488
#MAYC857	(1)	48,492	5,199	-	53,767
#PUNK2981	(1)	290,000	-	-	290,000
#WOW2221	(1)	25,461	2,934	-	28,461
#NIKON1	(1)	23,438	481	-	23,920
#LOTF	(1)	11,000	100	-	11,100
#DOOD6778	(1)	28,342	17	-	28,359
#BAKC7820	(1)	28,743	49	-	28,792

RSE COLLECTION, LLC

Notes to Consolidated Financial Statements

Capitalized Costs (Continued)
Applicable Series		Purchase Price / Down payment	Acquisition Costs	Impairment	Total
#NBAJAM	(1)	42,000	-	-	42,000
#SANDBOX1	(1)	101,424	63	-	101,487
#WOW6586	(1)	49,742	4,398	-	54,167
#AZUKI6704	(1)	30,434	18	-	30,452
#58PELE4	(1)	42,000	82	-	42,082
#OBAMABALL	(1)	99,000	82	-	99,082
#BART	(1)	17,400	81	-	17,481
#HOMER	(1)	17,400	82	-	17,482
#SI1	(1)	7,700	-	-	7,700
#GOLD1	(1)	13,750	19	-	13,769
#VERSTAPP1	(1)	29,402	-	-	29,402
#96TIGER	(1)	49,037	150	-	49,187
#88ZELDA	(1)	54,000	-	-	54,000
#STARWARS3	(1)	22,800	-	-	22,800
#YEEZY	(1)	32,000	1,614	-	33,614
#MAYC9114	(1)	84,357	5,016	-	89,418
#VFRNDS1	(1)	250,000	-	-	250,000
#MBIRD2754	(1)	76,328	36	(3,177)	73,188
#VEEFRND1	(1)	39,054	51	-	39,105
#TREASURE	(1)	18,750	248	-	18,998
#MACWORLD1	(1)	201,021	1,100	-	202,121
#KENNERSET	(1)	10,251	79	-	10,330
#LEDZEPP1	(1)	42,000	-	-	42,000
#VEEVIPER	(1)	70,000	-	-	70,000
#BEEPLE1	(1)	75,161	45	-	75,206
#WARHOL1	(1)	151,308	8,810	-	160,119
#94CSI	(2)	125,000	1,092	-	126,092
#GAMEBOY	(2)	20,000	-	-	20,000
#BATMAN	(2)	1,700,000	-	-	1,700,000
#WWLAND1	(2)	13,956	24	-	13,980
#ELVIS	(2)	34,800	82	-	34,882
#DOOD7387	(2)	53,491	45	-	53,537
#SACHS1	(2)	24,588	43	-	24,631
#AZUKI8467	(2)	91,835	54	(18,702)	73,188
#32RUTH	(2)	85,000	74	-	85,074
#20WITT	(2)	7,000	30	-	7,030
#SANDBOX2	(2)	106,420	141	-	106,561
#TOADZ5028	(2)	10,219	75	-	10,295
#TOADZ3079	(2)	11,909	93	-	12,002
#DLAND1	(2)	160,866	68	-	160,933
#DRACULA10	(2)	35,000	92	-	35,092
#BUFFETT1	(2)	13,000	33	-	13,033
#CRASH	(2)	31,200	90	-	31,290
#105.ETH	(2)	54,946	35	(16,381)	38,600
#GBOYCOLOR	(2)	5,100	69	-	5,169
#R2D2	(2)	7,696	110	-	7,806
#VADER	(2)	6,000	66	-	6,066
#ELON1	(2)	6,000	-	-	6,000
#WARHOL2	(2)	59,741	1,500	-	61,241
#COOL3195	(2)	33,286	40	-	33,326
#CLNX13296	(2)	55,009	81	-	55,090
#GRIFFEY3	(2)	20,400	171	-	20,571
#MAHOMES2	(2)	15,999	19	-	16,018
#57UNITAS	(2)	42,500	-	(2,500)	40,000

RSE COLLECTION, LLC

Notes to Consolidated Financial Statements

Capitalized Costs (Continued)
Applicable Series		Purchase Price / Down payment	Acquisition Costs	Impairment	Total
#04PHELPS	(2)	28,000	50	(8,000)	20,050
#FAREWELL	(2)	13,500	100	-	13,600
#EMERALD	(2)	31,200	366	-	31,566
#39AA	(2)	37,500	201	-	37,701
#80TOPPS	(2)	69,000	217	(36,600)	32,617
#METROID	(2)	64,800	-	-	64,800
Total as of June 30, 2022		$ 12,287,213	$ 147,329	$ (89,274)	$ 12,345,268

Total as of December 31, 2021		$ 7,690,516	$ 113,523	$ -	$ 7,804,039

(1)Offering for Series Interests closed as of the end of the Current Period and Underlying Asset owned by applicable Series.

(2)At the end of the Current Period owned by the Company and not by any Series. To be owned by the applicable Series as of the Closing of the applicable Offering.

(3)Series #77LE1 Interests were issued under Rule 506(c) and, therefore, Series #77LE1 has not been broken out as a separate Series in the financial statements but is included in the table above.

RSE COLLECTION, LLC

Notes to Consolidated Financial Statements

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

7.Members’ Equity:

Members’ equity for the Company and any Series consists of Membership Contributions, Capital Contributions, Distributions and Retained Earnings / (Accumulated Deficit).

Membership Contributions are made to a Series from a successful Closing of an Offering and are calculated by taking the amount of membership Interests sold in an Offering, net of Brokerage Fee, Custody Fee and Sourcing Fee as shown in the table below. In the case of a particular Offering, the Brokerage Fee, the Custody Fee and Sourcing Fee (which may be waived by the Manager) related to the Offering are paid from the proceeds of the successfully closed Offering. These expenses will not be incurred by the Company, the applicable Series or the Manager, if an Offering does not close as of the end of the Current Period. The membership interests that are issued by each individual Series do not provide the investors with any voting rights in the Series other than those detailed in the Company’s Operating Agreement. All of the control and operating decisions relating to the operations of a Series are held by the Manager in accordance with the terms as specified in the Operating Agreement.

Capital Contributions are made by the Manager to cover Operating Expenses for which the Manager has elected not to be reimbursed. In addition, in the case of a Closing for which a deficiency of offering proceeds over the required cash outlays exists, the Manager will make an additional capital contribution to the Series to cover any such deficiencies, which is represented as a “Capital Contribution for loss at Offering close”.

The table below outlines Membership Contributions and Uses for closed Offerings:

RSE COLLECTION, LLC

Notes to Consolidated Financial Statements

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Membership Contribution and Uses at Closing as of the end of the Current Period
Applicable Series	Closing Date	Membership Interests	Brokerage Fee	Sourcing Fee	Custody Fee	Total
#77LE1	4/13/2017	$ 77,700	$ 1,049	$ 3,443	$ -	$ 73,208
#69BM1	2/7/2018	115,000	778	2,986	-	111,236
#85FT1	2/16/2018	165,000	1,117	-	-	163,883
#88LJ1	4/12/2018	135,000	914	578	-	133,508
#55PS1	6/6/2018	425,000	2,869	-	-	422,131
#93XJ1	11/6/2018	495,000	3,487	-	3,713	487,801
#83FB1	9/5/2018	350,000	2,522	9,162	2,625	335,691
#89PS1	7/31/2018	165,000	470	1,771	1,238	161,521
#90FM1	7/31/2018	16,500	90	464	500	15,446
#95BL1	7/12/2018	118,500	870	-	889	116,742
#98DV1	10/11/2018	130,000	954	2,314	975	125,757
#02AX1	11/30/2018	108,000	793	1,944	810	104,452
#99LE1	12/4/2018	69,500	510	1,770	521	66,699
#91MV1	12/7/2018	38,000	279	600	500	36,621
#94DV1	12/26/2018	57,500	388	1,841	500	54,771
#92LD1	12/26/2018	165,000	1,114	2,219	1,238	160,430
#72MC1	1/4/2019	124,500	542	2,474	934	120,551
#11BM1	1/25/2019	84,000	567	517	630	82,286
#80LC1	2/11/2019	635,000	4,305	9,216	4,763	616,716
#02BZ1	2/11/2019	195,000	1,316	2,620	1,463	189,601
#88BM1	2/25/2019	141,000	952	226	1,058	138,765
#63CC1	3/18/2019	126,000	916	1,553	945	122,586
#76PT1	3/22/2019	189,900	1,382	1,793	1,424	185,301
#75RA1	4/9/2019	84,000	586	3,732	630	79,052
#65AG1	4/16/2019	178,500	1,272	1,903	1,339	173,986
#90MM1	4/26/2019	26,600	196	918	500	24,986
#61JE1	4/26/2019	246,000	1,661	3,858	1,845	238,636
#88PT1	7/23/2019	66,000	495	-	500	65,005
#65FM1	7/23/2019	82,500	619	1,966	619	79,297
#94LD1	8/19/2019	597,500	4,481	11,251	4,481	577,286
#99SS1	9/12/2019	137,500	1,375	1,815	1,031	133,279
#94FS1	9/18/2019	145,000	1,450	669	1,088	141,794
#61MG1	9/30/2019	340,000	2,550	4,613	2,550	330,287
#92CC1	10/2/2019	52,500	525	2,875	500	48,600
#80PN1	11/6/2019	48,000	480	-	500	47,020
#89FG2	11/14/2019	127,500	1,275	1,719	956	123,550
#88LL1	12/9/2019	292,000	2,920	3,115	2,190	283,775
#MEEB11275	1/10/2022	160,000	1,600	16,139	1,200	141,061
#82TAYLOR	1/10/2022	13,000	130	1,538	500	10,832
#HOLMES	1/10/2022	25,000	250	3,458	500	20,792
#HULK180	1/10/2022	42,000	420	4,342	500	36,738
#05JAYZ	1/10/2022	18,500	185	1,459	500	16,356
#JUSTINIAN	1/10/2022	18,000	180	1,720	500	15,600
#67ICEBOWL	1/14/2022	10,000	100	1,262	500	8,138
#DKCOUNTRY	1/14/2022	18,000	180	3,162	500	14,158
#FALCON	1/14/2022	50,000	500	5,420	500	43,580
#MARIOWRLD	1/18/2022	165,000	1,650	17,264	1,238	144,848
#82AV1	2/7/2022	297,500	2,975	2,530	2,231	289,764
#SUPERBWL1	3/2/2022	24,000	240	3,079	500	20,181
#MEEB7985	3/2/2022	38,000	380	2,574	500	34,546
#BONDWATCH	3/22/2022	80,000	800	3,320	600	75,280
#95FF1	3/22/2022	120,000	1,200	3,862	900	114,038
#MAYC857	3/23/2022	54,000	540	3,893	500	49,067
#PUNK2981	3/22/2022	310,000	3,100	13,975	2,325	290,600
#WOW2221	3/30/2022	28,000	280	1,193	500	26,027
#NIKON1	4/8/2022	28,000	280	2,720	500	24,500
#LOTF	4/8/2022	14,000	140	1,568	500	11,792
#DOOD6778	4/8/2022	30,000	300	340	500	28,860
#BAKC7820	4/20/2022	30,000	300	-	500	29,200
#NBAJAM	4/20/2022	47,000	470	3,338	500	42,692

RSE COLLECTION, LLC

Notes to Consolidated Financial Statements

Membership Contribution and Uses at Closing as of the end of the Current Period (Continued)
Applicable Series	Closing Date	Membership Interests	Brokerage Fee	Sourcing Fee	Custody Fee	Total
#SANDBOX1	5/3/2022	105,000	1,050	1,175	788	101,987
#WOW6586	5/3/2022	52,000	520	711	500	50,269
#AZUKI6704	5/3/2022	32,000	320	228	500	30,952
#58PELE4	5/14/2022	48,000	480	4,420	500	42,600
#OBAMABALL	5/14/2022	105,000	1,050	3,563	788	99,600
#BART	5/14/2022	21,000	210	2,290	500	18,000
#HOMER	5/14/2022	21,000	210	2,290	500	18,000
#SI1	5/14/2022	10,000	100	1,100	500	8,300
#GOLD1	5/14/2022	16,000	160	766	500	14,574
#VERSTAPP1	5/24/2022	32,000	320	1,178	500	30,002
#96TIGER	5/24/2022	55,000	550	4,313	500	49,637
#88ZELDA	5/24/2022	60,000	600	4,300	500	54,600
#STARWARS3	5/24/2022	26,000	260	1,840	500	23,400
#YEEZY	5/24/2022	40,000	400	6,276	500	32,824
#MAYC9114	5/27/2022	87,500	875	1,066	656	84,902
#VFRNDS1	6/12/2022	275,000	2,750	19,642	2,063	250,545
#MBIRD2754	6/16/2022	60,000	600	-	500	58,900
#VEEFRND1	6/16/2022	33,600	336	-	500	32,764
#TREASURE	6/16/2022	22,500	225	2,244	500	19,531
#MACWORLD1	6/16/2022	225,000	2,250	17,673	1,688	203,390
#KENNERSET	6/16/2022	12,500	125	1,024	500	10,851
#LEDZEPP1	6/16/2022	48,000	480	4,420	500	42,600
#VEEVIPER	6/17/2022	75,000	750	2,779	563	70,909
#BEEPLE1	6/28/2022	68,000	680	-	510	66,810
#WARHOL1	6/28/2022	170,000	1,700	3,359	1,275	163,666
Total		$ 9,869,800	$ 81,268	$ 270,739	$ 77,274	$ 9,440,518

Note: represents Membership Contributions net of Brokerage Fee, Sourcing Fee and Custody Fee at the Closing of the Offering for the respective Series.

Note: Series #77LE1 Interests were issued under Rule 506(c) and, therefore, Series #77LE1 has not been broken out as a separate Series in the financial statements but is included in the table above.

RSE COLLECTION, LLC

Notes to Consolidated Financial Statements

NOTE B - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

8.Income taxes:

Each Series has elected and qualifies, and the Company intends that each future Series will elect and qualify, to be taxed as a corporation under the Internal Revenue Code of 1986.  Each separate Series intends to be accounted for as described in ASC Topic 740, "Income Taxes," which requires an asset and liability approach to financial accounting and reporting for income taxes.  Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

The Company recognizes the tax benefit from an uncertain tax position only if it is more likely than not the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the financial statements from such positions are then measured based on the largest benefit that has a greater than 50% likelihood of being realized upon settlement. There were no uncertain tax positions as of the end of the Current Period.

The Company intends to be taxed as either a “partnership” or a “disregarded entity” for federal income tax purposes and will not make any election or take any action that could cause it to be separately treated as an association taxable as a corporation under Subchapter C of the Code.

9.Earnings (loss) / income per membership Interest:

Upon completion of an Offering, each Series intends to comply with the accounting and disclosure requirements of ASC Topic 260, "Earnings per Share." For each Series, earnings (loss) / income per membership interest (“EPMI”) will be computed by dividing net (loss) / income for a particular Series by the weighted average number of outstanding membership Interests in that particular Series during the period.

10.Cryptocurrencies:

Cryptocurrencies held are accounted for as indefinite-lived intangible assets in accordance with ASC 350, Intangibles-Goodwill and Other. The Company has ownership of and control over our cryptocurrency and we use third-party custodial services to secure it. Cryptocurrencies are recorded at cost, net of any impairment losses incurred since acquisition. All cryptocurrency balances are presented in Other Assets on the balance sheet.

From time to time, the Company or certain Series that own and hold non-fungible tokens (“NFTs”) as assets may receive additional cryptocurrencies or NFTs from the NFT creator through “airdrops.” Airdrops are one-time occurrences, are at the discretion of NFT creators or other third parties, and are not in the normal course of operations of the Company or any Series. The Company or Series records these additional cryptocurrencies and NFTs received for free as Investment Income on its statement of operations upon receipt, and at an estimated fair value based on comparable cryptocurrencies and NFTs currently being traded in the open market at the time of receipt.

RSE COLLECTION, LLC

Notes to Consolidated Financial Statements

NOTE C - RELATED PARTY TRANSACTIONS

Series Members

The managing member of the Company is the Manager. The Company will admit additional members to each of its Series through the Offerings of membership Interests in each Series. By purchasing an Interest in a Series of Interests, the Investor is admitted as a member of the Series and will be bound by the Operating Agreement. Under the Operating Agreement, each Investor grants a power of attorney to the Manager. The Operating Agreement provides the Manager with the ability to appoint officers and Advisory Board members.

Officer and Affiliate Loans

From time to time, affiliates of the Manager and their individual officers may make loans to the Company to facilitate the purchase of Underlying Assets prior to the Closing of a Series’ Offering.  It is anticipated that each of the loans and related interest will be paid by the Company through proceeds of the Offering associated with a Series. Because the Series will repay the Company and other parties, such as the Manager, the BOR and the Custodian and their respective affiliates, from the proceeds of a closed Offering, it is anticipated that no Series will bear the economic effects of any loan made to purchase another Underlying Asset.

From time to time the Asset Manager, affiliates of the Manager or third-parties may make non-interest-bearing loans to the Company to acquire an Underlying Asset prior to the Closing of an Offering for the respective Series. In such cases, the respective Series would repay any such non-interest-bearing loans used to acquire its respective Underlying Asset with proceeds generated from the Closing of the Offering for Interests of such Series. No Series will have any obligation to repay a loan incurred by the Company to purchase an Underlying Asset for another Series.

During the Current Period, Underlying Assets with a total carrying value of $376,389 that were initially purchased by RSE Archive, LLC, a related entity, from third-party sellers were transferred to the Company. Under the terms of the transfer agreement all rights, titles and interests along with any liabilities or obligations associated with these Underlying Assets were transferred to the Company.

As of the end of the Current Period and Prior Year, amounts outstanding due to Manager and affiliates are shown as below:

Due to the Manager and its Affiliates
Current Period	$3,012,316
Prior Year	$1,230,157

During the Current Period and Prior Period, the Company entered into agreements with Advisory Board members to acquire Collectible Assets, which are outlined in the table below.

Series	Agreement Type	Agreement Date	Purchase Price	% Owned by Seller on Close	Seller
#VERSTAPP1	Upfront Purchase	2/7/2022	$29,402	0.0%	Goldin Auctions
#88ZELDA	Upfront Purchase	2/24/2022	$54,000	0.0%	Goldin Auctions
#STARWARS3	Upfront Purchase	2/24/2022	$22,800	0.0%	Goldin Auctions
#LEDZEPP1	Upfront Purchase	2/24/2022	$42,000	0.0%	Goldin Auctions
#ELON1	Upfront Purchase	6/9/2022	$6,000	0.0%	Goldin Auctions
#BUFFETT1	Purchase Agreement	5/11/2022	$13,000	0.0%	Haspry Corp.
#BATMAN	Purchase Agreement	2/7/2022	$1,700,000	18.9%	Ken Goldin
#METROID	Upfront Purchase	2/24/2022	$64,800	0.0%	Goldin Auctions
#GRIFFEY3	Upfront Purchase	1/10/2022	$20,400	0.0%	Goldin Auctions

During the Current Period, the Company sold the following Collectible Asset to a related party, which is outlined in the table below.

RSE COLLECTION, LLC

Notes to Consolidated Financial Statements

Series	Underlying Asset	Date of Sale Agreement	Proceeds from Sale	Carrying Value	Gain/(loss) on Sale	Corporate Level Taxes on Gain on Sale
#93FS1	1993 Ferrari 348TS Serie Speciale	5/17/2022	$147,500	$130,000	$17,500	$1,823

Sale of Manager Interests in Series during the Prior Period

On January 1, 2021, RSE Markets, Inc. entered into a Series Interest Purchase Agreement with a third-party and sold certain membership interests in RSE Collection, LLC Series that were held by RSE Markets, Inc.

RSE COLLECTION, LLC

Notes to Consolidated Financial Statements

NOTE D -DEBT

On November 24, 2020 RSE Markets, Rally Holdings and the Company replaced its original 2019 $2.25 million demand note with a $10.0 million credit facility (the “CF”) with Upper90 Capital Management, LP. While amounts borrowed under the CF can be used to make purchases of Archive Assets to become Underlying Assets, neither the Company nor any Series is a borrower under the CF, neither is responsible for repayment of any amounts outstanding, and neither is jointly and severally liable under the CF. RSE Markets has drawn upon the CF on two separate times, November 24, 2020 and January 29, 2021 (each such date, the “Credit Date”). The CF has an interest rate of 15.00% per annum and a maturity date for each tranche of the earlier of (i) the two-year anniversary of the Credit Date of the respective tranche, and (ii) November 24, 2024 (or such earlier date on which the Loans become due and payable). The CF contains covenants and indemnification obligations that are customary for credit arrangements of this type. As of June 30, 2022, RSE Markets had $2.5 million drawn on the CF.

RSE COLLECTION, LLC

Notes to Consolidated Financial Statements

NOTE E - REVENUE, EXPENSE AND COST ALLOCATION METHODOLOGY

Overview of Revenues

No revenue models have been demonstrated at the Company or Series level and we do not expect either the Company or any of its Series to generate any revenues for some time.

Overview of Costs and Expenses

The Company distinguishes costs and expenses between those related to the purchase of a particular Underlying Asset and Operating Expenses related to the management of such an Underlying Asset.

Fees and expenses related to the purchase of an Underlying Asset include, Acquisition Expenses. Other fees are incurred upon the Closing of an Offering and include Offering Expenses, Brokerage Fees, Custody Fees and Sourcing Fees.

Within Operating Expenses, the Company distinguishes between Operating Expenses incurred prior to the Closing of an Offering and those incurred after the Closing of an Offering. Although these pre- and post- Closing Operating Expenses (as described in Note B – Summary of Significant Accounting Policies – Operating Expenses) are similar in nature and are associated with a Series, pre-Closing Operating Expenses are borne by the Manager and are not expected to be reimbursed by the Company or the economic members. Post-Closing Operating Expenses are the responsibility of each Series of Interest and may be financed through (i) revenues generated by the Series or cash reserves at the Series or (ii) contributions made by the Manager, for which the Manager does not seek reimbursement or (iii) loans by the Manager, for which the Manager may charge a rate of interest or (iv) issuance of additional Interest in a Series (at the discretion of the Manager).

Allocation Methodology

Allocation of revenues and expenses and costs will be made amongst the various Series in accordance with the Manager's allocation policy. The Manager's allocation policy requires items that are related to a specific Series to be charged to that specific Series. Items not related to a specific Series will be allocated pro rata based upon the value of the Underlying Assets or the number of Underlying Assets, as stated in the Manager’s allocation policy and as determined by the Manager. The Manager may amend its allocation policy at its sole discretion from time to time.

RSE COLLECTION, LLC

Notes to Consolidated Financial Statements

NOTE E - REVENUE, EXPENSE AND COST ALLOCATION METHODOLOGY (CONTINUED)

Allocation Methodology or Description by Category

•Revenue: No revenue models have been demonstrated at the Company or Series level and we do not expect either the Company or any of its Series to generate any revenues for some time.

•Offering Expenses: Offering Expenses, other than those related to the overall business of the Manager (as described in Note B – Summary of Significant Accounting Policies – Offering Expenses) are funded by the Manager and generally reimbursed through the Series proceeds upon the Closing of an Offering. Offering Expenses are charged to a specific Series.

•Acquisition Expenses: Acquisition Expenses (as described in Note B – Summary of Significant Accounting Policies – Capital Assets), are typically funded by the Manager, and reimbursed from the Series proceeds upon the Closing of an Offering. Unless, to the extent that certain Acquisition Expenses are anticipated prior to the Closing, but incurred after the Closing of an Offering, for example transportation fees, in which case, additional cash from the proceeds of the Offering will be retained on the Series balance sheet to cover such future anticipated Acquisition Expenses after the Closing of the Offering. Acquisition Expenses incurred are specific to and are capitalized into the cost of the Underlying Asset on the balance sheet of the Company and subsequently transferred to the Series upon Closing of the Offering for the Series Interests.

•Sourcing Fee / Losses: The Sourcing Fee is paid to the Manager from the Series proceeds upon the Closing of an Offering (as described in Note B – Summary of Significant Accounting Policies – Members’ Equity) and is charged to the specific Series. Losses incurred related to closed Offerings, due to shortfalls between proceeds from closed Offerings and costs incurred in relation to these Offerings are charged to the specific Series but are reimbursed by the Manager and accounted for as capital contributions to the Series (as described in Note B – Summary of Significant Accounting Policies – Capital Assets).

•Brokerage Fee: The Brokerage Fee is paid to the BOR from the Series proceeds upon the Closing of an Offering (as described in Note B – Summary of Significant Accounting Policies – Members’ Equity) and is charged to the specific Series.

•Custody Fee: The Custody Fee is paid to the Custodian from the Series proceeds upon the Closing of an Offering (as described in Note B – Summary of Significant Accounting Policies – Members’ Equity) and is charged to the specific Series. For the offerings for Series #77LE1, Series #69BM1, Series #85FT1, Series #88LJ1 and Series #55PS1, no custody agreement was in place prior to the close of the offerings, and therefore, no Custody Fee was due at the time of closing. Should a Custody Fee become applicable for these offerings at a later date, the costs will be borne by the Manager and the Manager will not be reimbursed. For all subsequent offerings, the Custody Fee will be paid for from the proceeds of the offering.

•Operating Expenses: Operating Expenses (as described in Note B – Summary of Significant Accounting Policies – Operating Expenses), including storage, insurance, maintenance costs, and other Series related Operating Expenses, are expensed as incurred:

oPre-Closing Operating Expenses are borne by the Manager and accounted for as capital contributions from the Manager to the Company and are not reimbursed.

oPost-Closing Operating Expenses are the responsibility of each individual Series.

oIf not directly charged to the Company or a Series, Operating Expenses are allocated as follows:

▪Insurance: based on the premium rate allocated by value of the Underlying Assets

▪Storage: based on the number of Underlying Assets in storage

▪Bookkeeping and Accounting Fees: allocated monthly across all closed Series Offerings

▪Transportation: based on the number of Underlying Assets transported

▪Marketing: based on the number of Underlying Assets marketed to potential Investors

oGains and Losses on Sale and Impairments are directly charged to the Company or a Series.

RSE COLLECTION, LLC

Notes to Consolidated Financial Statements

NOTE F - FREE CASH FLOW DISTRIBUTIONS AND MANAGEMENT FEES

Any available Free Cash Flow (as described below) of a Series of Interests shall be applied in the following order of priority, at the discretion of the Manager:

i)First, to repay any amounts outstanding under Operating Expenses Reimbursement Obligations.

ii)Second, to create such reserves for that Series as the Manager deems necessary, in its sole discretion, to meet future Operating Expenses for that Series.

iii)Thereafter, to make distributions, at least 50% of which (as described below, net of corporate income taxes applicable to such Series of Interests) shall be distributed as dividends to Investors of a particular Series, and no more than 50% of which shall be distributed to the Asset Manager in payment of the Management Fee for that Series.

“Free Cash Flow” is defined as net income (as determined under GAAP) generated by any Series of Interests plus any change in net working capital and depreciation and amortization (and any other non-cash Operating Expenses) and less any capital expenditures related to the relevant Series.

As of the end of the Current Period and Prior Period, no distributions of Free Cash Flow or Management Fees were paid by the Company or in respect of any Series, except for those Series with sale of Underlying Assets that made distributions to their members and for those Series that receive incomes from other sources such as an NFT airdrop event or NFT conference, that are recognized as investment income. The Company and certain Series that held a specific NFT at a specific date received an airdrop of either cryptocurrency or an NFT. For Series that received the NFT airdrops, the Company put a vote to the underlying Investors on whether to hold or sell the airdropped asset. For Series that voted to sell, the Series sold the asset and distributed proceeds, net of income taxes to the Investors.

NOTE G - INCOME TAX

Each Series has elected and qualifies to be taxed as a corporation under the Internal Revenue Code of 1986. The Company has elected to be treated as a partnership.

No provision for income taxes for the Current Period and Prior Period have been recorded for any individual Series as all individual Series incurred net losses, except as disclosed below for the Series that sold assets and for those Series that may receive income from other sources such as an NFT airdrop event or NFT conference, that are recognized as investment income. Each individual Series records a valuation allowance when it is more likely than not that some portion or all of the deferred tax assets primarily resulting from net operating losses will not be realized.  The Company’s net deferred tax assets are fully offset by a valuation allowance (other than for the Series designated in the table below), and therefore, no tax benefit applicable to the loss for each individual Series for the Current Period and the Prior Period have been recognized. Net operating losses incurred since inception, January 1, 2019 do not expire for federal income tax purposes.

The Series designated in the tables below have sold their primary operating asset during the Current Period and Prior Period. As a result, the Company has recorded a provision for income taxes using an effective tax rate as shown below:

Provision for income taxes in the Current Period
Series	Series #89FT1	Series #93FS1	Total
Income before provision for income taxes	$ 150,498	$ 16,375
Taxed at federal and statutory rates	21%	21%
Tax at statutory rate	31,605	3,439
Other	763	87
Reversal of valuation allowance	(1,762)	(1,653)
Provision for income taxes	$ 30,605	$ 1,873	$ 32,478

RSE COLLECTION, LLC

Notes to Consolidated Financial Statements

Provision for income taxes on Investment income in the Current Period
Series	Series #MAYC857	Series #MAYC9114	Series #WOW2221	Series #WOW6586	Total
Income before provision for income taxes	$ 5,053	$ 4,990	$ 2,819	$ 4,355
Taxed at federal and statutory rates	36.35%	36.35%	36.35%	36.35%
Tax at statutory rate	1,837	1,814	1,025	1,583
Other	-	-	-	-
Reversal of valuation allowance	-	-	-	-
Provision for income taxes	$ 1,837	$ 1,814	$ 1,025	$ 1,583	$ 6,258

Provision for income taxes in Prior Period
Series	#06FG1
Income before provision for income taxes	$53,900
Applicable federal and state statutory rates	21%
Tax at statutory rate	$11,437
Other
Reversal of valuation allowance	(1,802)
Provision for income taxes	$9,635

NOTE H - CONTINGENCIES

COVID-19

We are closely monitoring developments related to the ongoing COVID-19 pandemic; however, we do not believe that the outbreak has materially impacted our business, results of operations or financial condition.

Government Regulation

Claims arising out of actual or alleged violations of law, including certain matters currently under investigation by the Security and Exchange Commission, could be asserted against the Company or its affiliates by individuals or governmental authorities and could expose the Company, its affiliates or each Series to significant damages or other penalties, including revocation or suspension of the licenses necessary to conduct business and fines.

RSE COLLECTION, LLC

Notes to Consolidated Financial Statements

NOTE I - SUBSEQUENT EVENTS

Subsequent Offerings

The table below shows all Offerings, which have closed after the date of the financial statements through the date of this filing:

Series	Underlying Asset	Maximum Offering Size	Closing Date
#GAMEBOY	1989 Factory Sealed Nintendo Game Boy graded VGA 85	$22,500	7/25/2022
#CROESUS	561-546 BC First Gold Coin graded NGC CH XF	$64,000	8/1/2022
#SACHS1	Tom Sachs Rocket Factory "Gamechanger" NFT with USPS Brand	$26,500	8/1/2022
#32RUTH	1932 Babe Ruth Called Shot Ticket Stub graded PSA 6	$95,000	8/1/2022
#ELON1	Elon Musk Signed Dollar Bill authenticated by PSA	$7,500	8/1/2022
#105.ETH	the 105.eth ENS Domain	$40,000	8/19/2022
#R2D2	1977 Star Wars Dark Blue Dome R2-D2 Action Figure graded CAS 85	$10,000	8/19/2022
#VADER	1977 Star Wars Unpunched Darth Vader Action Figure graded CAS 85	$7,500	8/19/2022
#WARHOL2	1969 Oyster Stew Campbell’s Soup II Signed and Stamp-Numbered Andy Warhol Print	$65,000	8/19/2022
#JEKYLL	1886 First Edition copy of Strange Case of Dr Jekyll and Mr Hyde by Robert Stevenson	$20,000	8/26/2022
#BUFFETT1	2000 Annual Berkshire Hathaway Inc. Shareholders Meeting Guide Signed by Warren Buffett	$15,000	8/26/2022
#DRACULA10	1973 Tomb of Dracula #10 Comic Book published by Marvel graded CGC 9.8	$40,000	8/26/2022
#PAPPY1	Collection of 10, 12, 13, 15, 20, and 23 Year Old Pappy Van Winkle Bourbon	$14,000	8/26/2022
#1857COIN	1857-S $20 Coin Salvaged from the SS Central America graded PCGS MS66	$25,000	8/26/2022

The Company expects to launch and close additional offerings throughout the remainder of the year and beyond.

RSE COLLECTION, LLC

Notes to Consolidated Financial Statements

Asset Dispositions Subsequent to the Current Period

Series	Underlying Asset	Date of Sale Agreement	Total Sale Price	Initial Purchase Price	Carrying Value	Gain/(Loss) on Sale	Corporate Level Taxes on Gain on Sale	Sales Tax Remittance to the State of New York	Total Initial Offering Price / Per Interest	Total Distribution to Investors / Per Interest
#89FG2	1989 Ferrari 328 GTS	8/18/2022	$180,000	$118,500	$119,562	$60,438	$10,954	-	$127,500 / $75.00	$172,278 / $101.34
#89PS1	1989 Porsche 911 Speedster	7/20/2022	$245,000	$160,000	$160,000	$85,000	$15,135	-	$165,000 / $82.50	$231,080 / $115.54

(1)Asset sold prior to Series closing

Other Events

On July 21, 2022, Interest holders in the related Series, as expressed by the nonbinding voting result of a poll of such Interest holders on the question whether to launch the rocket associated with Series #SACHS1’s Underlying Asset, the Tom Sachs Rocket Factory “Gamechanger” NFT with USPS Brand, determined to launch the rocket. Since the rocket survived the launch, the Company will receive the physical rocket associated with the NFT on behalf of the Series Interest holders.

EXHIBIT INDEX

Exhibit 2.1 – Certificate of Formation for RSE Collection, LLC (1)

Exhibit 2.2 – Fifth Amended and Restated Limited Liability Company Agreement of RSE Collection, LLC (4)

Exhibit 2.3 – Certificate of Formation for RSE Collection Manager, LLC (3)

Exhibit 2.4 – Limited Liability Company Agreement of RSE Collection Manager, LLC (4)

Exhibit 3.1 – Amended and Restated Standard Form of Series Designation (3)

Exhibit 4.1 – Standard Form of Subscription Agreement (9)

Exhibit 6.1 – Amended and Restated Standard Form of Asset Management Agreement (4)

Exhibit 6.2 – Amended and Restated Broker of Record Agreement (5)

Exhibit 6.3 – Amended and Restated Upper90 Secured Demand Promissory Term Note (2)

Exhibit 6.4 – Upper90 Credit and Guaranty Agreement (3)

Exhibit 6.5 – Standard Form Bill of Sale (3)

Exhibit 6.6 – Standard Form Purchase Agreement (4)

Exhibit 6.7 – NCPS PPEX ATS Company Agreement (4)

Exhibit 6.8 – Executing Broker Secondary Market Transactions Engagement Letter (4)

Exhibit 6.9 – Executing Broker Tools License Agreement (4)

Exhibit 6.10 – Amended and Restated Transfer Agent Agreement (19)

Exhibit 6.11 – NCIT Software and Services License Agreement (6)

Exhibit 6.12 – Form of Assignment and Assumption Agreement (7)

Exhibit 6.13 – Standard Form #2 Purchase Agreement (8)

Exhibit 6.14 – Standard Form Purchase Option Agreement (10)

Exhibit 6.15 – Standard Form Consignment Agreement (10)

Exhibit 6.16 – Purchase Agreement in respect of Series #BATMAN1 (10)

Exhibit 6.17 – Form #2 of Assignment and Assumption Agreement (14)

Exhibit 6.20 – Purchase Agreement in respect of Series #BUFFETT1 (18)

Exhibit 6.21 – Purchase Agreement in respect of Series #CRASH (18)

Exhibit 6.22 – Purchase Agreement in respect of Series #39AA (18)

Exhibit 6.23 – Purchase Agreement in respect of Series #105.ETH (18)

Exhibit 6.24 – Purchase Agreement in respect of Series #GBOYCOLOR (19)

Exhibit 6.25 – Purchase Agreement in respect of Series #R2D2 (19)

Exhibit 6.26 – Purchase Agreement in respect of Series #VADER (19)

Exhibit 6.27 – Purchase Agreement in respect of Series #1857COIN (19)

Exhibit 6.29 – Purchase Agreement in respect of Series #WARHOL2 (19)

Exhibit 6.30 – Asset Purchase Agreement in respect of Series #93FS1 (19)

Exhibit 6.31 – Purchase Agreement in respect of Series #PAPPY1 (21)

Exhibit 6.32 – Purchase Agreement in respect of Series #ANDYPELE (21)

Exhibit 6.33 – Purchase Agreement in respect of Series #POPEBALL (21)

Exhibit 6.34 – Purchase Agreement in respect of Series #JETFIRE (21)

Exhibit 6.35 – Purchase Agreement in respect of Series #JEKYLL (21)

Exhibit 6.36 – Purchase Agreement in respect of Series #RABBIT (21)

Exhibit 6.37 – Purchase Agreement in respect of Series #35MICKEY (21)

Exhibit 6.38 – Purchase Agreement in respect of Series #RASPUTIN (21)

Exhibit 6.39 – Purchase Agreement in respect of Series #SCARFACE (21)

Exhibit 6.40 – Purchase Agreement in respect of Series #METROID (21)

Exhibit 6.41 – Purchase Agreement in respect of Series #GIJOE2 (22)

Exhibit 6.42 – Purchase Agreement in respect of Series #BOBAFETT (22)

Exhibit 6.43 – Purchase Agreement in respect of Series #THANOS (22)

Exhibit 6.44 – Purchase Agreement in respect of Series #GALACTUS (22)

Exhibit 8.1 – Amended and Restated Subscription Escrow Agreement (9)

Exhibit 8.2 – Amended and Restated Custody Agreement (19)

(1)Previously filed as an Exhibit to the Company’s Offering Statement on Form 1-A filed with the Commission on June 30, 2017

III-1

(2)Previously filed as an Exhibit to the Company’s Annual Report on Form 1-K filed with the Commission on April 29, 2020.

(3)Previously filed as an Exhibit to the Company’s Post-Qualification Amendment No. 25 to its Form 1-A filed with the Commission on March 29, 2021.

(4)Previously filed as an Exhibit to the Company’s Form 1-A filed with the Commission on July 14, 2021.

(5)Previously filed as an Exhibit to the Company’s Pre-Qualification Amendment No. 1 to its Form 1-A filed with the Commission on October 12, 2021.

(6)Previously filed as an Exhibit to the Company’s Post-Qualification Amendment No. 1 to its Form 1-A filed with the Commission on November 17, 2021.

(7)Previously filed as an Exhibit to the Company’s Post-Qualification Amendment No. 2 to its Form 1-A filed with the Commission on November 24, 2021.

(8)Previously filed as an Exhibit to the Company’s Post-Qualification Amendment No. 3 to its Form 1-A filed with the Commission on November 24, 2021.

(9)Previously filed as an Exhibit to the Company’s Post-Qualification Amendment No. 5 to its Form 1-A filed with the Commission on December 8, 2021.

(10)Previously filed as an Exhibit to the Company’s Post-Qualification Amendment No. 7 to its Form 1-A filed with the Commission on February 11, 2022.

(11)Previously filed as an Exhibit to the Company’s Post-Qualification Amendment No. 8 to its Form 1-A filed with the Commission on February 25, 2022.

(12)Previously filed as an Exhibit to the Company’s Post-Qualification Amendment No. 12 to its Form 1-A filed with the Commission on March 21, 2022.

(13)Previously filed as an Exhibit to the Company’s Post-Qualification Amendment No. 14 to its Form 1-A filed with the Commission on March 23, 2022.

(14)Previously filed as an Exhibit to the Company’s Post-Qualification Amendment No. 15 to its Form 1-A filed with the Commission on April 13, 2022.

(15)Previously filed as an Exhibit to the Company’s Post-Qualification Amendment No. 16 to its Form 1-A filed with the Commission on April 13, 2022.

(16)Previously filed as an Exhibit to the Company’s Post-Qualification Amendment No. 18 to its Form 1-A filed with the Commission on April 27, 2022.

(17)Previously filed as an Exhibit to the Company’s Post-Qualification Amendment No. 19 to its Form 1-A filed with the Commission on April 29, 2022.

(18)Previously filed as an Exhibit to the Company’s Post-Qualification Amendment No. 20 to its Form 1-A filed with the Commission on May 18, 2022.

(19)Previously filed as an Exhibit to the Company’s Post-Qualification Amendment No. 21 to its Form 1-A filed with the Commission on June 22, 2022.

(20)Previously filed as an Exhibit to the Company’s Post-Qualification Amendment No. 22 to its Form 1-A filed with the Commission on July 22, 2022.

(21)Previously filed as an Exhibit to the Company’s Post-Qualification Amendment No. 23 to its Form 1-A filed with the Commission on August 11, 2022.

(22)Previously filed as an Exhibit to the Company’s Post-Qualification Amendment No. 24 to its Form 1-A filed with the Commission on August 11, 2022.

III-1

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

RSE COLLECTION, LLC

By: RSE Collection Manager, LLC, its managing member

    By: Rally Holdings LLC, its sole member

By: RSE Markets, Inc., its sole member

    By: /s/ George J. Leimer

    Name: George J. Leimer

    Title: Chief Executive Officer

    Date: September 27, 2022

Pursuant to the requirements of Regulation A, this report has been signed below by the following persons on behalf of the issuer and in the capacities and on the dates indicated.

Signature	Title	Date
/s/ George J. Leimer Name: George J. Leimer	Chief Executive Officer of RSE Markets, Inc. (Principal Executive Officer)	September 27, 2022

/s/ Maximilian F. Niederste-Ostholt Name: Maximilian F. Niederste-Ostholt	Chief Financial Officer of RSE Markets, Inc. (Principal Financial Officer and Principal Accounting Officer)	September 27, 2022
RSE COLLECTION MANAGER, LLC By: Rally Holdings LLC, its sole member By: RSE Markets, Inc., its sole member By: /s/ George J. Leimer Name: George J. Leimer Title: Chief Executive Officer	Managing Member	September 27, 2022